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As filed with the Securities and Exchange Commission on January 24, 2003

Registration No. 333-102111

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENERAL ELECTRIC COMPANY
(Exact name of co-registrants as specified in their charters)

New York (State of Incorporation)	3724 (Primary Standard Industrial Classification Code Number)	14-0689340 (I.R.S. Employer Identification No.)

3135 Easton Turnpike
Fairfield, Connecticut 06828-1077
(203) 373-2211
(Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

Robert E. Healing, Esq.
3135 Easton Turnpike
Fairfield, Connecticut 06828-1077
(203) 373-2243
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Stephen M. Wiseman King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036-4003 (212) 556-2100	John G. Finley Simpson Thacher & Bartlett 425 Lexington Avenue New York, New York 10017-3954 (212) 455-2000

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement is declared effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

Osmonics, Inc. Proxy Statement	General Electric Company Prospectus

Dear Osmonics Shareholder:

        On November 2, 2002 the board of directors of Osmonics, Inc. approved a merger agreement authorizing the merger of Osmonics with and into a wholly owned subsidiary of General Electric Company. As a result of the merger, GE will acquire Osmonics. We are sending you this proxy statement/prospectus to ask you to vote on the adoption of a merger agreement and the merger with GE.

        If the merger is completed, each Osmonics common share you hold will be exchanged for a fraction of a share of GE common stock having a market value of approximately $17.00, determined during a pre-closing measurement period. You may elect to receive $17.00 in cash per share instead of GE shares, subject to proration so that the total cash paid does not exceed 55% of the total merger consideration.

        GE and Osmonics common shares are both listed on the New York Stock Exchange. GE is listed under the trading symbol "GE" and Osmonics is listed under the trading symbol "OSM". On January 23, 2003, the closing price of a share of GE common stock was $23.95.

        We will hold a special meeting of our shareholders to consider and vote on the merger agreement and the merger. Only Osmonics shareholders who hold their Osmonics shares at the close of business on January 23, 2003, the record date for the special meeting, will be entitled to vote at the special meeting.

        Your vote is very important.    Your board of directors has determined that the merger agreement and the merger are advisable, fair and in the best interests of Osmonics and its shareholders and recommends that you vote "FOR" adoption of the merger agreement and the merger. The merger cannot be completed unless the holders of a majority of the outstanding shares of Osmonics common stock vote to adopt the merger agreement. Whether or not you plan to attend the special meeting, please take the time to vote by submitting a valid proxy promptly. If your shares of Osmonics common stock are registered in your own name, you may submit your proxy by completing and mailing the enclosed proxy card to Osmonics. If your shares are held in "street name" you should follow the directions your broker or bank provides. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and the merger. If you fail to submit your proxy, the effect will be a vote against the merger agreement and the merger. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person should you decide to do so. Granting your proxy will impact your dissenters' rights as discussed in this proxy statement/prospectus under the caption "The Merger—Dissenters' Rights."

        This proxy statement/prospectus provides you with detailed information about the proposed merger. You may obtain additional information about us and GE from documents we and GE have filed with the Securities and Exchange Commission. See "Where You Can Find More Information." We encourage you to read this entire document carefully.

D. Dean Spatz Chief Executive Officer and Chairman of the Board of Directors

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common shares to be issued by GE under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

        This proxy statement/prospectus is dated January 24, 2003, and is being first mailed to shareholders on or about January 27, 2003.

CORPORATE HEADQUARTERS
5951 Clearwater Drive Minnetonka, MN 55343-8995 USA

Osmonics, Inc.

Notice of Special Meeting of Shareholders

February 26, 2003

To the Shareholders of Osmonics, Inc.

        A special meeting of shareholders of Osmonics, Inc. will be held at the corporate offices of Osmonics, 5951 Clearwater Drive, Minnetonka, Minnesota 55343 on February 26, 2003 at 10:00 a.m. local time, and at any adjournments thereof, to consider and act upon the following matters:

          1.    To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 3, 2002, by and among Osmonics, General Electric Company, a New York corporation, and Oasis Acquisition, Inc., a Minnesota corporation and a direct, wholly owned subsidiary of GE, and the merger contemplated thereby, pursuant to which Osmonics will merge with and into Oasis Acquisition, with Oasis Acquisition surviving the transaction. As a result of the merger, each outstanding share of Osmonics common stock (other than any shares owned by Osmonics, GE, or any of their respective wholly owned subsidiaries and any dissenting shares) will be converted into the right to receive a fraction of a share of GE common stock having a market value of approximately $17.00, determined during a pre-closing measurement period. Shareholders may elect to receive $17.00 in cash per share instead of GE shares, subject to proration so that the total cash paid does not exceed 55% of the total merger consideration.

          2.    To transact such other business as may properly come before the meeting or any adjournments thereof.

        The board of directors has fixed the close of business on January 23, 2003, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting. Therefore, only shareholders of record on January 23, 2003 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        The accompanying proxy statement/prospectus describes the terms and conditions of the merger agreement and includes, as Annex A, a complete text of the merger agreement. We urge you to read the enclosed materials carefully for a complete description of the merger. The accompanying proxy statement/prospectus forms a part of this notice. You are cordially invited to attend the special meeting. Your proxy is being solicited by Osmonics' board of directors. Even if you plan to attend the special meeting, we urge you to submit a valid proxy promptly. If your shares of Osmonics common stock are registered in your own name, you may submit your proxy by signing, dating and returning the proxy, in the enclosed envelope, which requires no postage if mailed in the United States. If your shares are held in "street name" you should follow the directions your broker or bank provides.

        The merger agreement must be approved by the holders of a majority of the outstanding shares of Osmonics common stock.

        Your vote is very important. We urge you to review the enclosed materials and return your proxy card. Your board of directors recommends that shareholders vote for the adoption of the merger agreement and the merger.

By Order of the Board of Directors:

Ruth Carol Spatz
Secretary
January 24, 2003

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about General Electric Company and Osmonics, Inc. from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing, by telephone or by e-mail from the appropriate company at the following addresses:

Osmonics, Inc. Investor Relations	General Electric Company Investor Relations
5951 Clearwater Drive	3135 Easton Turnpike
Minnetonka, MN 55343-8990	Fairfield, CT 06828-1077
Telephone: (952) 933-2277	Telephone: (203) 373-2816
e-mail: generalinvestor@osmonics.com	e-mail: pauline.berardi@corporate.ge.com

        If you would like to request any documents, please do so by February 19, 2003 in order to receive them before the special meeting.

        See "Where You Can Find More Information" for more information about the documents referred to in this proxy statement/prospectus.

i

ii

Anticipated Accounting Treatment	40
Material United States Federal Income Tax Consequences	40
Dissenters' Rights	42
THE MERGER AGREEMENT	46
Form of the Merger	46
Merger Consideration	46
Effective Time	48
Treatment of Stock Options	48
Representations and Warranties	48
Covenants and Agreements	50
Regulatory Approvals	53
Conditions to the Merger	54
Termination	55
Effect of Termination	55
Fees	55
Amendment and Waiver	56
COMPARATIVE RIGHTS OF GE AND OSMONICS SHAREHOLDERS	57
DESCRIPTION OF GE'S CAPITAL STOCK	66
General	66
Transfer Agent and Registrar	66
STOCK EXCHANGE LISTING	66
EXPERTS	66
LEGAL MATTERS	66
SHAREHOLDER PROPOSALS	67
WHERE YOU CAN FIND MORE INFORMATION	67
GE filings with the SEC	67
Osmonics filings with the SEC	68
SPECIAL NOTE CONCERNING FORWARD LOOKING STATEMENTS	70
Annex A—	Agreement and Plan of Merger by and among General Electric Company, Oasis Acquisition, Inc. and Osmonics, Inc. dated as of November 3, 2002	A-1
Annex B—	Opinion of Goldman, Sachs & Co.	B-1
Annex C—	Section 302A.471 and Section 302A.473 of the Minnesota Business Corporation Act	C-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1:
What is the proposed transaction for which I am being asked to vote?

A1:
You are being asked to vote to adopt an agreement and plan of merger among General Electric Company, Oasis Acquisition, Inc., and Osmonics and the merger contemplated thereby. In this proxy statement/prospectus, we refer to the agreement and plan of merger as the "merger agreement." In the merger, Osmonics will be merged into Oasis Acquisition, a newly formed, wholly owned subsidiary of GE. After the merger, Oasis Acquisition will be the surviving corporation and will remain a wholly owned subsidiary of GE.

Q2:
What will I receive in exchange for my Osmonics stock in the merger?

A2:
In the merger each share of your Osmonics common stock will be exchanged for a fraction of a share of GE common stock having a market value of approximately $17.00, unless you elect to receive cash as discussed below. In this proxy statement/prospectus, we refer to the fraction of GE common stock to be issued for each share of Osmonics common stock as the "exchange ratio." The exchange ratio will be determined by dividing $17.00 by the average of the volume weighted sales price per share of GE common stock on the New York Stock Exchange for the ten consecutive full trading days ending on the third trading day prior to the effective time of the merger. You will not receive any fractional shares of GE common stock. Instead of any fractional shares, you will be paid cash for such fraction based on the closing price of GE common stock on the trading day immediately preceding the effective time of the merger.

  For example, if the average per share price of GE common stock for the ten day valuation period is $23.95, which was the closing price of GE common stock on the New York Stock Exchange on January 23, 2003, an Osmonics shareholder owning 1000 shares of Osmonics common stock would receive 709 shares of GE common stock, plus cash instead of fractional shares. If the closing price of GE common stock on the trading day immediately preceding the effective time of the merger is also equal to $23.95, the amount of cash paid in lieu of the fractional shares in this example would equal $19.45.

  You may elect to receive $17.00 in cash rather than GE common stock for all or any portion of your Osmonics stock. However, the total cash consideration you may receive in exchange for your Osmonics shares is subject to a pro rata reduction if the aggregate number of shares for which cash elections are made, for which dissenters' rights are perfected and that are owned by GE or Oasis Acquisition exceeds 55% of the outstanding shares of Osmonics common stock. A pro rata reduction in the cash consideration you may receive will also be made if the aggregate cash consideration payable to shareholders who have elected cash plus $17.00 multiplied by the sum of the number of shares of Osmonics common stock for which dissenters' rights have been perfected and the number of shares of Osmonics common stock that are owned by GE or Oasis Acquisition exceeds 55% of the fair market value, as of the date of the merger, of the aggregate cash and stock consideration payable in the merger, or if a reduction is otherwise necessary to allow GE's and Osmonics' outside legal counsel to deliver their opinions as to the qualification of the merger as a "reorganization" under Section 368(a) of the Internal Revenue Code.

Q3:
What happens if the aggregate number of shares for which cash elections are made, for which dissenters' rights are perfected and that are owned by GE or Oasis Acquisition exceeds 55% of the outstanding shares of Osmonics common stock? What effect would that have on me if I elected to receive cash for my Osmonics shares?

A3:
Under the merger agreement, GE cannot pay cash for more than 55% of the shares of Osmonics common stock outstanding immediately prior to the effective time of the merger, including shares owned by Osmonics shareholders that have perfected their dissenters' rights and shares owned by GE or Oasis Acquisition. If the aggregate number of shares for which cash elections are made, for which dissenters' rights are perfected and that are owned by GE or Oasis Acquisition exceeds 55% of the outstanding shares of Osmonics common stock, then all shares of Osmonics common stock for which cash elections are made will be exchanged on a pro rata basis for a combination of cash and GE common stock so that the total number of Osmonics shares exchanged for cash (when combined with the total number of shares of Osmonics common stock for which dissenters' rights have been perfected and that are owned by GE or Oasis Acquisition) does not, in the aggregate, exceed 55% of the outstanding shares of Osmonics common stock.

  This means that there can be no assurance that you will receive 100% of the merger consideration in the form of cash for all shares of Osmonics common stock for which you properly deliver an election form.

  For example, if you own 1000 shares of Osmonics common stock, you elect to receive all of your merger consideration in cash, but shares for which cash elections are made, for which dissenters' rights are perfected or that are owned by GE or Oasis Acquisition equal 75% of the outstanding shares of Osmonics common stock, you will receive $12,461 in cash for 733 shares of your Osmonics common stock. The remaining 267 shares of your Osmonics common stock will be converted into GE common stock based on the exchange ratio. The example in the preceding question demonstrates the conversion of the remaining shares of Osmonics common stock into GE common stock.

Q4:
How do I make a cash election?

A4:
If your shares of Osmonics common stock are registered in your own name, complete and sign the enclosed cash election form and send it to Wells Fargo Shareowner Services, the exchange agent for the merger, together with the stock certificates representing the shares you wish to exchange for cash, properly endorsed for transfer, a book entry transfer of shares or a guarantee of delivery as described on the cash election form.

  If your shares of Osmonics common stock are held in "street name," you must follow the instructions your broker or bank provides.

Q5:
Is there a deadline for making a cash election?

A5:
Yes. Your cash election form must be received by the exchange agent not later than 5:00 p.m. eastern time on the day of the special meeting. However, if the closing of the merger will occur more than four business days after the special meeting this deadline will be extended until two business days before the closing date and GE will publicly announce the closing date by press release at least five business days before the closing date.

Q6:
If I elect to receive cash, can I revoke that election and, if so, how?

A6:
If your shares of Osmonics common stock are registered in your own name, you may revoke any cash election form by submitting a written notice of revocation to the exchange agent at the address shown on the cash election form. The notice of revocation must be received by the exchange agent not later than the deadline for the submission of cash election forms discussed in the preceding question. After the deadline for submission of cash election forms, you may not revoke any elections you have made.

  If your shares of Osmonics common stock are held in "street name," you must follow the instructions your broker or bank provides.

Q7:
Can I make a partial election?

A7:
Yes. The cash election form provides for an election to be made for cash for all or any portion of your shares of Osmonics common stock.

Q8:
What if I do not send a cash election form or it is not received?

A8:
If the exchange agent does not receive a properly completed cash election form from you before the deadline, together with the stock certificates representing the shares you wish to exchange for cash, properly endorsed for transfer, a book entry transfer of shares or a guarantee of delivery as described on the cash election form, each share of your Osmonics common stock will be exchanged for a fraction of GE common stock based on the exchange ratio. You bear the risk of delivery and should send any cash election form by courier or by hand to the appropriate addresses shown in the cash election form.

Q9:
How will I know what the actual exchange ratio is?

A9:
GE will issue a press release prior to the special meeting that will disclose the exchange ratio assuming that the closing of the merger occurs on the business day immediately following the special meeting. If the closing of the merger is delayed for any reason, then the exchange ratio could change. Additionally, you can call toll free (877) 456-3488 to receive hypothetical information about the exchange ratio updated as of the week of your call.

Q10:
What are the U.S. federal income tax consequences of the merger to Osmonics shareholders?

A10:
Assuming that the merger is completed as currently contemplated, you will not recognize any gain or loss for U.S. federal income tax purposes if you exchange your Osmonics shares solely for GE shares in the merger, except with respect to cash received in lieu of a fractional GE share. You will recognize gain or loss if you exchange your Osmonics shares solely for cash in the merger. You will recognize gain, but not loss, if you exchange your Osmonics shares for a combination of GE shares and cash, but not in excess of the cash you receive in the merger. The tax consequences to you of the transaction will depend on your particular facts and circumstances and the form of merger consideration you receive. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q11:
Am I entitled to dissenters' rights?

A11:
Yes. If you wish, you may dissent from the merger agreement and obtain a cash payment for the fair value of your shares. To exercise dissenters' rights, you must not vote in favor of the adoption of the merger and the merger agreement, and you must strictly comply with all of the applicable requirements of Minnesota law summarized under the heading "The Merger—Dissenters' Rights." The fair value of your shares, as determined by a court, may be more or less than the consideration to be paid in the merger.

  We have included a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act as Annex C to this proxy statement/prospectus.

Q12:
When and where is the special meeting?

A12:
The Osmonics special meeting is scheduled to take place on February 26, 2003 at 10:00 a.m., local time, at the corporate offices of Osmonics, 5951 Clearwater Drive, Minnetonka, Minnesota 55343.

Q13:
What vote is required for approval?

A13:
The merger agreement and the merger must be adopted by a majority of the outstanding shares of Osmonics common stock. Therefore, if you abstain or fail to vote, it will be the same as voting against the merger. You are entitled to vote on the merger if you held Osmonics common stock at the close of business on the record date, which is January 23, 2003. On that date, approximately 14,850,505 shares of

  Osmonics common stock were outstanding and entitled to vote.

Q14:
When do you expect the merger to be completed?

A14:
We expect to complete the merger promptly after we receive Osmonics shareholder approval at the special meeting and after we receive all necessary regulatory approvals. We currently expect this to occur during the first quarter of 2003. Fulfilling some of the conditions to closing the merger, such as receiving certain governmental clearances or approvals, is not entirely within our control. If all the conditions to completion of the merger are not fulfilled during the first quarter of 2003, we expect to complete the merger as quickly as practicable once the conditions are fulfilled.

Q15:
If my shares are held in "street name" by my broker or bank, will my broker or bank vote my shares for me?

A15:
You should instruct your broker or bank to vote your shares by following the instructions your broker or bank provides. If you do not instruct your broker or bank, they will generally not have the discretion to vote your shares without your instructions. Because the proposals in this proxy statement/prospectus require an affirmative vote of a majority of the outstanding shares of Osmonics common stock for approval, these "broker non-votes" have the same effect as votes cast against the merger agreement.

Q16:
What do I need to do now?

A16:
After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy as soon as possible so that your shares may be voted at the special meeting. If your shares of Osmonics common stock are registered in your own name you may submit your proxy by filling out and signing the proxy card, and then mailing your signed proxy card in the enclosed envelope.

  If your shares are held in "street name" you should follow the directions your broker or bank provides.

  Your proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted FOR the adoption of the merger agreement. If you do not vote or if you abstain, the effect will be a vote against the merger and the merger agreement. Your vote is very important.

Q17:
May I change my vote after I have mailed my signed proxy card?

A17:
You may change your vote at any time before your proxy is voted at the special meeting. If your shares of Osmonics common stock are registered in your own name, you can do this in one of three ways. First, you can send a written notice stating that you want to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to:

    Osmonics, Inc.
    c/o Wells Fargo Shareowner Services
    Attention: Proxy Department
    161 North Concord Exchange
    South St. Paul, MN 55075

  Third, you can attend the Osmonics special meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must vote at the meeting.

  If you have instructed a broker or bank to vote your shares, you must follow the directions you received from your broker or bank to change your vote.

Q18:
If I plan to attend the Osmonics special meeting in person, should I still grant my proxy?

A18:
Yes. Whether or not you plan to attend the special meeting, you should grant your proxy as described above. The failure of an

  Osmonics shareholder to vote in person or by proxy will have the same effect as a vote against the adoption of the merger agreement and the merger.

Q19:
Should I send in my stock certificates now?

A19:
If you are not making a cash election and are not completing a cash election form, you should not send your stock certificates. After the merger is completed, you will receive written instructions for exchanging your stock certificates.

  If you are making a cash election, you must submit the stock certificates representing the shares you wish to exchange for cash, properly endorsed for transfer, a book entry transfer of shares or a guarantee of delivery as described on the cash election form.

Q20:
What does Osmonics' board of directors recommend?

A20:
Osmonics' board of directors has determined that the proposed merger is advisable, fair to and in the best interests of Osmonics and its shareholders and recommends that you vote FOR the proposal to adopt the merger agreement and the merger.

Q21:
Was the Osmonics' board of directors' recommendation unanimous?

A21:
No. Dean Spatz and Carol Spatz abstained from the board vote on the merger agreement.

Q22:
Will Osmonics continue as a public company?

A22:
No. If the merger occurs, Osmonics will no longer be publicly owned.

Q23:
Is GE's financial condition relevant to my decision to vote in favor of the transaction?

A23:
Yes. Even if you elect to receive only cash for your Osmonics common stock, because of the proration limitations discussed above, it is possible that you will receive GE common stock in the merger. Therefore, you should consider GE's financial condition before you vote. In considering GE's financial condition, you should review the documents incorporated by reference in this proxy statement/prospectus because they contain detailed business, financial and other information about GE.

Q24:
Who can help answer my questions?

A24:
If you have any questions about the merger, need assistance in voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Innisfree M&A Incorporated toll free at (888) 750-5834.

SUMMARY

        This summary is not intended to be complete and is qualified in all respects by the more detailed information appearing elsewhere in this proxy statement/prospectus. The terms "Osmonics" and the "Company" refer to Osmonics, Inc. and its subsidiaries, unless otherwise stated or indicated by the context. Shareholders are urged to review carefully the entire proxy statement/prospectus.

The Companies

General Electric Company

General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06828-1077
(203) 373-2211

        GE, a New York corporation, is one of the largest and most diversified industrial corporations in the world. GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity since its incorporation in 1892. Over the years, GE has developed or acquired new technologies or services that have broadened considerably the scope of its activities.

        GE's products include: major appliances; lighting products; industrial automation products; medical diagnostic imaging equipment; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; and engineered materials, such as plastics, silicones and superabrasive industrial diamonds.

        GE's services include: product services; electrical product supply houses and electrical apparatus installation, engineering, and repair and rebuilding services. Through its affiliate, the National Broadcasting Company, Inc., GE delivers network television services, operates television stations, and provides broadcast, cable, internet and multimedia programming and distribution services. Through another affiliate, General Electric Capital Services, Inc., GE offers a broad array of financial and other services, including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, mortgage services, consumer savings and insurance services, and specialty insurance and reinsurance.

Oasis Acquisition

Oasis Acquisition, Inc.
3135 Easton Turnpike
Fairfield, Connecticut 06828-1077
(203) 373-2211

        Oasis Acquisition, Inc. is a Minnesota corporation and a wholly owned subsidiary of GE. Oasis Acquisition, Inc. was incorporated on October 28, 2002 solely for the purposes of effecting the merger with Osmonics. It has not carried on any activities other than in connection with the merger agreement.

        Following the merger, Oasis Acquisition, Inc. will continue the business of Osmonics.

Osmonics

Osmonics, Inc.
5951 Clearwater Drive
Minnetonka, Minnesota 55343-8990
(952) 933-2277

        Osmonics, a Minnesota corporation, is a leading developer, manufacturer and worldwide marketer of high-technology water purification and fluid filtration, fluid separation, and fluid handling equipment, as well as replaceable components used in purification, filtration, and separation equipment. These products are used by a broad range of consumer, industrial, commercial, and institutional customers. Osmonics, with worldwide employment exceeding 1,200, reported sales of $207 million in 2001. Osmonics consists of three major businesses: the Filtration and Separations Group, the Process Water Group and the Household Water Group. The Filtration and Separations Group supplies filtration and separation products for customers in the food and beverage, dairy, semiconductor, industrial and petrochemical businesses. The Process Water Group offers standard and custom-designed reverse osmosis water purification systems and components for beverage, health care, industrial, power and municipal markets. The Household Water Group provides point-of-use filtration and purification and point-of-entry control valve products for the residential and commercial markets.

What You Will Receive in the Merger (page 46)

        The merger agreement provides that each share of Osmonics common stock issued and outstanding immediately prior to the effective time of the merger (other than Osmonics common stock owned by Osmonics or GE and other than Osmonics common stock as to which dissenters' rights have been properly perfected) will be converted into the right to receive the number of shares of GE common stock determined by dividing $17.00 by the average of the volume weighted sales prices per share of GE common stock on the NYSE for the ten consecutive full trading days ending on the third trading day immediately preceding, but not including, the effective time of the merger. Each Osmonics shareholder may elect to receive $17.00 in cash rather than GE common stock for all or any portion of the Osmonics shares owned by such shareholder. Under the merger agreement, however, GE cannot pay cash for more than 55% of the shares of Osmonics common stock outstanding immediately prior to the effective time of the merger, including shares owned by Osmonics shareholders that have perfected their dissenters' rights and shares owned by GE or Oasis Acquisition. If the aggregate number of shares for which cash elections are made, for which dissenters' rights are perfected and that are owned by GE or Oasis Acquisition exceeds 55% of the outstanding shares of Osmonics common stock, then all shares of Osmonics common stock for which cash elections are made will be exchanged on a pro rata basis for a combination of cash and GE common stock so that the total number of Osmonics shares exchanged for cash (when combined with the total number of shares of Osmonics common stock for which dissenters' rights have been perfected and that are owned by GE or Oasis Acquisition) does not, in the aggregate, exceed 55% of the outstanding shares of Osmonics common stock. A pro rata reduction in the cash consideration paid to Osmonics shareholders electing cash will also be made if the aggregate cash consideration payable to shareholders who have elected cash plus $17.00 multiplied by the sum of the number of shares of Osmonics common stock for which dissenters' rights have been perfected and the number of shares of Osmonics common stock that are owned by GE or Oasis Acquisition exceeds 55% of the fair market value, as of the date of the merger, of the aggregate cash and stock consideration payable in the merger, or if a reduction is otherwise necessary to allow GE's and Osmonics' outside legal counsel to deliver their opinions as to the qualification of the merger as a "reorganization" under Section 368(a) of the Internal Revenue Code.

        If you wish to elect to receive cash for any or all of your Osmonics shares and your Osmonics shares are registered in your own name, you must fill out and return to the exchange agent the cash election form included with this proxy statement/prospectus, together with the stock certificates representing the shares you wish to exchange for cash, properly endorsed for transfer, a book entry transfer of shares or a guarantee of delivery, as described on the cash election form.

        The cash election form and related stock certificates or other documentation must be received by the exchange agent not later than 5:00 p.m. eastern time on the date of the special meeting. If the closing of the merger will occur more than four business days after the special meeting, this deadline will be extended until two business days before the closing date and GE will publicly announce the closing date by press release at least five business days in advance.

        If you wish to elect to receive cash for your Osmonics shares and your Osmonics shares are held in "street name," you must follow the instructions your broker or bank provides.

The Special Meeting (page 17)

        The Osmonics special meeting will take place at the offices of Osmonics at 5951 Clearwater Drive, Minnetonka, Minnesota 55343 on February 26, 2003 at 10:00 a.m., local time. At the special meeting, the holders of Osmonics common stock will be asked to adopt the merger agreement and the merger. The close of business on January 23, 2003, is the record date for determining if you are entitled to vote at the special meeting. On that date, there were approximately 14,850,505 shares of Osmonics common stock outstanding. Each share of Osmonics common stock is entitled to one vote at the special meeting. The affirmative vote of a majority of the outstanding shares of Osmonics common stock is required to adopt the merger agreement and the merger. On the record date, directors and executive officers of Osmonics beneficially owned and had the right to vote approximately 3,302,315 shares of Osmonics common stock entitling them to exercise approximately 22% of the voting power of the Osmonics common stock.

Recommendation of the Osmonics Board; Osmonics' Reasons for the Merger (page 25)

        Osmonics' board of directors has approved the merger agreement. Osmonics' board believes that the merger agreement is advisable and fair to and in the best interest of Osmonics and its shareholders and recommends that Osmonics' shareholders vote for the adoption of the merger agreement and the merger. In reaching its decision, the Osmonics board considered a number of factors, which are described in more detail in "The Merger—Recommendation of the Osmonics Board; Osmonics' Reasons for the Merger" beginning on page 25. The Osmonics board of directors did not assign relative weights to the factors described in that section or the other factors considered by it. In addition, the Osmonics board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Osmonics board may have given different weight to different factors.

Opinion of Goldman, Sachs & Co. (page 28)

        Goldman, Sachs & Co. delivered its written opinion, dated November 3, 2002, to Osmonics' board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in such opinion, the stock consideration and the cash consideration to be received by the holders of Osmonics common stock, taken in the aggregate, is fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated November 3, 2002, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus. You should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Osmonics' board of directors in connection with the board's consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Osmonics common stock should vote or make any election with respect to the transaction contemplated by the merger agreement.

GE's Reasons for the Merger (page 36)

        The board of directors of GE approved the merger agreement on October 28, 2002 after GE's senior management discussed with the board of directors the business, assets, liabilities, results of operations and financial performance of Osmonics, the complementary nature of certain of Osmonics' products and capabilities and the products of GE Water, the expectation that Osmonics could be readily integrated with GE Water, and the potential benefits that could be realized as a result of such integration.

Interests of Certain Persons in the Merger (page 37)

        In considering the recommendation of Osmonics' board of directors with respect to the merger, you should be aware that some of the directors and executive officers of Osmonics have interests in the merger that are different from, or are in addition to, the interests of Osmonics shareholders generally. These interests relate to, among other things:

  •
  rights of some of Osmonics' executive officers to receive cash payments and other benefits in the event of the termination of their employment under some circumstances in connection with the merger;

  •
  the accelerated vesting and exercisability of options to purchase Osmonics stock held by Osmonics' executive officers;

  •
  the right to continued insurance coverage, to be paid for by GE, of Osmonics' directors and executive officers for acts or omissions occurring prior to the merger;

  •
  the inclusion in the surviving corporation's articles of incorporation and bylaws following the merger of provisions requiring the surviving corporation to exculpate and indemnify Osmonics' directors and executive officers.

Conditions to the Merger (page 54)

        The obligations of GE and Osmonics to complete the merger are conditioned upon each having received an opinion of its counsel that the merger qualifies as a "reorganization" under Section 368(a) of the Internal Revenue Code, the other party's representations and warranties being true and correct, except as has not had or would not reasonably be expected to have a material adverse effect, and the other party having complied in all material respects with such party's covenants. In addition, GE's and Osmonics' obligations are further conditioned on:

  •
  the adoption of the merger agreement and the merger by Osmonics' shareholders;

  •
  the absence of any statute, rule, order, decree, regulation or injunction of any United States court, United States governmental authority or any governmental authority pursuant to foreign antitrust laws that precludes, prohibits, restrains or enjoins the consummation of the merger or makes the consummation of the merger illegal;

  •
  the termination or expiration of the waiting periods or receipt of approvals pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, the antitrust laws of Austria, Germany and Portugal and such other jurisdictions as GE may be permitted to add pursuant to the merger agreement; and

  •
  the continuing effectiveness of the registration statement of which this proxy statement/prospectus forms a part, and the material compliance with all other applicable material state securities laws.

Restrictions on Solicitation (page 51)

        Subject to certain exceptions, the merger agreement precludes Osmonics, its subsidiaries, officers, directors, employees, investment bankers, attorneys, accountants and other representatives from directly or indirectly soliciting, knowingly encouraging, participating in any discussions regarding, furnishing any non-public information with respect to, or assisting or facilitating any proposal for any third party to acquire more than 20% ownership of Osmonics, its subsidiaries, or its assets.

Termination (page 55)

        The merger agreement may be terminated by the mutual consent of GE and Osmonics. Additionally, either GE or Osmonics may terminate the merger agreement if:

  •
  there are final, non-appealable legal restraints preventing the merger;

  •
  the merger is not consummated by August 3, 2003 through no fault of the party seeking to call off the merger;

  •
  the party seeking termination is not in material breach of the merger agreement and the other party has materially breached a representation, warranty, covenant or agreement of that party contained in the merger agreement and such breach is either not capable of being cured or, with respect to a covenant or agreement that is capable of being cured, has not been cured or satisfied by the earlier of August 3, 2003 or within ten days of notice of the breach; or

  •
  Osmonics shareholders fail to adopt the merger agreement and the merger at the special meeting.

        Subject to certain conditions and the payment to GE of a $7.7 million termination fee, Osmonics may terminate the merger agreement to accept an acquisition proposal that is more favorable to Osmonics' shareholders than the proposed merger with GE.

        GE may also terminate the merger agreement if Osmonics' board of directors adversely withdraws, modifies or changes its recommendation of the merger agreement or recommends an alternative acquisition transaction with a third party.

Fees (page 55)

        The merger agreement requires Osmonics to pay GE a termination fee of $7.7 million if the merger agreement is terminated under certain circumstances. If the merger agreement is terminated because Osmonics' shareholders do not adopt the merger agreement and the merger, GE can collect up to $750,000 of expenses actually incurred by GE on or after October 28, 2002. Any expenses reimbursed to GE will reduce any termination fee, described in the first sentence of this paragraph, that may be payable by Osmonics.

Material United States Federal Income Tax Consequences (page 40)

        If the merger is completed as currently contemplated, then, in general,

  •
  a shareholder who exchanges shares of Osmonics common stock solely for cash will recognize capital gain or loss equal to the difference between the amount of cash received and the adjusted basis in the shares of Osmonics common stock surrendered therefor,

  •
  a shareholder who exchanges shares of Osmonics common stock solely for shares of GE common stock will not recognize any gain or loss except with respect to cash received in lieu of a fractional share of GE common stock, and

  •
  a shareholder who exchanges shares of Osmonics common stock for a combination of cash and shares of GE common stock will recognize gain, but not loss, equal to the lesser of (a) the excess of the sum of the cash and the fair market value of the shares of GE common stock received over the tax basis in the shares of Osmonics common stock exchanged and (b) the amount of cash received.

        Certain exceptions and/or other considerations may apply to the above. See "The Merger—Material United States Federal Income Tax Consequences."

Comparison of Rights of GE Shareholders and Osmonics Shareholders (page 57)

        After the merger, Osmonics shareholders who receive GE common stock in the merger will become GE shareholders and their rights as shareholders will be governed by the certificate of incorporation and bylaws of GE and the New York Business Corporation Law (the "NYBCL"). There are a number of differences between the articles of incorporation and bylaws of GE and the NYBCL and the articles of incorporation and bylaws of Osmonics and the Minnesota Business Corporation Act. These differences are summarized under "Comparative Rights of GE and Osmonics Shareholders."

Comparative Market Price Information (page 15)

        Shares of GE common stock and Osmonics common stock are listed on the New York Stock Exchange. GE is listed under the trading symbol "GE" and Osmonics is listed under the trading symbol "OSM." On November 1, 2002, the last full trading day prior to the public announcement of the merger agreement, the last sales price of Osmonics common stock was $13.50 per share and the last sales price of GE common stock was $26.00 per share, each as reported on the NYSE Composite Tape.

        On January 23, 2003, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last sales price of Osmonics common stock was $17.02 per share and the last sales price of GE common stock was $23.95 per share. We urge you to obtain current market quotations.

Listing and Trading of GE Common Stock (page 15)

        Shares of GE common stock received by Osmonics shareholders in the merger will be listed on the New York Stock Exchange. After completion of the merger, shares of GE common stock will continue to be traded on the New York Stock Exchange, but shares of Osmonics common stock will no longer be listed or traded.

Dissenters' Rights (page 42)

        Under Minnesota law, Osmonics shareholders have the right to dissent from the merger agreement and obtain payment for the fair value of their shares of Osmonics common stock in connection with the merger. A discussion of these dissenters' rights is included in this proxy statement/prospectus beginning on page 42. The relevant provisions of the Minnesota Business Corporation Act are included as Annex C to this proxy statement/prospectus.

SELECTED HISTORICAL FINANCIAL DATA OF GE

        The following selected financial data for each of the five years in the period ended December 31, 2001 have been derived from GE's audited consolidated financial statements. The financial data as of September 30, 2002 and 2001, and for each of the nine-month periods then ended, have been derived from GE's unaudited condensed consolidated financial statements which include, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of GE for the periods and dates presented. This data should be read in conjunction with the respective audited and unaudited consolidated financial statements of GE, including the notes thereto, incorporated herein by reference and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of GE contained in, or incorporated in, the Annual Reports and other information that GE has filed with the SEC. See "Where You Can Find More Information."

	Nine Months Ended September 30,		For the Year Ended December 31,
	2002	2001	2001	2000	1999		1998		1997
	(in millions, except per share amounts or as otherwise indicated)
Revenues	$96,320	$91,938	$125,913	$129,853	$111,630		$100,469		$90,840
Net Earnings	$11,016	$9,751	$13,684	$12,735	$10,717		$9,296		$8,203
Dividends Declared	$5,370	$4,770	$6,555	$5,647	$4,786		$4,081		$3,535
Return Earned on Average Share Owners' Equity (excluding effect of accounting changes)	20.8%	19.8%	27.1%	27.5%	26.8%		25.7%		25.0%
Earnings Per Share Of Common Stock (1)
Basic	$1.11	$.98	$1.38	$1.29	$1.09		$.95		$.83
Diluted	$1.10	$.97	$1.37	$1.27	$1.07		$.93		$.82
Dividends Declared Per Share of Common Stock (1)	$.54	$.48	$.66	$.57	$.48	2/3	$.41	2/3	$.36
Balance Sheet Data (as of the end of the period)
Total Assets	$555,523	$460,097	$495,023	$437,006	$405,200		$355,935		$304,012
Long-term Borrowings	$134,036	$81,035	$79,806	$82,132	$71,427		$59,663		$46,603
Shares Outstanding Average (in thousands) (1)	9,941,111	9,933,431	9,932,245	9,897,110	9,833,478		9,806,995		9,824,075

(1)
Reflects the three-for-one stock split effective on April 27, 2000 and the two-for-one stock split effective April 28, 1997.

SELECTED HISTORICAL FINANCIAL DATA OF OSMONICS

        The following selected financial data for each of the five years in the period ended December 31, 2001 have been derived from Osmonics' consolidated financial statements, which have been audited by Deloitte & Touche LLP, independent public auditors. The financial data as of September 30, 2002 and 2001, and for each of the nine-month periods then ended, have been derived from Osmonics' unaudited condensed consolidated financial statements which include, in management's opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Osmonics for the periods and dates presented. This data should be read in conjunction with the respective audited and unaudited consolidated financial statements of Osmonics, including the notes thereto, incorporated herein by reference and with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Osmonics contained in, or incorporated in, the Annual Reports and other information that Osmonics has filed with the SEC. See "Where You Can Find More Information."

        Osmonics historically has not paid cash dividends on its common shares.

	Nine Months Ended September 30,		For the Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
	(in thousands, except per share amounts)
Revenues	$156,989	$153,395	$207,439	$200,139	$187,028	$179,742	$164,905
Net Earnings	$7,382	$5,031	$6,179	$5,419	$964	$(1,053)	$9,793
Return Earned on Average Share Owners' Equity	6.2%	4.5%	5.5%	5.1%	0.9%	(1.0%)	9.8%
Earnings Per Share Of Common Stock
Basic	$.51	$.35	$.43	$.38	$.07	$(.08)	$.70
Diluted	$.50	$.34	$.42	$.38	$.07	$(.08)	$.68
Balance Sheet Data (as of the end of the period)
Total Assets	$179,517	$188,245	$184,798	$188,692	$194,366	$194,049	$164,483
Long-term Borrowings	$16,416	$19,984	$20,449	$24,603	$32,201	$31,665	$13,792
Shares Outstanding Average	14,554	14,448	14,464	14,329	14,162	13,976	14,031

COMPARATIVE PER SHARE DATA

        The following tables present historical per share data of Osmonics and GE as of and for the nine and twelve months ended September 30, 2002 and December 31, 2001, respectively. The data presented below should be read in conjunction with the historical financial statements of GE and Osmonics incorporated by reference in this proxy statement/prospectus.

        Diluted earnings per share data are calculated using the diluted weighted average equivalent shares. Because the number of shares of GE common stock to be issued in the merger will not be known until three trading days prior to the completion of the merger, Osmonics' equivalent per share data cannot be computed at this time. That information will be available via telephone, toll-free, at (877) 456-3488. Hypothetical Osmonics equivalent per share data is presented below using the closing sale price of a share of GE common stock on January 23, 2003 which was $23.95 and a resulting hypothetical exchange ratio of 0.7098. The hypothetical Osmonics' equivalent per share data was calculated by multiplying the actual GE per share data by the hypothetical exchange ratio of 0.7098. No pro forma GE information giving effect to the merger is presented because the merger will not materially change the GE historical amounts presented.

        Osmonics historically has not paid cash dividends on its common shares.

	Nine Months Ended September 30, 2002	Year Ended December 31, 2001
Osmonics Historical
Earnings per share, diluted	$.50	$.42
Book Value per share (as of end of period)	$8.56	$7.98
GE Historical
Earnings per share, diluted	$1.10	$1.37
Dividends declared per share	$.54	$.66
Book Value per share (as of end of period)	$6.26	$5.52
Hypothetical Osmonics Equivalent
Earnings per share, diluted	$.78	$.97
Dividends per share	$.38	$.47
Book Value per share (as of end of period)	$4.44	$3.92

COMPARATIVE STOCK PRICES AND DIVIDENDS

Comparison

        GE common stock and Osmonics common stock are each listed and traded on the New York Stock Exchange under the symbols "GE" and "OSM," respectively. The following table sets forth, for the periods indicated, the high and low sales prices per share of GE common stock and Osmonics common stock as reported on the NYSE Composite Tape. The table also sets forth the quarterly cash dividends per share declared by GE with respect to its common stock. Osmonics has not paid dividends with respect to its common stock.

	GE COMMON STOCK (1)				OSMONICS COMMON STOCK
	High	Low	Dividends		High	Low
2000
First Quarter	$54.96	$41.67	$0.13	2/3	$9.94	$7.69
Second Quarter	$55.98	$47.69	$0.13	2/3	$9.50	$7.63
Third Quarter	$60.50	$49.50	$0.13	2/3	$9.50	$7.94
Fourth Quarter	$59.94	$47.19	$0.16		$8.13	$6.81
2001
First Quarter	$47.99	$35.98	$0.16		$8.05	$6.81
Second Quarter	$52.90	$38.57	$0.16		$13.89	$7.15
Third Quarter	$49.59	$28.25	$0.16		$16.30	$10.00
Fourth Quarter	$41.59	$35.88	$0.18		$15.45	$11.30
2002
First Quarter	$41.29	$33.88	$0.18		$15.75	$10.40
Second Quarter	$37.30	$27.23	$0.18		$17.50	$13.30
Third Quarter	$32.75	$22.86	$0.18		$16.07	$11.33
Fourth Quarter	$27.98	$21.40	$0.19		$17.00	$10.00
2003
First Quarter (through January 23, 2003)	$26.26	$23.51	$—		$17.10	$16.93

(1)
Reflects the three-for-one stock split effective April 27, 2000.

        On November 1, 2002, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of Osmonics common stock was $13.50 per share and the closing price of GE common stock was $26.00 per share, each as reported on the NYSE Composite Tape. On January 23, 2003, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, the closing price of Osmonics common stock was $17.02 per share and the closing price of GE common stock was $23.95 per share. The market prices of shares of Osmonics common stock and GE common stock are subject to fluctuation. As a result, Osmonics shareholders are urged to obtain current market quotations. On January 23, 2003, there were approximately 14,850,505 shares of Osmonics common stock outstanding and on December 31, 2002, there were approximately 9,969,893,660 shares of GE common stock outstanding.

GE Dividend Policy

        The holders of GE common stock receive dividends if and when declared by the GE board of directors out of funds legally available therefor. GE expects to continue paying quarterly cash dividends on GE common stock. The declaration and payment of dividends after the merger will depend upon business conditions, operating results and the GE board of directors' consideration of other relevant factors. GE declared dividends of $6.555 billion in 2001, or approximately 48% of GE's 2001 consolidated earnings. Per share dividends declared of $.66 in 2001 increased 16% from 2000.

GE Stock Purchase Program

        By December 2001, GE had purchased and placed into treasury a total of more than one billion shares of its common stock having an aggregate cost of $20.6 billion under a share repurchase program begun in December 1994. In December 2001, GE's board of directors increased the authorization to repurchase GE common stock from $22 billion to $30 billion. These repurchased shares are from time to time reissued upon the exercise of employee stock options, conversion of convertible securities and for other corporate purposes. GE announced that its share repurchase program will be continued at a reduced level of approximately $500 million in 2003.

Recent Earnings and Debt Offering

        GE's unaudited consolidated revenues, earnings before income taxes and accounting changes, earnings before accounting changes and net earnings for the year ended December 31, 2002 were $131.7 billion, $18.9 billion, $15.1 billion and $14.1 billion, respectively. These results, which are subject to audit completion, compared with the following respective audited amounts for the year 2001: $125.9 billion, $19.7 billion, $14.1 billion and $13.7 billion. Factors affecting earnings in 2002 included record years by Power Systems, NBC, Commercial Finance, Consumer Finance and Medical Systems, sound performances by Aircraft Engines and Aviation Services in a very challenging business environment, much higher underwriting losses at Employers Reinsurance Corporation (ERC), and difficult years at Plastics and Lighting. With regard to accounting changes, in the first quarter of 2002, GE recorded a non-cash transition charge to earnings of $1.0 billion for impairment of goodwill as required for the adoption of Statement of Financial Accounting Standards No. 142. In the first quarter of 2001, GE recorded a one time non-cash transition charge of $0.4 billion as required for the adoption of Statement of Financial Accounting Standards No. 133 and Emerging Issues Task Force Issue 99-20, which provided new accounting rules for derivatives and other financial instruments.

        Unaudited consolidated fourth quarter 2002 revenues, earnings before income taxes and accounting changes, earnings before accounting changes and net earnings were $35.4 billion, $3.0 billion, $3.1 billion and $3.1 billion, respectively. These results, which are also subject to audit completion, compared with the following respective unaudited amounts for the fourth quarter of 2001: $34.0 billion, $5.3 billion, $3.9 billion and $3.9 billion. Fourth quarter 2002 earnings reflect charges of $1.4 billion for adverse development at ERC, a $0.5 billion gain from NBC's exchange of certain assets for the cable network Bravo and $0.3 billion of restructuring and other charges, all on an after-tax basis.

        On January 23, 2003, GE agreed to sell $5 billion of its 5% senior unsecured notes due 2013. The sale of these notes is expected to close on January 28, 2003.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

        We are sending you this proxy statement/prospectus as part of a solicitation of proxies by the board of directors of Osmonics for use at the special meeting of Osmonics shareholders. We are first mailing this proxy statement/prospectus, including a notice of the special meeting and a form of proxy, on or about January 27, 2003.

        The special meeting is scheduled to be held at the corporate offices of Osmonics on:

February 26, 2003
10:00 a.m., local time
5951 Clearwater Drive
Minnetonka, Minnesota 55343

Purpose of the Special Meeting

        The purpose of the special meeting is to vote on a proposal to adopt the merger agreement and the merger. As a result of the merger each share of Osmonics common stock will be exchanged for a fraction of a share of GE common stock having a market value of approximately $17.00, determined during a pre-closing measurement period. Each shareholder may elect to receive $17.00 in cash per share of Osmonics common stock instead of GE shares, subject to proration so that the total cash paid does not exceed 55% of the total merger consideration. Osmonics is not proposing any matters other than adoption of the merger agreement and the merger at the Osmonics special meeting.

Recommendation of the Osmonics Board

        Osmonics' board of directors has approved the merger agreement. Osmonics' board believes that the merger agreement is advisable and fair to and in the best interests of Osmonics and its shareholders and recommends that Osmonics' shareholders vote for the adoption of the merger agreement. See "The Merger—Recommendation of the Osmonics Board; Osmonics' Reasons for the Merger."

Required Vote

        Adoption of the merger agreement and the merger requires the affirmative vote of a majority of the outstanding shares of Osmonics common stock entitled to vote at the special meeting. Each share of outstanding Osmonics common stock entitles its holder to one vote.

        If you hold your shares in an account with a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have authority to vote on the proposal to adopt the merger agreement and the merger, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted on the proposal to adopt the merger agreement. This is called a "broker non-vote." Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

Record Date

        Osmonics' board of directors has fixed the close of business on January 23, 2003 as the record date for the special meeting. At that date, there were approximately 14,850,505 shares of Osmonics common stock outstanding. Only shareholders of record on the record date will receive notice of and be entitled to vote at the meeting. No other voting securities of Osmonics are outstanding.

        As of the record date, directors and executive officers of Osmonics beneficially owned and had the right to vote approximately 3,302,315 shares of Osmonics common stock entitling them to exercise approximately 22% of the voting power of the Osmonics common stock.

Quorum

        A majority of the shares of Osmonics common stock entitled to vote must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the special meeting. There must be a quorum in order for the vote on the merger agreement to be taken.

        We will count the following shares of Osmonics common stock as present at the special meeting for purposes of determining whether or not there is a quorum:

  •
  shares held by persons who attend or are represented at the Osmonics special meeting whether or not the shares are voted;
  •
  shares for which Osmonics received properly executed proxies; and
  •
  shares held by brokers or banks in nominee or street name for beneficial owners if those brokers or banks return an executed proxy card indicating that the beneficial owner has not given the broker or bank specific instructions on how to vote those shares.

Proxies

        Whether or not you plan to attend the special meeting in person you should submit your proxy as soon as possible. Shareholders whose shares of Osmonics common stock are registered in their own name may submit their proxies by filling out and signing the proxy card, and then mailing the signed proxy card in the enclosed envelope. Shareholders whose shares are held in "street name" must follow the instructions provided by their broker or bank to vote their shares.

        All properly submitted proxies received by Osmonics before the special meeting that are not revoked prior to being voted at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, FOR adoption of the merger agreement and the merger.

        Proxies marked "Abstain" will not be voted at the special meeting. Abstentions and broker non-votes will have the same effect as votes against adoption of the merger agreement and the merger. Accordingly, Osmonics' board of directors urges you to promptly submit your proxy.

        Submitting a proxy will impact your dissenters' rights. See "The Merger—Dissenters' Rights."

Other Matters

        As of the date of this proxy statement/prospectus, Osmonics' board of directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting of Osmonics shareholders, or any adjournments or postponements of the special meeting are proposed, and are properly voted upon, the enclosed proxies will give the individuals that they name as proxies discretionary authority to vote the shares represented by these proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of Osmonics' board of directors.

Revocation

        Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy at any time before it is voted at the special meeting. If your shares of Osmonics stock are registered in your own name, you can revoke your proxy, by:

  •
  delivering a signed notice of revocation or properly executed new proxy bearing a later date to:

  Osmonics, Inc.
  c/o Wells Fargo Shareowner Services
  Attention: Proxy Department
  161 North Concord Exchange
  South St. Paul, MN 55075; or

  •
  attending the Osmonics special meeting and voting your shares in person.

        If you have instructed a broker or bank to vote your shares, you must follow the instructions received from your broker or bank if you wish to change those instructions.

Solicitation of Proxies

        In addition to soliciting proxies by mail, officers, directors and employees of Osmonics, without receiving additional compensation, may solicit proxies by telephone, telegraph, in person or by other means. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of Osmonics common stock held of record by those persons, and GE and Osmonics will reimburse these brokerage firms, custodians, nominees and fiduciaries for related, reasonable out-of-pocket expenses they incur. Osmonics has also made arrangements with Innisfree M&A Incorporated to help in soliciting proxies for the proposed merger and in communicating with shareholders. Osmonics has agreed to pay Innisfree M&A Incorporated approximately $10,000 plus expenses for its services. GE and Osmonics will pay their respective expenses incurred in connection with the printing and mailing of this proxy statement/prospectus.

THE MERGER

General

        On November 2, 2002, Osmonics' board of directors approved the merger agreement, which provides for the acquisition by GE of Osmonics through a merger of Osmonics with and into Oasis Acquisition, a newly formed and wholly owned subsidiary of GE. After the merger, Oasis Acquisition will be the surviving corporation and will remain a wholly owned subsidiary of GE. Upon completion of the merger, each share of your Osmonics common stock will be converted into a fraction of a share of GE common stock or, at your election and subject to proration, $17.00 in cash. The conversion of Osmonics shares into GE shares will be based on a conversion ratio determined by dividing $17.00 by the average of the volume weighted sales prices per share of GE common stock on the NYSE Composite Tape for the ten consecutive full trading days ending on the third trading day prior to, but not including, the date on which the merger occurs and then rounding to the nearest ten-thousandth. The result of this equation is the fractional share of GE common stock to be exchanged for each share of Osmonics common stock. You will have your shares aggregated, except for those shares, if any, for which you elect to receive cash, and will receive whole shares of GE common stock plus cash instead of fractional shares, if any.

Background of the Merger

        Over the past several years, the water purification and filtration industry has undergone significant change, including the acceleration of a trend towards consolidation. Mergers in the industry have changed the competitive landscape, and Osmonics' board of directors recognized the challenges of continuing to compete against larger companies with greater financial and operational resources and larger market capitalizations. Osmonics' board also recognized the possibility of new entrants, including those who were already developing plans for expansion in the industry. In late 2000 and early 2001, Osmonics' board of directors became increasingly concerned about Osmonics' repeated difficulties in meeting management financial projections for the business and about the price of Osmonics' stock, which was near a ten-year low. At approximately the same time (in December of 2000) Osmonics was contacted by a party who expressed interest in acquiring Osmonics. Although Osmonics' management had made strides in restructuring and refocusing its business and developing growth opportunities, it was the consensus of a majority of the board of directors that the board should consider other strategic alternatives given the directors' concerns about increasing competition in a consolidating marketplace, financial performance and stock price performance.

        In light of the inquiry regarding the acquisition of Osmonics and the challenges facing the company, Osmonics engaged Goldman, Sachs & Co. in February 2001 to help Osmonics review its financial alternatives. In April 2001, Goldman Sachs reviewed for Osmonics' board various financial alternatives, including the sale of Osmonics, expansion through acquisitions, potential recapitalization transactions or remaining independent and executing management's strategic plan for the business. At that time, Osmonics' board decided that Osmonics should continue executing its existing strategic plan.

        Although the Osmonics board determined in April 2001 to continue executing Osmonics' existing strategic plan, the scheduled elimination of the "pooling of interests" accounting treatment for business combinations triggered the Osmonics board's renewed focus in May 2001 on a possible business combination involving a potentially attractive deal structure. The opportunity to use pooling of interests accounting for a transaction led Osmonics to have discussions regarding a potential business combination with the party who had earlier expressed interest in such a transaction. While these discussions did not result in an agreement prior to July 1, 2001, when the pooling of interests accounting treatment was eliminated for business combinations, such discussions were not terminated.

        Separately, beginning in the fall of 2001, Jon Freedman, Leader, Business Development of GE's Power Systems division, and Dean Spatz, Osmonics' Chief Executive Officer, began a number of informal discussions. These discussions led to a meeting in December 2001 of John Rice, Mark Little and David Tucker, Chief Executive Officer, Vice President, Energy Products and General Manager, Business Development, respectively, of GE's Power Systems division, Mr. Freedman and Mr. Spatz at which the parties discussed their businesses and GE suggested to Osmonics a potential acquisition of Osmonics by GE. No specific proposal was made, and Mr. Spatz told GE he would discuss the possibility of a transaction with Osmonics' board.

        Given the earlier discussions and the concerns that had previously led Osmonics' board to review its strategic alternatives, in November 2001 Osmonics entered into a new engagement letter with Goldman Sachs providing that Goldman Sachs would act as financial advisor to Osmonics in connection with a possible sale of all or a portion of Osmonics.

        At a meeting of the Osmonics board on January 23, 2002, the board reviewed management's assessment of Osmonics' current position, including, among other matters, Osmonics' strategic plan, projections and financial results. The board also discussed, among other matters, the consolidation trend in its industry and the implications for Osmonics of attempting to remain independent in light of that trend in addition to the possibility that potential buyers would provide a higher value for Osmonics than would be available in the equity markets if Osmonics remained independent. Representatives of Goldman Sachs reviewed for the board Osmonics' potential financial alternatives, including executing Osmonics' strategic plan, a sale, a merger or a leveraged buyout transaction. In connection with this overview of alternatives, Goldman Sachs reviewed potential candidates that it had identified together with management as possible buyers of Osmonics. The board discussed various alternatives and Goldman Sachs responded to questions from the board. The board decided that it was in the best interests of Osmonics and its shareholders to begin a more organized process for soliciting proposals to acquire Osmonics, and the board authorized Goldman Sachs to assist Osmonics in doing so. At this time, Osmonics engaged the law firm of Simpson Thacher & Bartlett to assist the company with respect to legal matters related to a possible business combination transaction, in coordination with Maslon Edelman Borman & Brand LLP, Osmonics' regular outside counsel.

        Following Osmonics' 2002 annual meeting in May 2002, the management of Osmonics, with the assistance of Goldman Sachs, began to compile a list of prospective buyers to be contacted directly by Goldman Sachs regarding their interest in a potential transaction. Representatives of Goldman Sachs also assisted management in preparing a confidential presentation on Osmonics for potential use in future discussions with interested parties. During June of 2002, Goldman Sachs contacted 12 companies on behalf of Osmonics to ascertain their potential interest in Osmonics. During June and July of 2002, with the assistance of legal counsel, Osmonics negotiated and entered into confidentiality agreements with seven parties, including GE, for the purpose of facilitating the delivery of confidential information regarding Osmonics to the parties who expressed an interest in receiving such information. During July and August 2002, members of Osmonics' management provided a confidential presentation to, and held meetings with, the parties that had entered into confidentiality agreements with Osmonics. Those parties also conducted an initial due diligence review of Osmonics. In early August, at Osmonics' direction, Goldman Sachs sent letters to those parties inviting them to submit preliminary indications of interest with respect to a business combination with Osmonics.

        On August 22, 2002, Osmonics received preliminary indications of interest from two parties, one of which was GE. GE's preliminary indication of interest proposed a price of $18.00 per share, subject to, among other qualifications and assumptions, the completion of additional due diligence. On August 27, 2002, the Osmonics board held a meeting to review the preliminary indications of interest received. At this meeting, the board instructed Goldman Sachs to invite both parties to conduct further due diligence and submit final bids. On September 18, 2002, Goldman Sachs sent letters to both parties on behalf of Osmonics outlining the procedures for submitting a final bid for Osmonics. Shortly thereafter, a draft merger agreement was circulated to both parties.

        During the week of October 7, 2002, Osmonics received final bids and detailed mark-ups of the draft merger agreement from the two parties that had submitted preliminary indications of interest. GE proposed a price of $16.50 per share, payable (as requested by Osmonics in the draft merger agreement provided to the bidders) in shares of GE stock with a value equal to that dollar amount or, at the election of a shareholder, $16.50 in cash, subject to proration so that the total cash paid did not exceed 55% of the total merger consideration. GE proposed that shareholders of Osmonics, who were not identified but who GE stated would represent ownership of 19.9% of the outstanding common shares, enter into voting agreements committing them to vote their shares in favor of the GE transaction and against any competing transactions.

        The other bidder proposed a lower per share amount than GE. This bidder proposed an exchange ratio that varied depending upon the price of the bidder's common stock over a pre-closing measurement period, subject to a maximum and minimum exchange ratio. The cash price per share would equal the implied value of the exchange ratio based on the pre-closing measurement period. The proposed aggregate consideration included stock and a fixed amount of cash, with shareholders having the right to elect cash, stock or a combination of cash and stock, subject to proration to ensure the fixed aggregate amount of cash. This bidder's proposal also contemplated a voting agreement for shareholders, although no detail on the shareholders to enter into such agreement or the terms of the agreement were provided.

        On October 14, 2002, a meeting of the board of directors of Osmonics was convened. Representatives of Simpson Thacher & Bartlett reviewed for the board its legal duties in light of a possible sale of Osmonics. Osmonics' management presented its assessment of Osmonics' current position, including its strategic plan and financial results, and their financial projections for Osmonics for the next several years. Members of management also presented their views on the implications for Osmonics of pursuing a stand-alone strategy and discussed various risks affecting the business, including, among other matters, the consolidation trend in the industry and the possibility of new entrants. At this meeting, representatives of Goldman Sachs reviewed for the board, among other matters, a financial analysis of Osmonics' strategic plan and a financial summary of the two bids received. Goldman Sachs also reviewed certain publicly available information relating to the bidders. Representatives of Simpson Thacher & Bartlett also provided for the board a detailed summary of the material legal terms of the two proposals. Members of management and representatives of Simpson Thacher & Bartlett and Goldman Sachs responded to questions from the board. The board discussed, among other matters, management's presentation, the implications of Osmonics remaining independent, their ongoing concerns about the ability of Osmonics to achieve its current projections and Osmonics' inability to achieve past projections for Osmonics as a whole. The board also considered the values that potentially could be obtained for shareholders pursuant to Osmonics' strategic plan and based on the estimates of research analysts, as well as the execution risks related to the management plan. The board discussed the two bid proposals and the risks to Osmonics if a transaction were not pursued at this time. Based on these presentations and discussions, the board authorized management and its advisors to seek improvement in the financial terms of both bids and to ask each bidder to submit its best and final proposal.

        Following the October 14 board meeting, Goldman Sachs requested that each bidder submit its best and final offer for Osmonics. GE indicated that it would increase its price to $17.00 per share. GE expressly stated that this was its best and final offer and that it would terminate discussions if this were not acceptable to Osmonics. The other bidder stated that it was not willing to increase its price. On October 18, 2002, Osmonics' board held a telephonic meeting at which representatives of Goldman Sachs reported these responses. At this meeting, the board discussed the best course of action available to Osmonics and then authorized Goldman Sachs to inform GE that it was willing to continue negotiations on the basis of a $17.00 per share price. Goldman Sachs then communicated this to GE.

        On October 21, 2002, Simpson Thacher & Bartlett sent to GE's outside counsel, King & Spalding LLP, a revised draft of the merger agreement reflecting aspects of the GE proposal that Osmonics was willing to accept. On October 23, 2002, representatives of Simpson Thacher & Bartlett and King & Spalding LLP met to negotiate the merger agreement. At this meeting, King & Spalding LLP indicated that GE would require a voting agreement from Dean Spatz and Carol Spatz, who collectively hold approximately 11.0% of Osmonics' outstanding common shares. Simpson Thacher & Bartlett indicated that Mr. and Mrs. Spatz had not indicated a willingness to enter into a voting agreement.

        Osmonics' board of directors held telephonic meetings on October 24, 2002 and on the morning of October 25, 2002 to discuss the status of negotiations and, in particular, GE's request for a voting agreement from Mr. and Mrs. Spatz. Mr. Spatz and Mrs. Spatz indicated that they did not believe GE's price reflected a sufficient premium or otherwise provided adequate value to Osmonics' shareholders. Mr. Spatz also noted that he and Mrs. Spatz expected that the release, in 2003, of Osmonics' 2002 year-end earnings per share would have a positive impact on Osmonics' stock price, even taking into account the adverse impact on year-end earnings per share from transaction-related costs (which were approximately $880,000 for the nine months ended September 30, 2002 and are expected to be approximately $2.5 million for the year ended December 31, 2002). Mr. Spatz also stated his belief that this earnings release would help the stock recover to trade at earnings and sales multiples more in line with its peers. Accordingly, Mr. and Mrs. Spatz stated that they would not sign a voting agreement and also had significant reservations about supporting the deal in their capacity as directors. Mr. Spatz noted that the premium represented by GE's offer had declined from approximately 60% (based on GE's original offer price of $16.50) on October 10, the date of GE's offer and on which Osmonics stock closed at its 52-week low, to approximately 23% (based on GE's amended offer price of $17.00) on October 23. Mr. Spatz also pointed out that, based on his belief that the typical premium over the average stock price for an acquisition of a company like Osmonics was 35%, the appropriate price to be paid to acquire Osmonics was between $18 and $19 per share (using Osmonics' six-month and 12-month closing stock price averages, which were $14.12 and $13.75 for the six- and 12-month periods ending October 11, 2002). After a full discussion of its negotiating options and the directors' views regarding the sufficiency of the price offered, the board of directors instructed Goldman Sachs to inform GE that Mr. and Mrs. Spatz would not accept a voting agreement, to report to GE the concerns of certain members of the board regarding the price, and request an increase in price. Goldman Sachs then communicated this information to GE.

        Osmonics' board reconvened telephonically during the evening of October 25 to hear Goldman Sachs' report on their discussion with representatives of GE. Goldman Sachs reported that Mr. Tucker of GE had indicated that GE would not increase its proposed price of $17.00, but that GE would not require a voting agreement from Mr. and Mrs. Spatz if the board of directors unanimously approved the transaction. A full discussion ensued, with Mr. Spatz repeating his and Mrs. Spatz's view that the premium represented by GE's price was inadequate, and they would not be able to support a transaction at that price. Mr. Spatz indicated, however, that he would be much more favorably disposed in his capacity as a director towards a transaction at $18.00 per share. Mr. Spatz indicated that the timing for a business combination involving Osmonics was not ideal, given market conditions, while recognizing that a business combination was inevitable sometime in the future. He further noted that he recognized that a transaction with GE would be beneficial for Osmonics' employees. The three outside directors (the directors other than Mr. Spatz and Mrs. Spatz) indicated that they would support a deal at a $17.00 price and discussed the risks associated with not proceeding with a business combination with GE at that time. The board directed Goldman Sachs to ask GE if GE would be prepared to proceed with the support of a majority of the board of directors of Osmonics.

        Osmonics' board reconvened telephonically a few hours later and Goldman Sachs reported that Mr. Tucker had said he would have to further discuss the lack of unanimous board support for the transaction with other representatives of GE. Following Goldman Sachs' report and a discussion of the situation, the outside directors asked to meet separately with legal counsel. The meeting of the full board of directors adjourned and the outside directors then reconvened with representatives of Simpson Thacher & Bartlett and Maslon Edelman Borman & Brand LLP. The outside directors and counsel discussed various matters related to the possibility of pursuing a transaction that was not unanimously approved by the board. These discussions were followed by a number of telephonic meetings among the outside directors the next day to consider the situation. In the course of these discussions, the outside directors considered issues relating to the continuity of management and related retention issues if a transaction with GE did not occur at this time.

        On October 27, 2002, at the request of the Osmonics board, Goldman Sachs arranged a telephonic meeting between Messrs. Spatz and Tucker to discuss how GE arrived at its $17.00 per share price, as well as GE's preliminary views on the integration process. Mr. Spatz expressed concern that GE was not properly valuing certain excess unused land held by Osmonics or Osmonics' recent reduction in its debt (by approximately $7.5 million between the end of July 2002 and the end of October 2002) and was not fully valuing Osmonics' membrane and filter science and base technology, or certain synergies that could result from a transaction between the parties. Mr. Tucker explained GE's views of these items, noted that GE's bid price was a function of a number of factors, indicated GE's belief that $17.00 per share was a fair value, and reiterated that GE would not increase the price beyond $17.00 and would not proceed without the unanimous support of Osmonics' board.

        At the request of the Osmonics board, Goldman Sachs again arranged a call between Mr. Spatz and Mr. Tucker on October 28, 2002. Mr. Tucker reiterated that GE would not raise its price, and told Mr. Spatz that GE had considered Osmonics' partial debt reduction but not the real estate given the uncertainty of the valuation of and ability to sell such real estate. He also reported that GE had determined that it would no longer require unanimity on the part of the board, but would be prepared to proceed with the support of a majority of the board of directors of Osmonics. The Osmonics board of directors met telephonically later that day. Mr. Spatz reported on his conversation with Mr. Tucker and reiterated his view that GE was not properly valuing certain aspects of the business, and the board discussed the respective positions of Messrs. Spatz and Tucker. Following these discussions, a majority of the board instructed Goldman Sachs to advise GE that a majority of the board (other than Mr. and Mrs. Spatz) was in favor of continuing negotiations.

        On October 28, 2002, GE's board of directors approved the transaction.

        Between October 29 and November 2, 2002, representatives of Simpson Thacher & Bartlett, Maslon Edelman Borman & Brand LLP and King & Spalding LLP negotiated the remaining terms of the merger agreement. During this time, the board of directors of Osmonics held telephonic meetings at least once a day to receive updates on the status of negotiations on the merger agreement and provide guidance to Simpson Thacher & Bartlett, Maslon Edelman Borman & Brand LLP and Goldman Sachs regarding negotiations.

        On November 2, 2002, the board of directors of Osmonics met to consider and review the terms of the merger agreement. Representatives of Simpson Thacher & Bartlett reviewed for the board its fiduciary and other legal duties and updated the board on the changes in the merger agreement since their previous review and reviewed the terms of the ancillary agreements to be entered into in connection with the merger agreement. Goldman Sachs presented to the Osmonics board, among other matters, an analysis of the financial terms of the GE proposal and an analysis of Osmonics' financial plan. Goldman Sachs also reviewed certain publicly available information relating to GE. The board posed questions to both Simpson Thacher & Bartlett and Goldman Sachs. The board discussed, among other matters, the risks and benefits of a stand-alone strategy and proceeding with a transaction with GE. After further board discussion, the board requested that Goldman Sachs render an opinion as to whether the transaction proposed by GE was fair from a financial point of view to the Osmonics' shareholders. Goldman Sachs delivered to the board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 3, 2002, that, as of that date, and subject to the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, the stock consideration and the cash consideration to be received by Osmonics' shareholders, taken in the aggregate, is fair from a financial point of view to Osmonics' shareholders.

The full text of Goldman Sachs' written fairness opinion is attached as Annex B to this proxy statement/prospectus and incorporated herein by reference in its entirety. Shareholders are urged to and should read such opinion carefully and in its entirety.

        Following questions and a discussion of certain aspects of the merger agreement, the board of directors, with Mr. and Mrs. Spatz abstaining, approved the merger agreement and the transactions contemplated thereby and resolved to recommend that the holders of common shares of Osmonics adopt the merger agreement and the merger.

        On the evening of November 3, 2002, the merger agreement was executed by Osmonics and GE. On the morning of November 4, 2002, Osmonics and GE issued a joint press release announcing the transaction.

Recommendation of the Osmonics Board; Osmonics' Reasons for the Merger

        In reaching its decision to approve the merger agreement and the merger and the other transactions contemplated by the merger agreement and to recommend that Osmonics shareholders vote to adopt the merger agreement and the merger, the Osmonics board of directors consulted with Osmonics' management and its legal and financial advisors. The board considered a number of factors and potential benefits of the merger including, without limitation, the following:

  •
  the price being paid for each share of Osmonics common stock in the transaction represents a premium of approximately 26% over the closing sale price of $13.50 on the NYSE on November 1, 2002 (the last trading day before the announcement of the execution of the merger agreement), a premium of approximately 38% to the average of Osmonics' closing sales prices of $12.34 for the 30-day period ending on November 1, 2002, a premium of approximately 32% to Osmonics' average closing stock price of $12.86 for the three-month period ending November 1, 2002 and a premium of approximately 22% to Osmonics' average closing stock price of $13.95 for the six-month period ending November 1, 2002;
  •
  the analysis of average transaction premiums prepared for the board by Goldman Sachs, based on publicly available information, showing that the average acquisition premium for deals announced in 2001 that involved U.S. targets and were valued at over $100 million was 30% over the target's stock price on the day four weeks preceding the announcement of the transaction, and for 2002 was 23% (for deals involving only stock consideration, the average premiums were 24% and 19%, respectively, and for deals involving only cash consideration, the average premiums were 28% and 23%, respectively);
  •
  the opportunity for Osmonics shareholders to elect GE shares or cash in exchange for their Osmonics shares, subject to a maximum aggregate amount of cash;
  •
  the ability of Osmonics shareholders to receive the equivalent of $17.00 in shares of GE common stock (based on an average trading period), even if the GE stock price declines between signing and closing;
  •
  the opportunity for Osmonics shareholders to exchange shares of GE, which had a current dividend yield of 2.8% as of November 1, 2002, for their shares of Osmonics, on which dividends historically have not been paid;
  •
  the significantly larger public float and trading volume of GE common shares compared to the public float and trading volume of shares of Osmonics common stock, which should provide Osmonics shareholders who receive GE shares in the merger the opportunity to gain greater liquidity in their investment;
  •
  the opinion of Goldman Sachs that, subject to the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, the stock consideration and the cash consideration to be received by Osmonics' shareholders, taken in the aggregate, is fair from a financial point of view to such shareholders (the full text of the written opinion of Goldman Sachs, dated November 3, 2002, is attached as Annex B to this proxy statement/prospectus, and shareholders are urged to and should read the written opinion carefully and in its entirety);

  •
  the financial aspects of the proposals received from GE and the other bidder;
  •
  the potential benefits to Osmonics employees from a combination with GE;
  •
  the present and anticipated environment in Osmonics' industry, the possible alternatives to the sale of Osmonics, including continuing to operate Osmonics on a stand-alone basis, and the difficulty of continuing to compete effectively in a consolidating industry with companies having greater resources than Osmonics;
  •
  the difficulties associated with addressing potential management changes and related retention concerns if Osmonics were to remain independent;
  •
  Osmonics' business, current financial condition and results of operation and future prospects and the belief of the majority of the board, based on its familiarity with these matters, that the consideration to be received by Osmonics' shareholders in the transaction fairly reflects Osmonics' intrinsic value, including its prospects for future growth in line with historical growth rates;
  •
  the extensive process conducted by Osmonics, with the assistance of Goldman Sachs, to seek potential buyers of Osmonics, involving contacting 12 parties, sending confidential information to seven parties and the receipt of two definitive proposals to acquire Osmonics, of which GE's was the higher;
  •
  the recent evaluation by Osmonics' board of directors of Osmonics' strategic plan and projections and the risks related to achieving those projections and the goals of that plan, compared to the risks and benefits of the merger;
  •
  the consistent failure of Osmonics' management, over the past four years, to achieve projected results for Osmonics as a whole, particularly with respect to operating earnings;
  •
  the limited number and nature of the conditions to GE's obligation to consummate the merger and the limited risk of non-satisfaction of these conditions;
  •
  the board's conclusion that the $7.7 million termination fee (equivalent to approximately $0.53 per share of Osmonics, on a pre-tax basis), and the circumstances when such fee is payable, were reasonable in light of the benefits of the merger, the auction process conducted by Osmonics and commercial practice;
  •
  the board's conclusion that the requirement to reimburse GE for certain expenses, up to a limit of $750,000 (equivalent to approximately $0.05 per share of Osmonics, on a pre-tax basis), in the event that the merger agreement is terminated because Osmonics' shareholders fail to adopt the merger agreement and the merger, was reasonable in light of the absence of a commitment from Osmonics' largest shareholders to vote for the transaction and the board's determination that such reimbursement requirement would not have a meaningful impact on a shareholder's decision whether or not to vote to adopt the merger agreement;
  •
  the other terms of the merger agreement, including the ability of the Osmonics board to terminate the merger agreement in order to accept a superior proposal (subject to paying GE the $7.7 million termination fee), that the merger agreement is subject to the approval of the holders of a majority of Osmonics' outstanding common shares, and that no voting agreement was required from any shareholder; and
  •
  the ability of Osmonics' shareholders to receive the stock portion of the merger consideration on a tax-advantaged basis.

        The Osmonics board of directors also considered and balanced against the potential benefits of the merger a number of potentially adverse factors concerning the merger including, without limitation, the following:

  •
  the erosion of the premium to Osmonics' stock price represented by GE's offer price from approximately 60% on October 10 (when the offer price was $16.50 and at a time when Osmonics' stock was trading at its 52-week low) to approximately 26% at signing (at a $17.00 transaction price);
  •
  the opportunities for growth and the potential for increased shareholder value if Osmonics were to stay independent and realize its strategic plan, financial projections and expected technological advances over the next five years;
  •
  the concerns raised by Dean Spatz and Carol Spatz regarding the adequacy of the price offered by GE, including the sufficiency of the premium represented by GE's proposal and the belief of Mr. and Mrs. Spatz that GE had not adequately taken into account certain assets and debt reduction;
  •
  Mr. and Mrs. Spatz's indication that they would not support the transaction as directors at the $17.00 price;
  •
  the possibility that deferring any sale of Osmonics until a time when U.S. and global market conditions were more favorable might result in a higher price for Osmonics;
  •
  the risk that the merger might not be completed in a timely manner or at all;
  •
  given that shareholders are entitled to receive the equivalent of $17.00 in shares of GE common stock (based on an average trading period), increases in GE common stock's trading price between signing and closing will result in fewer shares of GE common stock being exchanged for each share of Osmonics common stock;
  •
  the requirement to pay GE a $7.7 million termination fee in order for Osmonics' board to accept a superior proposal;
  •
  the requirement of Osmonics to reimburse GE for up to $750,000 of its expenses incurred in connection with the merger on or after October 28, 2002 if Osmonics' shareholders do not adopt the merger agreement and the merger, and the lack of any reciprocal reimbursement by GE of Osmonics' expenses if GE refused to close the merger due to the lack of approval by foreign or domestic antitrust authorities;
  •
  the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and
  •
  the possibility of management and employee disruption associated with the merger.

        After taking into account all of the factors set forth above, as well as others, the Osmonics board of directors agreed (with two directors abstaining) that the benefits of the merger outweigh the risks and that the merger agreement and the merger are advisable and fair and in the best interests of Osmonics and its shareholders. The Osmonics board of directors has approved (with two directors abstaining) the merger agreement and the merger and recommends that holders of Osmonics common stock vote to adopt the merger agreement and the merger at the special meeting.

        The Osmonics board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the Osmonics board did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the Osmonics board may have given different weight to different factors.

Opinion of Goldman, Sachs & Co.

        Goldman Sachs delivered its written opinion, dated November 3, 2002, to Osmonics' board of directors that, as of such date and based upon and subject to the factors and assumptions set forth in such opinion, the stock consideration and the cash consideration to be received by the holders of Osmonics' common stock, taken in the aggregate, is fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated November 3, 2002, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus. Osmonics' shareholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Osmonics' board of directors in connection with the board's consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of Osmonics' common stock should vote or make any election with respect to the transaction contemplated by the merger agreement.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement, dated as of November 3, 2002;
  •
  annual reports to stockholders and Annual Reports on Form 10-K of Osmonics and GE for the five years ended December 31, 2001;
  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Osmonics and GE;
  •
  certain other communications from Osmonics and GE to their respective stockholders; and
  •
  certain internal financial analyses and forecasts for Osmonics prepared by its management.

        Goldman Sachs also held discussions with members of the board of directors and senior management of Osmonics regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the merger agreement. Goldman Sachs also held discussions with members of the board of directors and senior management of Osmonics regarding the past and current business operations, financial condition and future prospects of Osmonics, including discussions with respect to the risks and uncertainties relating to Osmonics' ability to realize the internal forecasts prepared by its management in the amounts and time periods contemplated thereby. In addition, Goldman Sachs reviewed the reported price and trading activity for Osmonics' common stock and GE's common stock, compared certain financial and stock market information for Osmonics and GE with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the water filtration industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

        Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. As the Osmonics board was aware, Goldman Sachs' review of GE was limited to publicly available information and certain discussions with GE and GE did not make available to Goldman Sachs its projections of expected future performance. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of Osmonics or GE or any of their respective subsidiaries. No evaluation or appraisal of the assets or liabilities of Osmonics or GE or any of their respective subsidiaries was furnished to Goldman Sachs.

        The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 1, 2002 and is not necessarily indicative of current market conditions.

        Analysis at Transaction Price.    Goldman Sachs performed certain analyses, based on historical information and projections contained in public filings and Osmonics' Management October 2002 Financial Plan and based on Osmonics' closing market price as of November 1, 2002 of $13.50 and the $17.00 per share transaction price. For each of these two prices, Goldman Sachs calculated for Osmonics the implied total equity consideration (on a diluted basis) and enterprise value, the ratio of enterprise value to sales, the ratio of enterprise value to earnings before interest, taxes and depreciation and amortization, or EBITDA, the ratio of enterprise value to earnings before interest and taxes, or EBIT, and the ratio of the price per share to the earnings per share estimates of Osmonics Management and IBES. Table 1 presents the results of this analysis:

  Table 1

		Osmonics at November 1, 2002 closing price		Osmonics at transaction price
		$13.50		$17.00
Analysis of Premium
Equity consideration (diluted) ($in millions)		$201.8		$257.5
Enterprise value		$222.0		$277.6
	Management Projections
Enterprise value/LTM sales(1)	$211.0	1.05	x	1.32	x
Enterprise value/2002E sales	213.7	1.04		1.30
Enterprise value/2003E sales	239.0	0.93		1.16
Enterprise value/LTM EBITDA(1)	$23.6	9.4	x	11.8	x
Enterprise value/2002E EBITDA	26.3	8.4		10.6
Enterprise value/2003E EBITDA	36.7	6.0		7.6
Enterprise value/LTM EBIT(1)	$15.4	14.4	x	18.0	x
Enterprise value/2002E EBIT	16.6	13.4		16.7
Enterprise value/2003E EBIT	25.8	8.6		10.8
Price/2002E EPS Estimate	$0.74	18.2	x	23.0	x
Price/2003E EPS Estimate	1.07	12.6		15.9
	IBES Estimates
Price/2002 IBES EPS Estimate	$0.71	19.0	x	23.9	x
Price/2003 IBES EPS Estimate	0.85	15.9		20.0

(1)
LTM as of September 30, 2002.

        Historical Analysis.    Goldman Sachs reviewed the historical trading prices for Osmonics' common stock for the ten-year period ending November 1, 2002 and the average daily trading volume for Osmonics' common stock over the latest twelve-month, or LTM, period ending November 1, 2002. In addition, Goldman Sachs analyzed the $17.00 per share consideration to be received by holders of Osmonics' common stock pursuant to the merger agreement in relation to the prices of Osmonics' common stock during certain periods within the one-year period ending November 1, 2002.

        This analysis indicated that the price per share of Osmonics' common stock to be paid to Osmonics' shareholders pursuant to the merger agreement represented:

  •
  a premium of 25.9% based on the closing price of $13.50 per share on November 1, 2002;

  •
  a premium of 37.8% based on the one-month average closing price of $12.34 per share;

  •
  a premium of 32.2% based on the three-month average closing price of $12.86 per share;

  •
  a premium of 21.8% based on the six-month average closing price of $13.95 per share;

  •
  a premium of 23.8% based on the 12-month average closing price of $13.73 per share;

  •
  a premium of 0.6% based on the 12-month high closing price of $16.90 per share; and

  •
  a premium of 64.7% based on the 12-month low closing price of $10.32 per share.

        Selected Companies Analysis.    Goldman Sachs reviewed and compared certain financial information for Osmonics to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the water filtration industry:

  •
  Millipore Corporation

  •
  Donaldson Company, Inc.

  •
  Pall Corporation

  •
  Clarcor Inc.

  •
  Cuno Incorporated

  •
  Esco Technologies, Inc.

  •
  Ionics, Incorporated

  •
  Calgon Carbon Corporation

  •
  Whatman Plc

Goldman Sachs also reviewed and compared certain financial information for Osmonics to corresponding financial information, ratios and public market multiples for nine publicly traded diversified industrial corporations. Although none of the selected companies are directly comparable to Osmonics, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Osmonics.

        Goldman Sachs analyzed and compared the enterprise value of Osmonics, the selected companies in the water filtration industry and the selected diversified industrial companies as a multiple of LTM sales, LTM EBITDA and LTM EBIT using their respective closing prices on November 1, 2002 and the most recent publicly available information. The enterprise value for Osmonics' common stock was based on the November 1, 2002 closing price of $13.50 and the transaction price of $17.00. These calculations resulted in (1) at a price per share of Osmonics' common stock of $13.50, an enterprise value multiple of LTM sales of 1.1x, an enterprise value multiple of LTM EBITDA of 9.4x and an enterprise value multiple of LTM EBIT of 14.4x, and (2) at a price per share of Osmonics' common stock of $17.00, an enterprise value multiple of LTM sales of 1.3x, an enterprise value multiple of LTM

EBITDA of 11.8x and an enterprise value multiple of LTM EBIT of 18.0x. Table 2 presents the results of this analysis:

  Table 2

	Selected Companies in the Water Filtration Industry		Selected Diversified Industrial Companies
Enterprise Value as a multiple of:					Osmonics at November 1, 2002 closing price—$13.50	Osmonics at transaction price—$17.00
	Range	Median	Range	Median
LTM Sales	0.8x to 2.9x	1.4x	0.4x to 2.8x	1.5x	1.1x	1.3x
LTM EBITDA	8.2x to 16.8x	11.5x	4.5x to 12.6x	8.8x	9.4x	11.8x
LTM EBIT	11.8x to 33.5x	15.5x	5.3x to 27.3x	13.8x	14.4x	18.0x

        Goldman Sachs also calculated and compared the ratio of the price per share to the calendarized earnings per share for Osmonics, the selected companies in the water filtration industry and the selected diversified industrial companies as a multiple of Osmonics' 2002 and 2003 earnings estimates using their respective closing prices on November 1, 2002 and IBES median earnings estimates for 2002 and 2003. The calendarized price/earnings multiples for Osmonics' common stock were based on the November 1, 2002 closing price of $13.50 and the transaction price of $17.00. These calculations resulted in (1) at a price per share of Osmonics' common stock of $13.50, calendarized price/earnings multiples of 19.0x and 15.9x for 2002E and 2003E, respectively, and (2) at a price per share of Osmonics' common stock of $17.00, calendarized price/earnings multiples of 23.9x and 20.0x for 2002E and 2003E, respectively. Table 3 presents the results of this analysis:

  Table 3

	Selected Companies in the Water Filtration Industry		Selected Diversified Industrial Companies
Osmonics at November 1, 2002 closing price—$13.50
Price/Earnings Ratio:						Osmonics at transaction price—$17.00
	Range	Median	Range	Median
2002E	16.4x to 36.6x	20.1x	9.7x to 55.1x	17.9x	19.0x	23.9x
2003E	11.9x to 25.4x	16.8x	8.9x to 23.7x	15.2x	15.9x	20.0x

        Goldman Sachs also calculated and compared LTM EBITDA margins, LTM EBIT margins, five-year compound annual growth rate of earnings per share provided by IBES with the selected companies in the water filtration industry and selected diversified industrial companies. Table 4 presents the results of this analysis:

  Table 4

	Selected Companies in the Water Filtration Industry		Selected Diversified Industrial Companies
	Range	Median	Range	Median	Osmonics
LTM EBITDA Margin	6.6% to 22.7%	13.7%	5.3% to 35.1%	17.4%	11.2%
LTM EBIT Margin	(0.6%) to 18.0%	10.9%	1.5% to 27.5%	12.4%	7.3%
5-Year Compound Annual Growth Rate of EPS	8.0% to 15.0%	13.5%	8.0% to 15.0%	13.0%	12.5%

        Using the Osmonics closing price of $13.50 as of November 1, 2002 and the transaction price of $17.00, Goldman Sachs also analyzed the 2003 estimated price/earnings ratio of Osmonics as a multiple of the five-year compound annual growth rate of earnings per share and compared them with the selected companies in the water filtration industry and selected diversified industrial companies using IBES median estimates. These calculations resulted in (1) at a price per share of Osmonics' common stock of $13.50, a multiple of 1.3x, and (2) at a price per share of Osmonics' common stock of $17.00, a multiple of 1.6x. Table 5 presents the results of this analysis:

  Table 5

	Selected Companies in the Water Filtration Industry		Selected Diversified Industrial Companies
Osmonics at November 1, 2002 closing price—$13.50
Osmonics at transaction price—$17.00
	Range	Median	Range	Median
2003 P/E to 5-Year Compounded Annual Growth Rate of EPS	1.1x to 3.2x	1.2x	0.6x to 1.8x	1.4x	1.3x	1.6x

        Selected Transactions Analysis.    Goldman Sachs analyzed certain publicly available information relating to the following transactions in the water filtration industry since October 1996:

Date	Acquiror	Target
September 2002(1)	Pentair, Inc.	Vivendi Environnement (Plymouth Products)
February 2002	Pall Corporation	Vivendi Environnement (US Filter Filtration & Separation Group)
October 2001	Weatherford International, Inc.	Vivendi Environnement (Johnson Screens)
April 2000	Parker Hannifin Corporation	Whatman Plc (Industrial Filtration Business)
August 1999	The Procter & Gamble Company	Recovery Engineering
April 1999	Pentair, Inc.	Essef Corporation
March 1999	Vivendi Environnement	U.S. Filter
February 1998	U.S. Filter	Culligan Water Technologies
December 1997	U.S. Filter	Memtec Limited
October 1997	Culligan Water Technologies	Protean Plc
February 1997	Culligan Water Technologies	Ametek, Inc. (Water Filtration)
December 1996	Esco Electronics	Schawk, Inc. (Filtertek)
October 1996	U.S. Filter	United Utilities Plc (Process Equipment)
October 1996	Pall Corporation	Gelman Sciences

(1)
Data for this transaction was estimated by Osmonics' management.

        Goldman Sachs calculated the enterprise value of the proposed Osmonics/GE transaction as a multiple of LTM sales, LTM EBITDA and LTM EBIT and compared them with selected transactions in the water filtration industry. These calculations resulted in an enterprise value multiple of LTM sales of 1.32x, enterprise value multiple of LTM EBITDA of 11.8x and enterprise value multiple of LTM EBIT of 18.0x. Table 6 presents the results of this analysis:

  Table 6

Selected Transactions
Enterprise Valuation as a Multiple of:			Osmonics at transaction price $17.00
	Range	Median
LTM Sales	0.75x to 3.38x	1.38x	1.32x
LTM EBITDA	8.8x to 23.0x	12.9x	11.8x
LTM EBIT	10.4x to 38.7x	20.0x	18.0x

        Goldman Sachs reviewed the historical and projected financial performance of Osmonics and performed certain benchmarking analyses with respect to the projections prepared by Osmonics' management. Goldman Sachs compared Osmonics management's net income projections with Osmonics' actual net income for each of the years 1998-2002, reviewed revisions made to the estimates of Osmonics' management, compared the EBIT margin projected by Osmonics' management for 2007 with the LTM EBIT margins of Osmonics and other selected companies and compared the projected 5-year EPS growth rate for Osmonics as prepared by its management with the projected 5-year EPS growth rates for selected companies from IBES as well as to the projected 5-year EPS growth rate for Osmonics from IBES.

        Table 7 presents the results of the comparison of the LTM EBIT margins for Osmonics and other selected companies with the EBIT margin projected by Osmonics' management for 2007. Table 7 also compares the projected 5-year EPS growth rates for Osmonics and the selected companies:

  Table 7

		EBIT Margin		EBIT Margin
Selected Companies	Projected 5-Year compound annual growth rate of EPS
		LTM		2007E
Osmonics Management	25.7%	7.3%		14.9%
Osmonics IBES	12.5%	Not Available		Not Available
Millipore Corporation	15.0%	18.0%		Not Available
Donaldson Company, Inc.	13.0%	11.0%		Not Available
Pall Corporation	14.0%	10.9%		Not Available
Clarcor Inc.	13.5%	11.0%		Not Available
Cuno Incorporated	15.0%	13.6%		Not Available
Esco Technologies, Inc.	15.0%	9.2%		Not Available
Ionics, Incorporated	12.0%	(0.6%	)	Not Available
Calgon Carbon Corporation	8.0%	4.4%		Not Available
Whatman	8.0%	5.7%		Not Available
Average (Excluding Osmonics)	12.6%	9.2%		Not Available

        Table 8 presents the results of the comparison of Osmonics' net income budgets prepared by Osmonics' management with Osmonics' adjusted actual net income for each of the years 1998 through 2002:

  Table 8

	Adjusted Actual v. Budgeted Net Income ($ in millions)
Year:	Budgeted	Adjusted Actual(1)
1998	13.6	4.1
1999	16.0	3.7
2000	10.1	3.0
2001	10.4	8.1
2002	11.6	11.1	(2)

(1)
Based on Osmonics' public filings and information provided by Osmonics' management. Adjusted actual net income excludes certain charges and credits identified by Osmonics' management that are not included in budgeted amounts.
(2)
Based on Osmonics' Management October 2002 Financial Plan.

        Table 9 presents the revisions to the Osmonics Management Financial Plan since April 2001:

  Table 9

Estimated EBITDA ($ in millions)	2002E	2003E	2004E	2005E	2006E	2007E
April 2001(1)	$36.6	$46.2	$54.7	$62.7	Not Available	Not Available
December 2001(1)	29.9	37.0	46.0	60.4	72.3	Not Available
August 2002(2)	26.9	37.3	47.4	59.9	72.7	83.8
October 2002(1)	26.3	36.7	46.4	57.6	69.6	78.4
% Change from December 2001 to October 2002	(11.9)%	(0.7)%	1.0%	(4.6)%	(3.7)%	Not Available

(1)
Based on Osmonics' Management Financial Plans.
(2)
Based on Osmonics' Management Presentation.

        Implied Future Stock Price Analysis.    Goldman Sachs performed an analysis of the present value of the implied future price of Osmonics' common stock based on earnings per share estimates from (1) Osmonics' Management October 2002 Financial Plan and (2) IBES for 2002 and 2003 and extrapolated earnings per share estimates for 2004 through 2007 based on the IBES 5-year compound annual growth rate of 12.5%. Goldman Sachs calculated such implied present values for the calendar years 2003 through 2007 using a discount rate of 10% and price/earnings multiples ranging from 10x to 25x. Using the Osmonics Management estimates, the analysis indicated a range of implied present values of $9.73 to $36.03 per share of Osmonics' common stock. Using the IBES estimates, the analysis indicated a range of implied present values of $7.73 to $21.14 per share of Osmonics' common stock. Goldman Sachs also performed a sensitivity analysis to the analysis of the present value of the implied future stock price by applying discount rates ranging from 12% to 14% and price/earnings multiples ranging from 10x to 25x to the implied 2007 future stock price. Using the Osmonics Management estimates, the sensitivity analysis indicated a range of implied 2007 present values of $12.05 to $32.93 per share of Osmonics' common stock. Using the IBES estimates, the sensitivity analysis indicated a range of implied 2007 present values of $7.07 to $19.31 per share of Osmonics' common stock. Goldman Sachs also performed a sensitivity analysis to the analysis of the present value of the implied future stock price by applying earnings per share growth rates ranging from 5% to 12.5% to the IBES 2003 earnings per share estimate for Osmonics to calculate extrapolated Osmonics earnings per share estimates for 2007. Goldman Sachs calculated illustrative present values per share of Osmonics' common stock based on these extrapolated estimates using discount rates ranging from 10% to 14% and price/earnings multiples ranging from 10x to 25x. The sensitivity analysis indicated a range of implied 2007 present values of $5.37 to $21.14 per share of Osmonics' common stock.

        Discounted Cash Flow Analysis.    Goldman Sachs performed a discounted cash flow analysis on Osmonics using Osmonics' Management October 2002 Financial Plan. Goldman Sachs calculated illustrative per share value ranges of Osmonics' common stock by calculating implied values of the free cash flows and by using implied terminal value indications in the year 2007 based on multiples ranging from 7x to 12x estimated EBITDA for 2007. The implied values of the free cash flows and the implied terminal value indications derived from this analysis were then discounted using discount rates ranging from 7% to 11%. This analysis indicated a range of implied present values per share of Osmonics' common stock of $25.32 per share to $48.16 per share.

        Goldman Sachs performed a sensitivity analysis to the discounted cash flow analysis by applying certain ranges of deviations to the annual sales growth estimates and EBIT margin estimates in Osmonics' Management October 2002 Financial Plan. These ranges were provided by Osmonics' management, with the lower end of such ranges observed to be approximately consistent with the recent historical financial performance of Osmonics. The annual sales growth deviations ranged from (75.0)% to 20.0%, which implied a range of estimated sales growth from 3.0% to 23.6% depending on the year and the deviation, and the EBIT margin deviations ranged from (40.0)% to 40.0%, which implied a range of estimated EBIT margins of 6.5% to 20.9% depending on the year and the deviation. Based on a 9% discount rate and a 9x terminal multiple of estimated EBITDA for 2007, the analysis indicated a range of implied present values of $14.84 to $51.43 per share of Osmonics' common stock.

        Goldman Sachs also performed an additional sensitivity analysis to the discounted cash flow analysis by applying a (75.0)% deviation of sales growth and a (40.0)% deviation of EBIT margin, which deviations were approximately consistent with the recent historical financial performance of Osmonics, as indicated by Osmonics' management, to Osmonics' Management October 2002 Financial Plan. Based on multiples ranging from 7x to 12x estimated EBITDA for 2007 and using discount rates ranging from 7% to 11%, the analysis indicated a range of implied present values of $11.04 to $20.84 per share of Osmonics' common stock.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Osmonics or the contemplated transaction.

        Goldman Sachs prepared these analyses solely for purposes of Goldman Sachs providing its opinion to Osmonics' board of directors as to the fairness from a financial point of view of the transaction contemplated by the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Osmonics, GE, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        As described above, Goldman Sachs' opinion to the Osmonics board of directors was one of many factors taken into consideration by Osmonics' board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement/prospectus.

        Goldman Sachs, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. Goldman Sachs is familiar with Osmonics having provided certain investment banking services to it from time to time, including having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

        Goldman Sachs also provided certain investment banking services to GE and its affiliates from time to time, including, among other transactions, having acted as:

  •
  agent to GE in connection with its medium term note program;
  •
  financial advisor to GE in connection with its acquisition of Kretztechnik AG in October 2001, its acquisition of Interlogix, Inc. in February 2002 and its acquisition of Telemundo Communications Group, Inc. in April 2002;
  •
  financial advisor to GE Capital Corporation in connection with its acquisition of MetLife Capital Credit Corporation in August 1998, its acquisition of Mellon U.S. Leasing and Mellon Leasing-Manufacturer and Dealer Services in June 2001 and its acquisition of Franchise Finance Corporation of America in August 2001; and
  •
  underwriter in connection with a number of financing transactions for GE and its affiliates.

Goldman Sachs also is providing and may provide, in the future, investment banking services to GE and its affiliates. The Osmonics board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the merger agreement.

        Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of Osmonics or GE for its own account and for the account of customers.

        Pursuant to a letter agreement dated November 12, 2001, Osmonics engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Osmonics has agreed to pay Goldman Sachs a transaction fee equal to the greater of $3,000,000 or 1.5% of the aggregate consideration paid in the merger, the principal portion of which is payable upon consummation of the transaction. In addition, Osmonics has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

GE's Reasons for the Merger

        The board of directors of GE approved the merger agreement on October 28, 2002 after GE's senior management discussed with the board of directors the business, assets, liabilities, results of operations and financial performance of Osmonics, the complementary nature of certain of Osmonics' products and capabilities and the products of GE Water, the expectation that Osmonics could be readily integrated with GE Water, and the potential benefits that could be realized as a result of such integration.

Interests of Certain Persons in the Merger; Conflicts of Interest

        In considering the recommendation of Osmonics' board of directors with respect to the merger, Osmonics shareholders should be aware that some of Osmonics' directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Osmonics shareholders generally. The board of directors of Osmonics was aware of these interests and considered them in approving the merger and the merger agreement.

        Change in Control Agreements.    The executive officers of Osmonics (other than Phil Rolchigo) are parties to change of control agreements with Osmonics. Pursuant to these change of control agreements, if (1) there is a change of control of Osmonics (which will occur upon the completion of the merger) and (2) the executive is terminated by Osmonics (or GE) other than for "Cause" (as defined in the change of control agreements) or such executive terminates his employment for a "Good Reason" (as defined in the change of control agreements), either within two years following such change of control or during the three months prior to certain events that are followed by a change of control, the terminated executive will be entitled to receive monthly payments equal to one-twelfth of the executive's annual target bonus amount for three years following such termination of employment. In addition, during the three year period, the executive will be subject to a covenant not to compete with the business of Osmonics in exchange for receiving monthly payments equal to one-twelfth of the executive's annual cash base salary. These monthly non-competition payments are subject to annual increases based on the consumer price index. Finally, in the event that the executive becomes subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the executive will receive the greater of (x) the net after-tax amount of the benefits and payments provided under his change of control agreement or otherwise (after payment by the executive of all income and excise tax) or (y) the severance payments provided under his change of control agreement or otherwise, reduced to the extent necessary to avoid the imposition of the excise tax.

        In October 2001, Osmonics replaced Phil Rolchigo's change of control agreement with a letter agreement that provides Dr. Rolchigo with the right to receive certain payments triggered by the termination of Dr. Rolchigo's employment with Osmonics (whether or not following a change in control). Pursuant to the letter agreement, upon a termination of employment for any reason (other than by Osmonics for cause) Dr. Rolchigo is entitled to three times the sum of his base salary and his annual incentive target for the fiscal year in which his employment with Osmonics terminates (the "Termination Payment"), in addition to a lump sum payment equal to $305,000 he earned in 2001 for agreeing not to compete for one year following any termination of employment after July 31, 2001. In consideration for the Termination Payment, which would be payable over four years, Dr. Rolchigo has agreed not to compete with the business of Osmonics for four years after termination of his employment with Osmonics.

        Equity Plans.    Pursuant to the merger agreement, upon the completion of the merger all outstanding options to purchase shares of Osmonics common stock will be converted into options to purchase shares of GE common stock. See "The Merger Agreement—Treatment of Stock Options." The stock option plan under which Osmonics' executive officers and other key employees were granted options to purchase Osmonics common stock provides that all outstanding options will become fully vested and exercisable upon completion of the merger. Options to purchase in the aggregate approximately 172,500 shares of Osmonics common stock held by the executive officers and directors who are officers of Osmonics will become fully vested and exercisable upon completion of the merger.

In addition, the executive officers and directors hold options to purchase, in the aggregate, approximately 249,000 shares of Osmonics common stock that are currently fully vested and exercisable.

        The option plan under which Osmonics' directors were granted options to purchase Osmonics common stock does not provide for accelerated vesting upon the completion of the merger; any vested options will be converted into options to purchase GE common stock and any unvested options will expire upon completion of the merger.

        Indemnification; Directors' and Officers' Insurance.    The merger agreement provides that, after the merger, the surviving corporation will, for six years following the merger, indemnify persons who were Osmonics directors or officers before the merger who suffer liabilities or losses from any threatened or actual claim or proceeding based on the fact that the person was an Osmonics director or officer and occurring at or prior to the merger. The merger agreement further requires that, for six years following the merger, subject to certain limitations, the surviving corporation maintain coverage under a director and officer liability insurance policy at a level at least equal to that which Osmonics is maintaining for its officers and directors prior to the merger.

Procedures for Cash Election and Exchange of Osmonics Common Stock Certificates

        Procedure for Cash Election.    Included with this proxy statement/prospectus is a cash election form to be completed and returned to Wells Fargo Shareowner Services, who will act as the exchange agent for the merger.

        You only need to complete and return a cash election form if you wish to receive cash for any or all of your Osmonics shares. You do not need to complete the cash election form if you wish to receive only GE stock for your Osmonics shares. If the exchange agent does not receive from you a properly completed cash election form, together with the stock certificates representing the shares you wish to exchange for cash, properly endorsed for transfer, a book entry transfer of shares or a guarantee of delivery by the election deadline, all of your Osmonics stock will be exchanged for GE common stock (or cash in lieu of fractional shares of GE common stock) in the merger.

        Osmonics shareholders can also specify the number of shares of their Osmonics common stock to be converted into cash, subject to proration if the aggregate number of shares for which cash elections are made, for which dissenters' rights are perfected, and that are owned by GE or Oasis Acquisition exceeds 55% of the number of shares of Osmonics common stock outstanding immediately prior to the effective time of the merger, or in certain other situations. See "The Merger Agreement—Merger Consideration—Cash Election Option."

        All cash election forms must be received by the exchange agent at its designated office, by 5:00 p.m., eastern time, on the day of the special meeting or, if the closing of the merger is more than four business days after the day of the special meeting, then not later than two business days prior to the closing date of the merger. If the closing of the merger is more than four business days after the special meeting, GE will publicly announce the closing date of the merger at least five business days in advance.

        The cash election form must be properly completed and signed and accompanied by:

  •
  certificates for the shares of Osmonics common stock to which such cash election form relates, duly endorsed in blank or otherwise in a form acceptable for transfer on Osmonics' books;
  •
  an appropriate guarantee of delivery of such certificates as set forth on the cash election form from a firm which is a member of a registered national securities exchange or a commercial bank or trust company having an office or correspondent in the United States, provided that such certificates are in fact delivered to the exchange agent in the time set forth in such guarantee of delivery; or
  •
  if the shares are held in book entry form, the documents specified on the cash election form.

Osmonics shareholders electing to receive cash for all or any of their shares of Osmonics common stock are urged to send their cash election forms, accompanied by applicable stock certificates, properly endorsed for transfer, or other required documents so that they are received by the exchange agent not later than 5:00 p.m., eastern time on February 26, 2003.

        Cash election forms will be made available, as may be reasonably requested, to all persons who become holders of Osmonics common stock between the record date and the deadline for delivery of cash election forms.

        If the exchange agent (or GE and Osmonics) determines that any purported election was not properly made or was received by the exchange agent after 5:00 p.m. on the deadline for delivery of cash election forms, such purported election will be deemed to be void and of no force and effect and the holder making such purported cash election will be entitled to receive only GE common stock in the merger (other than cash in lieu of any fractional shares).

        Any Osmonics shareholder may change or revoke such holder's election by giving written notice to the exchange agent prior to 5:00 p.m., eastern time, on the deadline for delivery of cash election forms. After this date, you may not change or revoke any election you have made. All cash election forms will automatically be revoked if the exchange agent is notified in writing by GE and Osmonics that the merger has been abandoned. If a cash election form is revoked, the certificates, guarantee of delivery, or other documents as applicable evidencing the shares of Osmonics common stock to which such cash election form relates will be returned to the shareholder. The determination of the exchange agent (or GE and Osmonics if the exchange agent declines to make a determination) will be binding as to whether a cash election has been properly revoked.

        Osmonics shareholders who wish to elect to receive cash for any or all of their shares of Osmonics common stock must complete the cash election form if their shares of Osmonics common stock are registered in their own name or must follow the instructions of their bank or broker if their shares of Osmonics common stock are held in "street name"; otherwise, they will be deemed not to have made a cash election and will receive GE common stock (or cash in lieu of fractional shares) for their shares of Osmonics common stock. None of Osmonics, the Osmonics board of directors or GE makes any recommendation as to whether shareholders should elect to receive cash or GE common stock in the merger. Each Osmonics shareholder must make his or her own decision with respect to such election.

        If any Osmonics shareholder would like any of his or her cash consideration paid in a name other than his or her own, he or she must pay to the exchange agent any and all required transfer or other taxes or must establish that such tax has been paid or is not applicable.

        Surrender of Certificates.    At or following the effective time of the merger, the exchange agent will mail to each holder of record of shares of Osmonics common stock who has not properly made a cash election for those shares or perfected dissenters' rights with respect to those shares, a letter of transmittal and instructions for surrendering their certificates of Osmonics common stock in exchange for a certificate or certificates representing GE common stock into which the Osmonics common stock will be converted pursuant to the merger. Upon surrender of a certificate representing shares of Osmonics common stock for cancellation to the exchange agent, together with a letter of transmittal, the holder of such certificate will be entitled to receive only GE common stock (or cash in lieu of any fractional shares of GE common stock).

        Osmonics shareholders who surrender their stock certificates together with a properly completed letter of transmittal will receive stock certificates representing the shares of GE common stock (or cash in lieu of any fractional shares of GE common stock) into which their shares of Osmonics common stock have been converted in the merger.

        After the merger, each certificate that previously represented shares of Osmonics common stock will represent only the right to receive cash or the shares of GE common stock (or cash in lieu of any fractional shares of GE common stock) into which those shares of Osmonics common stock have been converted.

        GE will not pay dividends to holders of Osmonics common stock in respect of the shares of GE common stock, if any, into which the Osmonics shares represented by those certificates have been converted until the certificates representing the shares of Osmonics common stock are surrendered to the exchange agent.

        After the effective time of the merger, the surviving corporation will not register any further transfers of Osmonics shares. Any certificates evidencing Osmonics shares that you present for transfer after the effective time of the merger will be exchanged for GE common shares (or cash in lieu of any fractional shares of GE common stock).

        If any Osmonics shareholder would like his or her certificates of GE common stock issued in a name other than his or her own, he or she must pay to the exchange agent any and all required transfer or other taxes or must establish that such tax has been paid or is not applicable.

Anticipated Accounting Treatment

        GE will account for the merger under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the total merger consideration paid by GE, together with the direct costs of the merger, will be allocated to Osmonics' tangible and intangible assets and liabilities based on their fair market values, with any excess being treated as goodwill. The assets, liabilities and results of operations of Osmonics will be consolidated into the assets, liabilities and results of operations of GE after the merger.

Material United States Federal Income Tax Consequences

        The following discussion is a summary of certain U.S. federal income tax consequences of the merger to a U.S. Holder (as defined below) of Osmonics common stock who holds such shares of common stock as capital assets. The discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretation. This discussion is for general information only and does not address all aspects of U.S. federal income taxation that may be applicable to holders subject to special treatment under the Internal Revenue Code (including, but not limited to, financial institutions, tax-exempt organizations, mutual funds, insurance companies, S corporations or other pass through entities, dealers in securities or foreign currency, holders who exercise dissenters' rights, Non-U.S. Holders (as defined below), holders who acquired shares of Osmonics common stock pursuant to the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan, traders in securities who elect the mark-to-market method of accounting for their securities holdings, holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, a holder of options granted under any Osmonics benefit plan, or holders who hold Osmonics common stock as part of a hedge against currency risk, straddle or a constructive sale or conversion transaction). In addition, the discussion does not address the state, local or foreign tax consequences of the merger.

        For purposes of this discussion, we use the term "U.S. Holder" to mean (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any of its political subdivisions, (iii) a trust if it (x) is subject to the supervision of a court within the United States and one or more U.S. persons control all substantial decisions of the trust, or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a holder that is not a U.S. Holder.

        GE and Osmonics have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

        Based on representations contained in representation letters provided by Osmonics and GE and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of Simpson Thacher & Bartlett, counsel to Osmonics, and King & Spalding LLP, counsel to GE, that the material U.S. federal income tax consequences of the merger are as follows:

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  the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
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  a U.S. Holder will not recognize gain or loss if such U.S. Holder exchanges Osmonics common stock solely for GE common stock, except to the extent of any cash received in lieu of a fractional share of GE common stock;
  •
  a U.S. Holder will recognize gain or loss if such U.S. Holder exchanges Osmonics common stock solely for cash in the merger in an amount equal to the difference between the amount of cash received and the U.S. Holder's tax basis in its shares of Osmonics common stock;
  •
  a U.S. Holder will recognize gain (but not loss) if such U.S. Holder exchanges Osmonics common stock for a combination of GE common stock and cash in an amount equal to the lesser of:
  •
  the excess, if any, of:
  •
  the sum of the cash (excluding any cash received in lieu of a fractional share of GE common stock) and the fair market value of the GE common stock received by such U.S. Holder (including any fractional share of GE common stock such U.S. Holder is deemed to receive and exchange for cash), over
  •
  the U.S. Holder's tax basis in the Osmonics common stock surrendered in the merger, and

  •
  the cash received by such U.S. Holder in the merger;

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  a U.S. Holder's tax basis in the GE common stock received in the merger (including any fractional share interest such U.S. Holder is deemed to receive and exchange for cash) will equal such U.S. Holder's tax basis in the Osmonics common stock surrendered, increased by the amount of taxable gain, if any, recognized on the exchange and decreased by the amount of any cash received in the merger (excluding any cash received in lieu of a fractional share of GE common stock); and
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  a U.S. Holder's holding period for the GE common stock received in the merger will include such U.S. Holder's holding period for the shares of Osmonics common stock surrendered in the exchange.

        If a U.S. Holder acquired different blocks of Osmonics common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of Osmonics common stock, and the cash and GE common stock received will be allocated pro rata to each such block of stock. In addition, a U.S. Holder's basis and holding period in its GE common stock may be determined with reference to each block of Osmonics common stock.

        Taxation of Capital Gain.    Subject to the discussion under "Possible Treatment of Cash as a Dividend" set forth below, gain or loss recognized in connection with the merger will generally constitute capital gain or loss and will constitute long-term capital gain or loss if a U.S. Holder's holding period in its Osmonics common stock is greater than one year as of the date of the merger. If a U.S. Holder is a non-corporate holder of Osmonics common stock, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.

        Possible Treatment of Cash as a Dividend.    In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or dividend income will depend upon whether and to what extent the exchange reduces the U.S. Holder's deemed percentage stock ownership interest in GE. For purposes of this determination, a U.S. Holder will be treated as if it first exchanged all of the U.S. Holder's shares of Osmonics common stock solely for GE common stock and then GE immediately redeemed a portion of that GE common stock in exchange for the cash that the U.S. Holder actually received. Each U.S. Holder that may be subject to these rules should consult its tax advisor. The Internal Revenue Service has ruled that a relatively minor reduction in the percentage stock ownership of a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction." Accordingly, in most circumstances, gain recognized by a U.S. Holder that exchanges its shares of Osmonics common stock for a combination of GE common stock and cash generally will be a long-term capital gain if the U.S. Holder's holding period with respect to the stock is more than one year, and otherwise will be short-term capital gain.

        Cash Received in Lieu of a Fractional Share.    Cash received in lieu of a fractional share of GE common stock will be treated as received in redemption of such fractional share, and gain or loss will be recognized by a U.S. Holder equal to the difference between the amount of cash received and the portion of the basis of the share of Osmonics common stock allocable to such fractional interest. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holding period for such share of Osmonics common stock was greater than one year as of the date of the exchange.

        Backup Withholding.    Unless a U.S. Holder complies with certain reporting or certification procedures or is an "exempt recipient" (i.e., in general, corporations and certain other entities), the U.S. Holder may be subject to backup withholding tax of 30% with respect to any cash payments received pursuant to the merger. A Non-U.S. Holder should consult such holder's tax advisor with respect to the application of withholding rules to any cash payments received by it pursuant to the merger.

        If a U.S. Holder receives GE common stock as a result of the merger, such U.S. Holder will be required to retain records pertaining to the merger and will be required to file with such U.S. Holder's U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

        Each Osmonics shareholder is urged to consult his or her own tax advisor with respect to the federal, state, local and foreign tax consequences of the merger.

Dissenters' Rights

        The following is a brief summary of the rights of holders of Osmonics common stock to dissent from the merger agreement and receive cash equal to the "fair value" of their Osmonics common stock instead of receiving shares of GE common stock or cash as provided in the merger agreement. This summary is not exhaustive, and you should read Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which are attached to this proxy statement/prospectus as Annex C.

        If you are contemplating the possibility of dissenting from the merger agreement, you should carefully review the text of Annex C, particularly the procedural steps required to assert dissenters' rights, which are complex. You should also consult your legal counsel. If you do not fully comply with the procedural requirements of the statute, you will lose your dissenters' rights.

        Who may exercise dissenters' rights.    Under Minnesota law, shareholders of Osmonics have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, to dissent from the merger agreement and to receive from Osmonics payment in cash for the "fair value" of their shares after the merger is completed. The term "fair value" means the value of the shares immediately before the effective time of the merger and may be less than, equal to or greater than the market price of the GE common stock to be issued or the $17.00 cash to be paid to shareholders who do not dissent from the merger agreement for their Osmonics common stock pursuant to the merger agreement if the merger is consummated.

        All references in this summary to a "shareholder" or "you" are to a shareholder of Osmonics as of January 23, 2003, the record date for the special meeting. A person having beneficial ownership of shares that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below in a proper and timely manner if the beneficial owner wishes to assert any dissenters' rights.

        Requirements for exercising dissenters' rights.    If you desire to exercise your dissenters' rights, you must:

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    file a written notice of intent to demand fair value for your shares with Osmonics before the shareholder vote is taken at the special meeting of shareholders to adopt the merger agreement;
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    not vote your shares in favor of the merger agreement; and
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    follow the post-shareholder meeting statutory procedures for asserting dissenters' rights, which are described below.

        If you do not satisfy all of these conditions, you cannot exercise dissenters' rights and will be entitled to receive only the consideration described in the merger agreement. Voting against, abstaining from voting or failing to vote with respect to the merger agreement does not constitute a notice of intent to demand the fair value of your shares within the meaning of Minnesota law.

        A shareholder's failure to vote with respect to the merger agreement will not constitute as a waiver of dissenters' rights. However, to assert your dissenters' rights you must not vote in favor of the merger agreement, and you must send a written notice to Osmonics stating your intent to demand fair value for your shares before the shareholder vote is taken at the special meeting of shareholders to adopt the merger agreement.

        If you return a signed proxy but do not specify a vote against the merger agreement or a direction to abstain, the proxy will be voted for the merger agreement, and you will lose your dissenters' rights even if you send a written notice of intent to demand fair value of your shares before the shareholder vote is taken at the special meeting of shareholders to adopt the merger agreement.

        Even if you do not return your proxy to Osmonics, if you do not send a written notice of intent to demand fair value for your shares to Osmonics before the shareholder vote is taken at the special meeting of shareholders to adopt the merger agreement, you will lose your dissenters' rights.

        A shareholder must assert dissenters' rights with respect to all of the shares registered in the holder's name, except where certain shares are beneficially owned by another person but registered in the holder's name. If a record holder, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, the record holder must dissent with respect to all of the beneficial owner's shares and must disclose the name and address of the beneficial owner on whose behalf dissent is made. Also, a beneficial owner of shares who is not the record holder of those shares may assert dissenters' rights as to the shares held by a record holder on that beneficial owner's behalf, only if the beneficial owner submits a written consent from the record holder to Osmonics at or before the time the dissenters' rights are asserted.

        Notices of intent to exercise dissenters' rights should be filed with Osmonics at: Osmonics, Inc., 5951 Clearwater Drive, Minnetonka, Minnesota, 55343, Attn: Ruth Carol Spatz.

        Post-shareholder meeting procedure.    If the merger agreement is adopted by the shareholders at the special meeting, then Osmonics (or the surviving corporation, if the merger has occurred) will send written notice to all shareholders who have given written notice under the dissenters' rights provisions and have not voted in favor of the merger agreement as described above. The notice will contain:

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    the address where the demand for payment and certificates representing shares of Osmonics common stock must be sent and the date by which they must be received;
    •
    any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;
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    a form for demanding payment that requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the Osmonics common stock or an interest in it; and
    •
    a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, attached hereto as Annex C, and a brief description of the procedures to be followed under those provisions.

        If you wish to assert dissenters' rights and receive the fair value of your shares, you must demand payment and deposit your certificates with Osmonics (or the surviving corporation, if the merger has occurred) within thirty days after the notice is given. If you fail to make a demand for payment and deposit your certificates within the thirty-day period, you will lose the right to receive fair value for your shares under the dissenters' rights provisions, even if you filed a timely notice of intent to demand payment.

        Except as provided below, after the later of the effective time of the merger or Osmonics' or the surviving corporation's receipt of a valid demand for payment, the surviving corporation will remit to each dissenting shareholder who has complied with the requirements of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act the amount the surviving corporation estimates to be the fair value of the shareholder's Osmonics common stock, with interest starting five days after the effective time of the merger at the rate prescribed by Minnesota Statutes Annotated §549.09. The surviving corporation will include the following information with the payment:

    •
    Osmonics' closing balance sheet and statement of income for the fiscal year ending no more than sixteen months before the effective date of the merger, together with the latest available interim financial statement;
    •
    the surviving corporation's estimate of the fair value of the shares and a brief description of the method used to reach that estimate;
    •
    a copy of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (attached hereto as Annex C); and
    •
    a brief description of the procedures to be followed in demanding supplemental payment.

        The surviving corporation may withhold payment for any person who was not a shareholder on November 4, 2002, the date the merger was first announced to the public, or who is dissenting on behalf of a person who was not a beneficial owner on that date. If any dissenting shareholder to whom the surviving corporation is withholding payment in accordance with the preceding sentence has complied with the procedures described above, the surviving corporation shall send a statement to the shareholder setting forth the above information as well as the reason for withholding the remittance and an offer to pay to the dissenting shareholder the surviving corporation's estimate of the fair value of the shares, with interest, as a final settlement of the dissenting shareholder's demand for payment.

        If you exercise dissenters' rights and you believe that the amount paid by the surviving corporation is less than the fair value of the shares plus interest, you may, within thirty days of the payment by the surviving corporation or offer for payment, notify the surviving corporation in writing of your estimate of the fair value of your shares plus interest and demand payment of the difference. If you fail to make a written demand within such thirty-day period you will only be entitled to the amount paid by the surviving corporation.

        Within sixty days after receipt by the surviving corporation of any dissenting shareholder's demand for supplemental payment, the surviving corporation shall either pay to the dissenting shareholder the supplemental amount demanded or agreed to by the dissenting shareholder after discussion with the surviving corporation or file a petition in court requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in Hennepin County, Minnesota, and shall name as parties all dissenting shareholders whose demands remain unsettled.

        The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of Section 302A.473 of the Minnesota Business Corporation Act and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the surviving corporation or by a dissenting shareholder. The fair value of the shares as determined by the court is binding on all dissenting shareholders. If the court determines that the fair value of the shares is in excess of any amount remitted by the surviving corporation, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

        The court will determine the costs and expenses of the court proceeding, including the reasonable expenses and compensation of any appraisers appointed by the court, and assess them against the surviving corporation, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Osmonics and/or the surviving corporation did not substantially comply with the relevant provisions of Section 302A.473 of the Minnesota Business Corporation Act, the court may also assess against the surviving corporation any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the dissenting shareholders.

        Under subdivision 4 of Section 302A.471 of the Minnesota Business Corporation Act, a shareholder has no right, at law or in equity, to set aside the adoption of the merger agreement except if the approval is fraudulent with respect to that shareholder or Osmonics.

THE MERGER AGREEMENT

        The following is a summary of selected material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Annex A. We urge you to read the merger agreement in its entirety.

Form of the Merger

        If the holders of Osmonics common stock adopt the merger agreement and all other conditions to the merger are satisfied or waived, Osmonics will be merged with and into Oasis Acquisition, Inc. a newly formed and wholly owned subsidiary of GE. After the merger, Oasis Acquisition will be the surviving corporation and will remain a wholly owned subsidiary of GE. GE and Osmonics anticipate that the closing of the merger will occur as promptly as practicable after the adoption of the merger agreement by the Osmonics shareholders at the special meeting.

Merger Consideration

        Exchange Ratio.    The merger agreement provides that each share of Osmonics common stock issued and outstanding immediately prior to the effective time (other than Osmonics common stock owned by GE or Osmonics and other than Osmonics common stock as to which dissenters' rights have been properly perfected) will be converted into the right to receive the number of shares of GE common stock (the "exchange ratio") determined by dividing $17.00 by the average of the volume weighted sales prices per share of GE common stock on the New York Stock Exchange for the ten consecutive full trading days ending on the third trading day immediately preceding, but not including, the effective time of the merger. GE will not issue any fractional shares. Instead, GE will pay cash for such fractional shares based on the closing price of GE common stock on the trading day immediately preceding the effective time. At the option of the shareholder, a shareholder may elect to receive $17.00 in cash for all or any portion of such shareholder's Osmonics common stock subject to proration as described below. See "—Cash Election Option."

        For example, if the average per share price of GE common stock for the ten-day valuation period is $23.95, which was the closing price of GE common stock on the New York Stock Exchange on January 23, 2003, an Osmonics shareholder owning 1000 shares of Osmonics common stock would receive 709 shares of GE common stock, plus cash instead of fractional shares. If the closing price of GE common stock on the trading day immediately preceding the effective time of the merger is equal to $23.95, the amount of cash paid in lieu of the fractional shares in this example would equal $19.45.

        Determination of Exchange Ratio; Changes in Stock Price.    The merger agreement provides that the ten-day valuation period will end on the trading day that is three trading days prior to the effective time of the merger. As a result, the number of shares of GE common stock constituting the merger consideration will be fixed three trading days before the merger. Because the market price of GE common stock fluctuates, the value of the GE common stock that Osmonics shareholders will receive in the merger may increase or decrease during the three trading day period between the end of the valuation period and the date of the merger. You may call, toll-free, (877) 456-3488 to receive hypothetical information concerning the estimated fraction of a share of GE common stock that will be issued in exchange for each share of Osmonics common stock, updated as of the week of your call. As part of its ongoing stock repurchase program, GE may reacquire shares of its common stock during the valuation period. For additional information see "Comparative Stock Prices and Dividends—GE Stock Purchase Program."

        The merger consideration generally is intended to provide, for each share of Osmonics common stock for which a cash election is not made, shares of GE common stock valued at $17.00, based on the average of the volume weighted sales prices of GE common stock (referred to as the "average price")

during the ten-day valuation period. Therefore, a higher average price of GE common stock during the ten-day valuation period would result in fewer shares of GE common stock constituting the merger consideration, and a lower average price of GE common stock during the ten-day valuation period would result in more shares of GE common stock constituting the merger consideration. For example, if the average price of GE common stock during the ten-day valuation period were equal to $23.95 per share, one share of Osmonics common stock would become 0.7098 shares of GE common stock. An average price of GE common stock during the ten-day valuation period greater than $23.95 would result in fewer than 0.7098 shares of GE common stock constituting the merger consideration and an average price of GE common stock during the ten-day valuation period less than $23.95 would result in more than 0.7098 shares of GE common stock constituting the merger consideration.

        If between the date of the determination of the average price and the effective time of the merger, the outstanding shares of GE common stock are changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification or combination of shares, the merger agreement provides that the exchange ratio will be correspondingly adjusted, to the extent appropriate, to reflect such changes.

        Cash Election Option.    Each Osmonics shareholder may elect to receive $17.00 in cash rather than GE common stock for all or any portion of the Osmonics shares owned by such shareholder. See "The Merger—Procedures for Cash Election and Exchange of Osmonics Common Stock Certificates." Under the merger agreement, however, no more than 55% of the outstanding shares of Osmonics common stock, including shares owned by Osmonics shareholders that have perfected their dissenters' rights and shares owned by GE or Oasis Acquisition can be exchanged for cash. If the aggregate number of shares for which cash elections are made, for which dissenters' rights are perfected and that are owned by GE or Oasis Acquisition exceeds 55% of the outstanding shares of Osmonics common stock, then all shares of Osmonics common stock for which cash elections are made will be exchanged on a pro rata basis for a combination of cash and GE common stock so that the total number of Osmonics shares exchanged for cash (when combined with the total number of shares of Osmonics common stock for which dissenters' rights have been perfected and that are owned by GE or Oasis Acquisition) does not, in the aggregate, exceed 55% of the outstanding shares of Osmonics common stock. A pro rata reduction in the cash consideration paid to Osmonics shareholders electing cash will also be made if the aggregate cash consideration payable to shareholders who have elected cash plus $17.00 multiplied by the sum of the number of shares of Osmonics common stock for which dissenters' rights have been perfected and the number of shares of Osmonics common stock that are owned by GE or Oasis Acquisition exceeds 55% of the fair market value, as of the date of the merger, of the aggregate cash and stock consideration payable in the merger, or if a reduction is otherwise necessary to allow GE's and Osmonics' outside legal counsel to deliver their opinions as to the qualification of the merger as a "reorganization" under the Internal Revenue Code.

        For example, if you own 1000 shares of Osmonics common stock, you elect to receive all of your merger consideration in cash but shares for which cash elections are made, for which dissenters' rights are perfected or that are owned by GE or Oasis Acquisition equal 75% of the outstanding shares of Osmonics common stock, you will receive $12,461 in cash for 733 shares of your Osmonics common stock. The remaining 267 shares of your Osmonics common stock will be converted into GE common stock as described above. See "—Exchange Ratio".

        This means that there can be no assurance that you will receive 100% of the merger consideration in the form of cash for each share of Osmonics common stock for which you properly deliver a cash election form.

        Shares Held by Osmonics and GE.    Shares of Osmonics common stock owned by Osmonics or GE will be cancelled in the merger without payment of any merger consideration.

        Fractional Shares of GE Common Stock.    GE will not issue fractional shares of GE common stock in the merger. Instead a cash payment will be paid in an amount equal to the product of (1) the fractional part of a share of GE common stock multiplied by (2) the closing price for GE common stock on the NYSE Composite Tape on the trading day immediately preceding the effective time of the merger.

Effective Time

        The merger will become effective on the date on which articles of merger relating to the merger are duly filed with the Secretary of State of Minnesota or such later time as is agreed upon by the parties and specified in the articles of merger. The filing of the articles of merger will take place as soon as practicable after the satisfaction or waiver of the conditions described below under "—Conditions of the Merger."

Treatment of Stock Options

        Each outstanding and unexercised option to buy shares of Osmonics common stock held by any current or former director, officer, employee, contractor or consultant of Osmonics will be converted, in accordance with its terms, into an option to purchase that number of shares of GE common stock equal to the number, rounded (or, in the case of an incentive stock option under Section 422 of the Internal Revenue Code, rounded down) to the nearest whole number of shares of GE common stock, determined by multiplying the exchange ratio by the number of shares of Osmonics common stock that were originally subject to the Osmonics option. The purchase price for each such converted option will equal the amount, rounded to the nearest one-hundredth of a cent, determined by dividing the per share exercise price for each such Osmonics option immediately before the effective time by the exchange ratio. The converted options will otherwise be subject to the same terms and conditions as were applicable to such option immediately prior to the merger, except for certain non-substantive administrative procedures, if necessary.

        The option plan under which Osmonics' executive officers and other key employees were granted options to purchase Osmonics common stock provides that all outstanding options will become fully vested and exercisable upon completion of the merger. The option plan under which Osmonics' directors were granted options to purchase Osmonics common stock does not provide for accelerated vesting upon the completion of the merger; the vested options will be converted into options to purchase GE common stock and the unvested options will expire upon completion of the merger.

Representations and Warranties

        The merger agreement contains representations and warranties by Osmonics relating to a number of matters, including the following:

  •
  organization, valid existence, good standing and qualification to do business of Osmonics and its subsidiaries;

  •
  the effectiveness of the charters and bylaws of Osmonics and its subsidiaries;

  •
  the capital structure of Osmonics;

  •
  Osmonics' authority to execute and deliver the merger agreement and perform its obligations thereunder;

  •
  the absence of any conflict with Osmonics' or its subsidiaries' charters and bylaws or with any agreement entered into by Osmonics or its subsidiaries;

  •
  the required governmental filings and approvals necessary to complete the merger;

  •
  Osmonics' compliance with law;

  •
  Osmonics' possession of required permits and regulatory approvals necessary to conduct its business;

  •
  documents filed with the SEC and the accuracy of information contained in such documents;

  •
  the financial statements of Osmonics;

  •
  the absence of certain changes or events in Osmonics' business or financial condition;

  •
  litigation;

  •
  Osmonics' employee benefit plans;

  •
  tax matters and the payment of taxes;

  •
  the accuracy of information contained in this proxy statement/prospectus;

  •
  the receipt of the opinion of Osmonics' financial advisor as to the fairness, from a financial point of view, of the merger consideration to Osmonics' shareholders;

  •
  broker's and finder's fees related to the merger;

  •
  the absence of an Osmonics shareholder rights plan and the inapplicability of anti-takeover statutes to the merger;

  •
  Osmonics' ownership and validity of intellectual property rights;

  •
  various environmental matters, including, but not limited to, compliance with environmental laws;

  •
  the absence of actions that would prevent the merger from constituting a reorganization qualifying under Section 368(a) of the Internal Revenue Code;

  •
  the validity of Osmonics' title to its properties;

  •
  material contracts;

  •
  insurance policies;

  •
  employee and labor relations;

  •
  related party transactions;

  •
  the status of Osmonics' industrial development bonds; and

  •
  the absence of product liability or warranty claims.

        The merger agreement also contains representations and warranties by GE and Oasis Acquisition, Inc. relating to a number of matters, including:

  •
  the organization, valid existence and good standing of GE and Oasis Acquisition, Inc.;

  •
  the capitalization of Oasis Acquisition, Inc.;

  •
  the validity of the GE common stock to be issued in the merger;

  •
  GE's and Oasis Acquisition's authority to execute and deliver the merger agreement and to perform their respective obligations thereunder;

  •
  the absence of any conflict with GE's or Oasis Acquisition's charters and bylaws or with any agreement of GE or Oasis Acquisition;

  •
  the required governmental filings and approvals necessary to effect the merger;

  •
  documents filed with the SEC and the accuracy of information contained in such documents;

  •
  the financial statements of GE;

  •
  the absence of certain changes or events in GE's business or financial condition;

  •
  the accuracy of information supplied by GE for this proxy statement/prospectus;

  •
  broker's and finder's fees related to the merger;

  •
  that neither GE nor any of its subsidiaries owns any Osmonics common stock or has the right to acquire any Osmonics common stock other than pursuant to the merger agreement;

  •
  the absence of a vote required by the shareholders of GE to complete the merger; and

  •
  the absence of actions that would prevent the merger from constituting a reorganization qualifying under Section 368(a) of the Internal Revenue Code.

        Certain of Osmonics' and GE's representations and warranties are qualified as to materiality or "material adverse effect." When used with respect to Osmonics or GE, "material adverse effect" means any change, event, occurrence or effect that would be materially adverse to the business, financial condition or results of operations of that party and its subsidiaries taken as a whole, other than any change or effect resulting from:

  •
  changes in general economic conditions;

  •
  the announcement and performance of the merger agreement and the merger and compliance with the covenants set forth in the merger agreement; or

  •
  general changes or developments in the industries in which that party and its subsidiaries operate that do not have a materially disproportionate effect (relative to other industry participants) on that party and its subsidiaries, taken as a whole.

Covenants and Agreements

        Conduct of Business Pending Merger.    Osmonics has agreed that until the effective time of the merger it will conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact its business organization and to preserve its present relationships with customers, suppliers and other persons with which Osmonics has significant business relations. Additionally, subject to certain exceptions, the merger agreement expressly restricts the ability of Osmonics, without GE's prior written consent (which consent cannot be unreasonably delayed or withheld), to:

  •
  amend or otherwise change Osmonics' or any of its subsidiaries' articles of incorporation, bylaws, or other governing documents;

  •
  except in the ordinary course of business and except with respect to outstanding options or the express requirements of Osmonics' benefits plans, issue, deliver, sell, pledge, dispose of or encumber any of its stock, any options, securities, or other rights to acquire its stock, any other ownership interest in Osmonics or any assets material to Osmonics or its subsidiaries;

  •
  declare, set aside, make or pay any dividend;

  •
  reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any of its or its subsidiaries' stock;

  •
  acquire, invest in or sell any corporation or other business organization or assets, in each case that are material to Osmonics and its subsidiaries;

  •
  except in the ordinary course of business, incur any long-term indebtedness;

  •
  except in the ordinary course of business, enter into, terminate, renew or amend any material contract;

  •
  authorize after the date of the merger agreement any material new capital expenditures in excess of specified amounts;

  •
  except as required by the terms of existing plans or by law, establish, adopt, enter into, amend or terminate any collective bargaining agreement or employee benefit plan;

  •
  take any action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  make or change any material tax election or settle or compromise any audit or controversy that would give rise to a material tax or agree to any extension of a statute of limitations;

  •
  change any accounting policies;

  •
  change the method of calculating the interest on Osmonics' industrial revenue bonds; or

  •
  agree to take any of the actions listed above.

        Shareholders Meeting.    The merger agreement requires Osmonics to call and hold a meeting of its shareholders to adopt the merger agreement and the merger. Osmonics, however, is not required to hold the special meeting if the merger agreement is terminated. See "—Termination." Additionally, subject to certain limitations and certain fiduciary duty considerations, the board of directors of Osmonics has agreed to recommend that Osmonics' shareholders vote in favor of adoption of the merger agreement and the merger. See "—Covenants and Agreements—No Solicitation."

        Resignation of Osmonics' Directors.    Osmonics has agreed to deliver to GE at the effective time the resignation of its directors.

        Access to Information.    Subject to applicable laws relating to the exchange of information, Osmonics has agreed to, and to cause its subsidiaries to, provide GE's officers, employees, accountants, counsel and other representatives reasonable access to all Osmonics' properties, books and records and to Osmonics' officers and employees.

        GE has agreed to hold in confidence all information that GE receives from Osmonics in connection with the merger and the merger agreement. GE and Osmonics have entered into a confidentiality agreement governing GE's and Osmonics' rights and obligations with respect to such confidential treatment.

        No Solicitation.    The merger agreement precludes Osmonics, its subsidiaries, officers, directors and employees from, and requires Osmonics to use its reasonable best efforts to keep its investment bankers, attorneys, accountants and other representatives from, directly or indirectly, initiating, soliciting, knowingly encouraging, participating in any discussions regarding, furnishing any access to its properties, books and records or any confidential information or data with respect to, or facilitating any proposal to acquire more than 20% ownership of Osmonics, its subsidiaries or its assets. The merger agreement, however, permits Osmonics, prior to the approval of the merger agreement and the merger by Osmonics' shareholders, to furnish such information or negotiate with a third party if such actions are a response to an unsolicited, bona fide proposal from a third party regarding such an acquisition, if the acquisition did not result from a breach by Osmonics of its non-solicitation obligations and if the Osmonics board of directors determines in good faith, after consultation with its legal counsel and financial advisors, that as a result of such actions the proposal will result in, or could reasonably be expected to constitute or result in, a "superior proposal." In addition, Osmonics may withdraw, change or modify, in a manner adverse to GE, its recommendation of the merger agreement or may recommend an alternative transaction if the Osmonics board of directors determines in good faith, after consultation with its legal counsel and financial advisors, that the proposal is a superior proposal. If Osmonics withdraws, changes or modifies its recommendation or recommends a different transaction to Osmonics shareholders, GE may terminate the merger agreement requiring Osmonics to pay a termination fee of $7.7 million to GE. See "—Fees."

        The merger agreement defines a "superior proposal" as a proposal to acquire all of Osmonics' stock or all or substantially all of Osmonics' assets that the Osmonics board of directors reasonably determines in good faith, after consulting with its legal and financial advisors, is more favorable to Osmonics and its shareholders than the merger and is reasonably capable of being completed (including obtaining necessary financing).

        Osmonics is required to promptly advise GE if it receives any acquisition proposal. Osmonics is obligated to keep GE informed of all material developments affecting the status and terms of any takeover proposals or the status of any such discussions or negotiations.

        Under certain circumstances with respect to an alternative transaction that the board has determined is a superior proposal and subject to meeting certain requirements, including negotiating with GE in good faith to alter the terms of the merger and paying GE the termination fee, Osmonics can terminate the merger agreement if it elects to enter into a transaction that is a superior proposal. See "—Termination."

        The merger agreement does not prohibit Osmonics from complying with the requirements of Rules 14d-9 and 14e-2(a) promulgated pursuant to the Securities Exchange Act of 1934.

        Employee Matters.    GE has agreed that, for at least one year following the effective time of the merger, it will cause the surviving corporation to provide to Osmonics employees compensation and benefits that are substantially comparable, in the aggregate, to those provided by Osmonics to its employees on November 3, 2002, subject in the case of GE's equity based plans to eligibility requirements of those plans. GE will also provide Osmonics employees with credit for all service with Osmonics to the same extent as such service was credited by Osmonics under all employee benefit plans and arrangements to be provided by GE to such employees for purposes of eligibility and vesting and for purposes of calculating the amount of each employee's severance, vacation and sick leave benefits. GE has also agreed to waive any waiting periods or limitations for preexisting conditions under its employee benefit plans and to ensure that employees are given credit for any amounts paid toward deductibles, out-of-pocket limits or other fees on or prior to the effective time of the merger. GE has agreed to cause the surviving corporation to discharge Osmonics' obligations under certain employment and severance agreements.

        Directors' and Officers' Insurance; Indemnification.    The merger agreement provides that, for a minimum period of six years following the effective time of the merger, GE will, as permitted by law, indemnify persons who were Osmonics directors or officers before the merger and who suffer liabilities or losses from any claim, proceeding, action, suit or investigation arising out of or pertaining to the fact that the person was an Osmonics director or officer and pertaining to matters existing or occurring prior to the effective time of the merger. For six years following the merger, the articles of incorporation and bylaws of the surviving corporation will contain indemnification provisions relating to current and former directors, officers and employees no less favorable than those set forth in Osmonics' articles of incorporation and bylaws on November 3, 2002 and such provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of those individuals. The merger agreement further requires that, for a minimum of six years following the effective time of the merger, subject to certain limitations, the surviving corporation maintain coverage under a director and officer liability insurance policy at a level at least equal to that which Osmonics is maintaining for its officers and directors prior to the merger.

        Further Assurances.    Each of the parties to the merger agreement has agreed to use its reasonable best efforts to take all actions necessary, proper or advisable to consummate the transactions contemplated by the merger agreement as promptly as practicable. Specifically, GE and Osmonics have agreed to provide all necessary information and to make all filings required by the Hart-Scott-Rodino Antitrust Improvements Act and all applicable foreign antitrust laws. In the event that any governmental authority or private person institutes any proceeding to challenge the merger, Osmonics and GE have agreed to use their reasonable best efforts to defend such proceeding or to vacate or overturn any resulting decree or judgment. Additionally, Osmonics and GE have agreed to defend, at their own cost and expense any judicial or administrative action in connection with the merger. Finally, GE is not required to make any divestitures or to take, accept, or commit to any operational restriction on GE or any of its businesses.

        New York Stock Exchange Listing.    GE and Osmonics have agreed to use their reasonable best efforts to have the shares of GE common stock to be issued in the merger or reserved for issuance pursuant to the exercise of converted Osmonics options approved for listing on the New York Stock Exchange. GE has agreed to pay any fees in connection with such listing.

        Section 16(b) Exemption.    GE and Osmonics have agreed to take all steps necessary to cause the disposition of Osmonics common stock pursuant to the merger by any individual who may be subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 to be exempt under Rule 16b-3 promulgated pursuant to such act.

        Standstill Agreements.    Subject to the fiduciary duty obligations of Osmonics' board of directors, Osmonics has agreed to not terminate, amend, modify, or waive any provision of and to use its reasonable best efforts with respect to the enforcement of any confidentiality or standstill agreement relating to Osmonics.

        Termination of Certain Benefit Plans.    Osmonics has agreed to terminate its profit sharing and savings plan effective immediately prior to the closing date of the merger. GE has agreed to permit any current Osmonics employee to roll over the employee's account balance in the profit sharing and savings plan to a qualified defined contribution plan maintained by GE, at such times and in accordance with such requirements as are applicable to such GE plans. Finally, Osmonics has agreed to take all action reasonably necessary to terminate its 1995 Employee Stock Purchase Plan, effective as of the last day of the month immediately preceding the month in which the merger is completed. All participants in such stock purchase plan will be entitled to receive a refund of all cash amounts in their accounts in accordance with the terms of such plan.

Regulatory Approvals

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules of the Federal Trade Commission, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. GE and Osmonics each filed notification and report forms with the FTC and the Department of Justice effective December 10, 2002. On December 24, 2002, GE and Osmonics received notification of termination of the applicable waiting period.

        GE and Osmonics have also made filings with regulatory authorities pursuant to antitrust laws in countries where such filing is required, including Austria, Germany and Portugal. Necessary clearances have been obtained in Austria and Germany and it is currently anticipated that necessary clearances pursuant to the antitrust laws in such other countries where filings have been made will also be obtained prior to the special meeting. Except for these antitrust clearances and compliance with applicable federal and state securities and corporate laws, GE and Osmonics are not aware of any other material governmental or regulatory approvals required to be obtained in order to consummate the merger.

Conditions to the Merger

        Conditions to Each Party's Obligation to Effect the Merger.    The obligations of GE and Osmonics to complete the merger are conditioned on the following conditions being fulfilled:

  •
  the adoption of the merger agreement and the merger by Osmonics' shareholders;

  •
  the absence of any statute, rule, order, decree, regulation or injunction of any United States court, United States governmental authority or any governmental authority pursuant to foreign antitrust that precludes, prohibits, restrains or enjoins the consummation of the merger or makes the consummation of the merger illegal;

  •
  the termination or expiration of the waiting periods or receipt of approvals pursuant to the Hart-Scott-Rodino Antitrust Improvements Act, the antitrust laws of Austria, Germany and Portugal and such other jurisdictions as GE may be permitted to add pursuant to the merger agreement (See "—Regulatory Approvals"); and

  •
  the continuing effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, and the material compliance with all other applicable material state securities laws.

        Conditions to Obligation of Osmonics to Effect the Merger.    The obligation of Osmonics to complete the merger depends on the following additional conditions being fulfilled:

  •
  the representations and warranties of GE and Oasis Acquisition that are qualified as to material adverse effect being true and correct on the closing date;

  •
  the representations and warranties of GE and Oasis Acquisition that are not qualified as to material adverse effect being true and correct on the closing date, except where the failure to be true and correct has not had and would not reasonably be expected to have a material adverse effect on GE;

  •
  GE and Oasis Acquisition having performed in all material respects all of their covenants in the merger agreement;

  •
  Osmonics having received an opinion of Simpson Thacher & Bartlett, counsel to Osmonics, based on appropriate representations of Osmonics and GE, stating that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

  •
  the shares to be issued in the merger and reserved for issuance upon exercise of converted options having been approved for listing on the NYSE.

        Conditions to Obligations of GE and Oasis Acquisition to Effect the Merger.    The obligations of GE and Oasis Acquisition to complete the merger depend upon the following additional conditions being fulfilled:

  •
  the representations and warranties of Osmonics that are qualified as to material adverse effect being true and correct on the closing date;

  •
  the representations and warranties of Osmonics that are not qualified as to material adverse effect being true and correct on the closing date, except where the failure to be true and correct has not had and would not reasonably be expected to have a material adverse effect on Osmonics;

  •
  Osmonics having performed in all material respects all of its covenants in the merger agreement;

  •
  GE having received an opinion of King & Spalding LLP, counsel to GE, based on appropriate representations of Osmonics and GE, stating that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Termination

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

  •
  by mutual consent of GE and of Osmonics;

  •
  by either GE or Osmonics if:

  •
  any United States governmental authority or any other government authority acting pursuant to foreign antitrust laws has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the offer or the merger that has become final and non-appealable;

  •
  the merger is not consummated on or before August 3, 2003, unless the party seeking to terminate the merger agreement has caused the failure of the merger to be consummated by failing to perform any of its obligations under this merger agreement.

  •
  the party seeking termination is not in material breach of the merger agreement and the other party has materially breached a representation, warranty, covenant or agreement of that party contained in the merger agreement and such breach is either not capable of being cured or, with respect to a covenant or agreement that is capable of being cured, has not been cured or satisfied by the earlier of August 3, 2003 or within ten days of notice of the breach; or

  •
  the Osmonics shareholders do not adopt the merger and the merger agreement.

  •
  by Osmonics, prior to approval by Osmonics' shareholders, if Osmonics pays the termination fee discussed below and enters into an acquisition agreement with a third party with respect to a superior proposal, provided that prior to terminating the merger agreement Osmonics is required to negotiate in good faith with GE for three business days to change the terms of the merger so that the alternative transaction is not a superior proposal; or

  •
  by GE, if the Osmonics board of directors withdraws, changes or modifies its recommendation to the shareholders of Osmonics in a manner adverse to GE or recommends a third party's takeover proposal. See "—Covenants and Agreements—No Solicitation".

Effect of Termination

        If the merger agreement is terminated as described above, the agreement will be null and void, and there will be no liability of any party or its officers and directors except as to confidentiality, public announcements, and fees and expenses, including the termination fee and expense reimbursement described in the following section.

Fees

        Osmonics is required to pay GE a termination fee of $7.7 million:

  •
  at or prior to termination, if Osmonics terminates the merger agreement to enter into a superior proposal;

  •
  promptly following termination, if GE terminates the agreement because Osmonics has adversely modified, changed or withdrawn its recommendation of the merger or the merger agreement to its shareholders or has recommended a third party's takeover proposal; or

  •
  promptly following the closing of the alternative transaction, if the merger agreement and merger are not adopted at the special meeting and at the time of the special meeting there is a bona fide proposal from a third party to acquire 50% or more of the equity or assets of Osmonics and Osmonics within one year following termination of the merger agreement completes an alternative transaction for a third party to acquire 50% or more of the equity or assets of Osmonics.

        If the merger agreement is terminated because the Osmonics shareholders do not adopt the merger, Osmonics will reimburse GE for up to $750,000 of expenses actually incurred by GE on or after October 28, 2002. Any expenses reimbursed to GE will reduce any termination fee, described in the preceding paragraph, that may be payable by Osmonics.

Amendment and Waiver

        Amendment.    The merger agreement may be amended by the written agreement of the parties at any time prior to the effective time of the merger, whether before or after the approval and adoption of the merger agreement by Osmonics' shareholders. However, following such approval and adoption, no amendment of the merger agreement shall be made which requires further approval of Osmonics' shareholders, unless further approval is sought and obtained.

        Waiver.    At any time prior to the effective time of the merger, GE or Osmonics may:

  •
  extend the time of performance of any of the obligations or other acts of the other parties pursuant to the merger agreement;

  •
  waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

  •
  waive compliance with any of the agreements or conditions contained in the merger agreement which may be legally waived.

        Any extension or waiver will be valid only if set forth in writing and signed by the party granting the waiver. Neither GE nor Osmonics currently intends or expects to amend or waive any of the representations, warranties, agreements or conditions in the merger agreement. The failure of any party to assert any rights under the merger agreement will not constitute a waiver.

COMPARATIVE RIGHTS OF GE AND OSMONICS SHAREHOLDERS

        GE is incorporated under the laws of the State of New York, whereas Osmonics is incorporated under the laws of the State of Minnesota. Osmonics shareholders' rights are currently governed by the Minnesota Business Corporation Act (the "MBCA"), the articles of incorporation of Osmonics and the bylaws of Osmonics; however, if the merger is completed, Osmonics shareholders who receive shares of GE common stock in the merger will become shareholders of GE, and their rights as such will be governed by the New York Business Corporation Law (the "NYBCL"), the GE certificate of incorporation and the bylaws of GE. The material differences between the rights of holders of Osmonics common stock and the rights of holders of GE common stock, resulting from the differences in their governing documents, are summarized below.

        The following summary does not purport to be a complete statement of the rights of holders of GE common stock under the applicable provisions of the NYBCL, the GE certificate of incorporation and the GE bylaws or the rights of the holders of Osmonics common stock under the applicable provisions of the MBCA, the Osmonics articles of incorporation and the Osmonics bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the NYBCL and MBCA and the governing corporate documents of GE and Osmonics, to which the holders of Osmonics common stock are referred. Copies of such governing corporate documents of GE and Osmonics are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

Summary of Material Differences Between
the Rights of Osmonics Shareholders
and the Rights of GE Shareholders

Osmonics Shareholder Rights	GE Shareholder Rights
Authorized Capital Stock:	The authorized capital stock of Osmonics currently consists of 50,500,000 shares of capital stock consisting of (i) 50,000,000 shares of common stock, par value $0.01 per share, and (ii) 500,000 shares of preferred stock, par value $1.00 per share.

The MBCA does not allow shares of capital stock to be held in treasury.	The authorized capital stock of GE currently consists of 13,250,000,000 shares of capital stock, consisting of (i) 13,200,000,000 shares of GE common stock, par value $0.06 per share, and (ii) 50,000,000 shares of preferred stock, par value $1.00 per share.

The NYBCL allows shares of capital stock to be held in treasury.

Payment of Dividends	Under the MBCA, a corporation may declare a dividend to its shareholders if the board of directors determines that the corporation will be able to pay its debts in the ordinary course of business after distributing the dividend and the board does not know before the dividend is made that the determination was or has become erroneous and if the dividend does not violate any prohibition, limitation, restriction, or rights or priorities of persons to receive dividends in the corporation's articles or bylaws or an agreement. A dividend may be made to the holders of a class or series of shares only if (i) all amounts payable to the holders of a class or series of shares having a payment preference are paid and (ii) the distribution does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of shares having preferential rights.	Under the NYBCL, a corporation may pay dividends out of surplus; however, no dividends may be paid if the corporation is insolvent, if the dividend payment would render the corporation insolvent or if such payment would be contrary to any restrictions contained in the certificate of incorporation. GE's certificate of incorporation does not address restrictions on the payment of dividends.
Number of Directors:
The Osmonics board of directors currently consists of five directors. The number of directors shall be established from time to time by resolution adopted by the Osmonics board of directors. Directors serve for three year terms, with approximately one-third of the directors' terms expiring each year.
The GE board of directors currently consists of 19 directors. The number of directors is determined by vote of the majority of the entire board or by a vote of the shareholders of GE at the annual meeting but cannot be less than ten. Directors serve for one year terms.
Removal of Directors:
The MBCA and Osmonics' bylaws provide that any or all of the directors of a corporation may be removed with or without cause by the affirmative vote of a majority of the outstanding shares entitled to vote; provided that if a director has been elected solely by the holders of a class or series of shares, then that director may be removed only by the affirmative vote of the holders of a majority of the voting power of all shares of that class or series entitled to vote at an election of that director. Additionally, the board of directors, by majority vote, may remove a director who was appointed to fill a vacancy if the shareholders have not elected directors in the interval between the time of appointment and the time of removal.
The NYBCL provides that any or all of the directors of a corporation may be removed for cause and, if the certificate of incorporation or bylaws of the corporation provide, without cause by vote of the shareholders. GE's certificate of incorporation and bylaws do not provide for removal of directors without cause.

Vacancies on the Board:	Under the MBCA, unless a corporation's articles or bylaws provide otherwise, (1) a vacancy on a corporation's board of directors may be filled by a majority vote of the directors then in office, although less than a quorum, (2) a newly created directorship resulting from an increase in the number of directors may be filled by a majority vote of the directors then serving on the board, and (3) any director elected pursuant to clause (1) or (2) above can hold office only until a qualified successor is elected at the next regular or special meeting of shareholders. Osmonics' bylaws provide that any vacancies on the board or increase in the authorized number of directors shall be filled for the unexpired term by a majority of the directors then in office.	The NYBCL provides that newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board for any reason, except the removal of directors without cause, may be filled by the vote of the directors then in office, and if the number of directors remaining in office is less than a quorum, by the vote of a majority of the directors then in office. GE's bylaws provide that a third of the number of directors on the board constitutes a quorum. GE's bylaws also provide that any vacancy may be filled for the unexpired term by the remaining board members.
Amendment of Charter:
Osmonics' articles of incorporation may be amended in any manner permitted under Minnesota law, which includes the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, except that amendment of the provisions establishing the classified board and establishing special voting requirements in certain transactions requires the affirmative vote of 90% of Osmonics' voting power.
Generally, the NYBCL permits amendment of the GE charter if the amendment is approved by a majority vote of the board of directors of GE and the affirmative vote of at least a majority of the outstanding shares of GE common stock.
Amendment of Bylaws:
Osmonics' bylaws may be amended, supplemented or repealed by the board of directors of Osmonics or by the shareholders entitled to vote thereon at any annual or special meeting of shareholders. However, Osmonics' board of directors is prohibited from adopting, amending, or repealing any bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors, filling vacancies on the board of directors, or fixing the number of directors or their classifications, qualifications or terms of office. The board of directors may, however, adopt or amend a bylaw to increase the number of directors.
GE's bylaws may be amended or repealed by the shareholders or the board of directors of GE, except that the GE board of directors does not have the authority to amend or repeal any bylaw which is adopted by the GE shareholders after April 20, 1948, unless such authority is granted to the GE board of directors by the specific provisions of a bylaw adopted by the GE shareholders.

Indemnification:	The MBCA provides that, unless the articles of incorporation or bylaws otherwise provide, directors, officers and employees of a corporation will be indemnified against judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) incurred in connection with legal proceedings to which they are made, or threatened to be made, a party by reason of their present or former status as a director, officer or employee, if:

    •  they have not been indemnified by another organization;

    •  they acted in good faith;

    •  they received no improper personal benefit;

    •  in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful; and

    •  they reasonably believed their conduct was not opposed to the corporation's best interests.

Indemnification under the MBCA is not exclusive of other indemnification rights to which a director or officer may be entitled through a corporation's articles, bylaws, resolutions or individual agreements.

Osmonics' bylaws provide that all persons shall be indemnified to the extent permitted by the laws of Minnesota. Additionally, Osmonics' articles of incorporation eliminate personal liability for a director for a breach of his or her fiduciary duty to the extent allowed by law.	Under the NYBCL, a corporation may indemnify any person made, or threatened to be made, a party to any action or proceeding (other than a proceeding by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation. In an action by or in the right of the corporation to procure a judgment, the corporation may indemnify any person who was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made for (1) a threatened action or a pending action which is settled or otherwise disposed of or (2) any claim, issue or matter as to which such person had been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

No indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (1) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action or (2) resulted in financial gain or other advantage to which he or she was not legally entitled.

Indemnification under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled through a corporation's articles, bylaws, resolutions, or individual agreements.

GE's bylaws allow for indemnification to the full extent of the NYBCL. GE's articles of incorporation also eliminate personal liability for breaches of fiduciary duty except where liability is specifically imposed under the NYBCL.

Meetings of Shareholders	Osmonics' bylaws provide that the annual meeting of the shareholders will be held within six months after the end of Osmonics' fiscal year. The MBCA provides that a special meeting of shareholders may be called by certain officers, two or more directors, a person authorized to do so in the articles of incorporation or bylaws or shareholders holding at least 10% of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering an action to effect, directly or indirectly, a business combination must be called by shareholders holding at least 25% of the voting power of all shares entitled to vote.	GE's bylaws provide that the annual meeting of the shareholders will be held on the fourth Wednesday in April. Under the NYBCL, a special meeting of shareholders may be called by the board of directors or by any person authorized to do so in the certificate of incorporation or bylaws. The GE bylaws provide that special meetings of shareholders may be called by the GE board, or by the written request of shareholders holding 40% of the outstanding stock of GE.
Consent of Shareholders in Lieu of a Meeting:
Under the MBCA, an action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action only if signed by all of the shareholders entitled to vote on that action.

Osmonics' bylaws provide that any action that may be taken at a meeting of the shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken is signed by all of the shareholders entitled to notice of a meeting for such purpose.
The NYBCL provides that shareholder action may be taken without a meeting upon the written consent of the holders of all the outstanding shares entitled to vote, and also allows, if the certificate of incorporation so provides, shareholder action without a meeting upon the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted.

Neither the GE certificate of incorporation nor bylaws contains any provision with respect to actions by shareholders by written consent.
Dissenters' Rights:
Under the MBCA, a shareholder may dissent and obtain the fair value for its shares in connection with (1) certain mergers, exchanges, or consolidations, (2) certain sales, leases transfers or dispositions of substantially all of the assets of the corporation, or (3) amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting shareholder.
The NYBCL provides that, upon strict compliance with the applicable statutory requirements and procedures, a dissenting shareholder has the right to receive payment of the fair value of such shareholder's shares if such shareholder objects to: (1) mergers or consolidations, unless the corporation's shares are listed on a national securities exchange, (2) dispositions of assets requiring shareholder approval, (3) specified share exchanges, or (4) amendments to the certificate of incorporation that adversely affect the rights of such shareholder in certain specified ways.

Shareholder's Right to Examine Books and Records:
The MBCA provides that any shareholder, beneficial owner, or holder of a voting trust certificate of a publicly held corporation has the right, upon written demand stating the purpose, to examine and copy the corporation's share register and other corporate records upon demonstrating a proper purpose.
The NYBCL provides that any shareholder has the right to examine and copy the minutes and proceedings of its shareholders and the record of shareholders upon demonstrating a proper purpose. Inspection may be denied to a shareholder should he or she refuse to furnish an affidavit showing that the inspection is (i) not for a purpose against the best interests of the business and (ii) that he or she has not within five years sold or offered for sale a list of shareholders to outside parties.
Interested Shareholders:
Osmonics is subject to Section 302A.673 of the MBCA which prohibits an "interested shareholder" from engaging in a business combination with the corporation for four years following the time that person became an interested shareholder unless a committee of the board of directors comprised of "disinterested" directors (or if there are not disinterested directors, disinterested persons), prior to the time the person became an interested shareholder, approved either the business combination or the transaction that resulted in the person becoming an interested shareholder.

An "interested shareholder" is a person or an entity who is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation or who is an affiliate or associate of the corporation and, at any time within the four year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation.

A director or person is "disinterested" if the director or person is neither an officer nor an employee, nor has been an officer or employee, of the corporation within five years preceding the formation of the committee of disinterested directors.
An interested shareholder, defined generally as a person owning 20% or more of a corporation's outstanding voting stock, is prevented from engaging in a business combination with the corporation for five years after becoming an interested shareholder, unless:

        (i) the board approved the transaction in
    which the interested shareholder became
    an interested shareholder; or

        (ii) the board approves the business
    combination before the shareholder
    becomes an interested shareholder.

If the board did not approve the transaction in which the interested shareholder became an interested shareholder, such interested shareholder is prevented from engaging in a business combination after the five-year period unless:

        (i) a majority of the shares not owned by
    the interested shareholder approve the
    business combination; or

        (ii) the consideration to be provided in
    connection with the business combination
meets certain fair price criteria.

Fair Price Provisions:	Pursuant to Section 302A.675 of the MBCA, an offeror cannot acquire additional shares of a public corporation within two years of acquiring stock of the corporation pursuant to a "takeover offer" unless the selling shareholder is afforded the opportunity to dispose of its stock on substantially equivalent terms as provided in the takeover offer. A "takeover offer" is defined as an acquisition pursuant to a tender offer or request for tenders resulting in (a) the buyer owning directly or indirectly more than 10% of the outstanding stock of the corporation if the buyer did not previously own 10%, or (b) the buyer increasing its ownership of any class of stock of the corporation by more than 10% if the buyer did previously own 10% of the outstanding stock of the corporation. Section 302A.675 does not apply if the original takeover offer is approved by a committed of the board of directors who:	There is no analogous provision in the NYBCL.
• are not or during the preceding five years were not officers or employees of the corporation;
• are neither the offeror nor affiliates or associates of the offeror;
• were not nominated for election as directors by the offeror or an affiliate or associate of the offeror; and
• were directors at the time of the announcement of the takeover offer or were nominated for election by a majority of the directors.

Supermajority Voting:
	Osmonics' articles of incorporation require that any "business combination" between Osmonics (or any subsidiary) and any "related person" be approved by 90% of Osmonics' outstanding voting power. A "business combination" includes any merger or consolidation, sale, transfer, lease or other disposition of assets, and the issuance (other than on a pro rata basis to all shareholders) of securities of Osmonics. A "related person" is any person that beneficially owns (together with such person's affiliates and associates) 25% or more of Osmonics outstanding voting power. The voting provisions required by this provision do not apply if a majority of the disinterested and unaffiliated members of Osmonics' board of directors approves the transaction or if the "business combination" is a merger, consolidation, or sale of all or substantially all of Osmonics' assets and the consideration received by Osmonics' shareholders meet certain "fair price" requirements.	Neither the NYBCL nor GE's certificate of incorporation or bylaws have a similar provision.
Control Share Acquisition:
	Section 302A.671 of the MBCA requires disinterested shareholder approval for any acquisition of shares of an "issuing public corporation" which results in the "acquiring person" owning more than a designated percentage of the outstanding shares of such corporation. Shares beneficially owned by the acquiring person that exceed certain share ownership thresholds lose their voting power unless and until the acquiring person discloses certain information to the corporation and voting rights are granted by the shareholders, pursuant to special voting requirements set forth in Section 302A.671, at a special or annual meeting of the shareholders or the shares are transferred to an unaffiliated third party. Those shares may also be subject to redemption in various circumstances.	There is no analogous provision in the NYBCL.

Control share acquisitions do not include:
(i) mergers or consolidations if the issuing public corporation is a party to the transaction;
(ii) an acquisition of shares from the issuing public corporation; and

(iii) an acquisition pursuant to a cash tender offer of, or an exchange for stock pursuant to an exchange offer for, all shares of the voting stock of the issuing public corporation which has been approved by a majority vote of the members of a committee comprised of the disinterested members of the board of directors of the issuing public corporation formed before the commencement of, or the public announcement of the intent to commence, the tender offer and pursuant to which acquisition the acquiring person will become the owner of over 50% of the voting stock of the issuing public corporation outstanding at the time of the transaction.
Section 302A.671 of the MBCA applies unless the issuing public corporation opts out of the statute in its articles of incorporation or bylaws. Osmonics has not opted out of the statute.
Anti-Greenmail Provisions
	The MBCA contains a provision that limits the ability of a Minnesota corporation to pay "greenmail." Pursuant to the statute, a publicly held corporation is prohibited from purchasing or agreeing to purchase any shares from any person (or two or more persons who act as a partnership or limited partnership, syndicate, or other group pursuant to any written, or oral agreement, arrangement, relationship, understanding or otherwise for the purpose of acquiring, owning or voting shares of the publicly held corporation) who beneficially owns more than 5% of the voting power of the corporation if the shares had been beneficially owned by that person for less than two years, and if the purchase price would exceed the market value of those shares. However, such a purchase would not violate the statute if the purchase is approved at a meeting of the shareholders entitled to vote or if the corporation's offer is at least of equal value per share and is made to all holders of any class or series into which the securities may be converted.	There is no analogous provision in the NYBCL.

DESCRIPTION OF GE'S CAPITAL STOCK

        Set forth below is a description of the GE common stock. The following statements are brief summaries of, and are subject to the detailed provisions of, GE's certificate of incorporation, GE's bylaws and the relevant provisions of the New York corporate law.

General

        GE currently is authorized to issue up to 13,200,000,000 shares of common stock, par value $0.06 per share. GE is also authorized to issue up to 50,000,000 shares of preferred stock, par value $1.00 per share, in series. GE has not issued any of this preferred stock. If preferred stock is issued, GE's board of directors may fix the designation, relative rights, preferences and limitations of the shares of each series.

        Dividends may be paid on the GE common stock out of funds legally available for dividends, when and if declared by GE's board of directors.

        Holders of the GE common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding up, subject, if preferred stock of GE is then outstanding, to any preferential rights of such preferred stock. Each share of GE common stock entitles the holder thereof to one vote at all meetings of share owners, and the votes are noncumulative. The GE common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder thereof to any preemptive rights.

Transfer Agent and Registrar

        The Bank of New York is the transfer agent and registrar for the GE common stock.

STOCK EXCHANGE LISTING

        It is a condition to the merger that the shares of GE common stock issuable as a result of the merger be approved for listing on the NYSE. If the merger is completed, Osmonics common stock will cease to be quoted on the NYSE.

EXPERTS

        KPMG LLP, independent certified public accountants, audited GE's consolidated financial statements as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001. GE's Current Report on Form 8-K dated September 17, 2002 includes these financial statements and the auditor's report. The audit report covering the December 31, 2001, consolidated financial statements refers to changes in the method of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets. This proxy statement/prospectus incorporates the financial statements and report by reference, relying on KPMG LLP's authority as experts in accounting and auditing.

        The consolidated financial statements of Osmonics incorporated in this proxy statement/prospectus by reference from Osmonics' Annual Report on Form 10-K for the year ended December 31, 2001 and the related financial statement schedule incorporated in this proxy statement/prospectus by reference from Osmonics' Amendment No. 2 to Annual Report on Form 10-K/A for the year ended December 31, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference and have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

LEGAL MATTERS

        The legality of the GE common stock offered hereby will be passed upon for GE by Robert E. Healing, Corporate Counsel of GE. Mr. Healing beneficially owns or has rights to acquire an aggregate of less than 0.01% of GE common stock. King & Spalding LLP, counsel to GE, and Simpson Thacher & Bartlett, counsel to Osmonics, will each deliver an opinion concerning the federal income tax consequences of the merger.

SHAREHOLDER PROPOSALS

        Osmonics will hold an annual meeting of its shareholders in 2003 only if the merger is not completed. If Osmonics' 2003 annual meeting is to be held, in order to be considered for inclusion in Osmonics' proxy statement for the meeting, shareholder proposals must have been received at Osmonics' principal executive offices, 5951 Clearwater Drive, Minnetonka, Minnesota 55343-8995, no later than December 17, 2002 and otherwise have complied with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

        With respect to any shareholder proposal which the shareholder has not previously sought to include in Osmonics' proxy statement, notice of the same must be provided by March 2, 2003 or management proxies will be allowed, pursuant to Rules 14a-4 and 14a-5(e) promulgated pursuant to the Securities Exchange Act of 1934, to use their discretionary authority with respect to such proposals when raised at Osmonics' 2003 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about Osmonics and GE from documents filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus.

        Osmonics and GE file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by GE or Osmonics at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also inspect reports, proxy statements and other information about GE and Osmonics at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

        The SEC maintains a website that contains reports, proxy statements and other information, including those filed by GE and Osmonics, at http://www.sec.gov. You may also access the SEC filings and obtain other information about GE and Osmonics through the websites maintained by GE and Osmonics, which are http://www.ge.com and http://www.osmonics.com. The information contained in such websites is not incorporated by reference into this proxy statement/prospectus.

        As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4 filed by GE to register the shares of stock to be issued in the merger and the exhibits to the registration statement. The SEC allows GE and Osmonics to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that GE and Osmonics have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

GE filings with the SEC

  •
  Annual Report on Form 10-K for the year ended December 31, 2001, as filed on March 8, 2002
  •
  The sections entitled "Election of Directors," "Information Relating to Directors, Nominees and Executive Officers," "Board of Directors and Committees," "Certain Relationships and Related

    Transactions," "Summary Compensation Table," "Stock Options and Stock Appreciation Rights," "Stock Options Granted in 2001," "Aggregated SARs/Stock Options Exercised in 2001, and December 31, 2001 SAR/Option Value," and "Retirement Benefits," in the definitive proxy statement relating to GE's Annual Meeting of Share Owners held on April 24, 2002 as filed on March 8, 2002

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as filed on May 13, 2002
  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed July 31, 2002
  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, as filed October 29, 2002
  •
  Current Report on Form 8-K, filed on March 25, 2002
  •
  Current Report on Form 8-K, filed on September 17, 2002
  •
  Current Report on Form 8-K, filed on November 21, 2002

Osmonics filings with the SEC

  •
  Annual Report on Form 10-K for the year ended December 31, 2001, as filed on April 1, 2002
  •
  Definitive proxy statement relating to Osmonics Annual Meeting of Shareholders held on May 8, 2002, as filed on April 8, 2002
  •
  Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2001, as filed on November 1, 2002
  •
  Amendment No. 2 to Annual Report on Form 10-K/A for the year ended December 31, 2001, as filed on December 10, 2002
  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, as filed on May 13, 2002
  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, as filed August 14, 2002
  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, as filed November 13, 2002
  •
  Current Report on Form 8-K, filed on November 6, 2002
  •
  Current Report on Form 8-K, filed on December 31, 2002
  •
  The description of Osmonics common stock included under the caption "Securities to be Registered" in Osmonics' registration statement on Form 8-A, as filed on December 23, 1993, including any amendments or reports filed for the purpose of updating such description.

        All documents filed by GE and Osmonics pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the date of the special meeting shall also be incorporated herein by reference.

        You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing, by telephone or by e-mail from the appropriate company at the following addresses:

Osmonics, Inc. Investor Relations	General Electric Company GE Corporate Investor Communications
5951 Clearwater Drive Minnetonka, MN 55343-8990	3135 Easton Turnpike Fairfield, CT 06828-1077
Telephone: (952) 933-2277	Telephone: (203) 373-2816
e-mail: generalinvestor@osmonics.com	e-mail: pauline.berardi@corporate.ge.com

        If you would like to request documents, please do so by February 19, 2003 in order to receive them before the special meeting.

        Neither GE nor Osmonics have authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date and neither the mailing of this proxy statement/prospectus nor the issuance of GE common stock in the merger shall create an implication to the contrary. All information contained in or incorporated by reference in this proxy statement/prospectus with respect to Osmonics and its subsidiaries has been provided by Osmonics. All information contained or incorporated by reference in this proxy statement/prospectus with respect to GE and its subsidiaries has been provided by GE. Neither GE nor Osmonics warrants the accuracy of the information provided by the other party.

SPECIAL NOTE CONCERNING FORWARD LOOKING STATEMENTS

        This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, contains certain forward-looking statements, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates", "estimates" or similar expressions identify forward-looking statements and any statements regarding the benefits of the merger, or GE's or Osmonics' financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, the statements contained in the sections "The Merger—Background of the Merger," "The Merger—Recommendation of the Osmonics Board; Osmonics' Reasons for the Merger," "The Merger—Opinion of Goldman, Sachs & Co.," and "The Merger—GE's Reasons for the Merger" constitute forward-looking statements.

        These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:

  •
  operating results following the proposed acquisition may be lower than expected;

  •
  competitive pressure among companies in the industries in which GE and Osmonics operate may increase significantly;

  •
  costs or difficulties related to the integration of the businesses of GE and Osmonics may be greater than expected;

  •
  adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of GE or Osmonics;

  •
  general economic conditions, whether nationally or in the market areas in which GE and Osmonics conduct business, may be less favorable than expected;

  •
  legislation or regulatory changes may adversely affect the businesses in which GE and Osmonics are engaged; or

  •
  adverse changes may occur in the securities markets generally.

Any forward-looking statements in the proxy statement/prospectus are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements, possibly materially. GE and Osmonics disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section. See also "Where You Can Find More Information."

ANNEX A

        EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

GENERAL ELECTRIC COMPANY,

OASIS ACQUISITION, INC.

and

OSMONICS, INC.

Dated as of November 3, 2002

i

SECTION 9.6 Parties in Interest	A-39
SECTION 9.7 Governing Law	A-39
SECTION 9.8 Headings	A-39
SECTION 9.9 Counterparts	A-39
SECTION 9.10 Specific Performance; Service of Process	A-39
SECTION 9.11 Parent Guarantee	A-39
SECTION 9.12 Interpretation	A-39
Exhibit A—Form of Affiliate Letter

INDEX OF PRINCIPAL TERMS

Page
Acquisition Proposal	A-27
affiliate	A-37
Agreement	A-1
Antitrust Law	A-30
Articles of Merger	A-1
Average Price	A-2
beneficial owner	A-37
beneficially owned	A-38
Bonds	A-20
business day	A-38
By-Laws	A-9
Cash Consideration	A-2
Cash Election	A-3
Cash Proration Factor	A-4
Certificates	A-3
Closing	A-1
Closing Date	A-1
Code	A-1
Company	A-1
Company Common Stock	A-2
Company Disclosure Schedule	A-8
Company Employees	A-12
Company Material Adverse Effect	A-8
Company Plans	A-12
Company Preferred Stock	A-9
Company Requisite Vote	A-10
Company SEC Reports	A-11
Company Securities	A-9
Company Stock Plans	A-9
control	A-38
controlled	A-38
controlled by	A-38
Costs	A-29
Dissenting Shares	A-6
DOJ	A-30
Effective Time	A-1
Electing Company Shares	A-2
Election Date	A-3
employee benefit plan	A-12
Environmental Laws	A-17
Environmental Permits	A-17
Environmental Tests	A-26
ERISA	A-12
Exchange Act	A-3
Exchange Agent	A-3
Exchange Ratio	A-2
Financial Advisor	A-15
Foreign Plans	A-13

Form of Election	A-3
Form S-4	A-11
FTC	A-30
generally accepted accounting principles	A-38
Governmental Authority	A-30
governmental entity	A-38
HSR Act	A-10
IDB Indenture	A-20
Indemnified Parties	A-29
Insurance Policies	A-19
IRS	A-12
knowledge	A-38
Lien	A-14
Liens	A-14
Material Contracts	A-18
Materials of Environmental Concern	A-17
Maximum Cash Election Number	A-4
MBCA	A-1
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
New Certificates	A-7
Notice of Superior Proposal	A-27
NYSE	A-2
Option	A-5
Other Shares Value	A-5
Parent	A-1
Parent Common Stock	A-2
Parent Disclosure Schedule	A-21
Parent Material Adverse Effect	A-21
Parent SEC Financial Statements	A-22
Parent SEC Reports	A-22
person	A-38
Protected Period	A-28
Proxy Statement	A-15
Representatives	A-27
SEC	A-6
SEC Financial Statements	A-11
Securities Act	A-10
Shareholders Meeting	A-25
Standard Terms	A-19
Stock Consideration	A-2
Stock Purchase Plan	A-5
subsidiaries	A-38
subsidiary	A-38
Surviving Corporation	A-1
Tax Return	A-15
Taxes	A-15
Termination Date	A-34
under common control with	A-38

v

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of November 3, 2002 (this "Agreement"), among General Electric Company, a New York corporation ("Parent"), Oasis Acquisition, Inc., a Minnesota corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and Osmonics, Inc., a Minnesota corporation (the "Company").

        WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the shareholders of the Company and declared it advisable to enter into this Agreement with Parent and Merger Sub providing for the merger (the "Merger") of the Company with and into Merger Sub in accordance with the Minnesota Business Corporation Act (the "MBCA"), upon the terms and subject to the conditions set forth herein, and (ii) resolved to recommend approval of this Agreement and the Merger by the shareholders of the Company;

        WHEREAS, the Board of Directors of the Company, Parent and Merger Sub have each approved this Agreement pursuant to which the Company will merge with and into Merger Sub in accordance with the MBCA upon the terms and subject to the conditions set forth herein; and

        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

        SECTION 1.1    The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with the MBCA, at the Effective Time, the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        SECTION 1.2    Closing; Effective Time.    Subject to the provisions of Article VII, the closing of the Merger (the "Closing") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing), or at such other place or at such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". At the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Minnesota, in such form as required by, and executed in accordance with, the relevant provisions of the MBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Minnesota, or such later time as is specified in the Articles of Merger and as is agreed to by the parties hereto, being the "Effective Time") and shall make all other filings or recordings required under the MBCA in connection with the Merger.

        SECTION 1.3    Effects of the Merger.    The Merger shall have the effects set forth in the applicable provisions of the MBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        SECTION 1.4    Articles of Incorporation; By-Laws.    (a) At the Effective Time and without any further action on the part of the Company and Merger Sub, the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the MBCA.

          (b)  At the Effective Time and without any further action on the part of the Company and Merger Sub, the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms or the articles of incorporation of the Surviving Corporation and as provided by law.

        SECTION 1.5    Directors and Officers.    The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or their respective successors are duly elected or appointed (as the case may be) and qualified.

        SECTION 1.6    Tax Consequences.    It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement will constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

        SECTION 2.1    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a)  Subject to Sections 2.3 and 2.6(e), each share of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.5(a)) shall be converted into the right to receive the following (the "Merger Consideration"):

    (i)
    for each such share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.2 (the "Electing Company Shares"), the right to receive $17.00 in cash (the "Cash Consideration"); and

    (ii)
    for each such share of Company Common Stock (other than Electing Company Shares), the right to receive a number of validly issued, fully paid and non-assessable shares of common stock, par value $0.06 per share, of Parent (the "Parent Common Stock") equal to the Cash Consideration, divided by the Average Price (as defined below), subject to adjustment in accordance with Section 2.1(d) (the "Exchange Ratio," and together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.6(e), the "Stock Consideration"). The "Average Price" means the average of the volume weighted sales prices per share of the Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE"), as reported by Bloomberg Financial Markets (or if not reported thereby any other authoritative source as the parties shall agree in writing) for the ten consecutive full trading days in which such shares are traded on the NYSE ending on the third trading day prior to, but not including, the Effective Time. The

      Average Price shall be calculated to the nearest one-hundredth of one cent and the Exchange Ratio shall be calculated to the nearest ten-thousandth.

          (b)  Each share of Company Common Stock owned by the Company, Parent or Merger Sub or any direct or indirect wholly owned subsidiary of such persons, in each case immediately prior to the Effective Time, shall be canceled and retired without any conversion thereof and no stock of Parent, cash or other consideration shall be delivered in exchange therefor.

          (c)  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged following the Effective Time as shares of common stock of the Surviving Corporation.

          (d)  If, after determination of the Average Price and prior to the Effective Time, Parent shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any shares of Parent Common Stock, the Exchange Ratio shall be multiplied by a fraction, the numerator of which shall be the number of shares of Parent Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Exchange Ratio, subject to further adjustment in accordance with this sentence.

        SECTION 2.2    Cash Elections.    (a) Each person who, on or prior to the Election Date (as defined below), is a record holder of shares of Company Common Stock shall be entitled, with respect to all or any portion of such person's shares, other than Dissenting Shares, to make an unconditional election (a "Cash Election") on or prior to the Election Date to receive the Cash Consideration, on the basis hereinafter set forth.

          (b)  Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent hereunder (the "Exchange Agent") for the purpose of exchanging certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") and shares of Company Common Stock represented by book-entry ("Book-Entry Shares").

          (c)  Parent shall prepare a form of election (the "Form of Election"), which shall be subject to the approval of the Company (which approval shall not be unreasonably withheld), and the Company shall mail or cause to be mailed the Form of Election with the Proxy Statement (as defined in Section 3.12) to the record holders of shares of Company Common Stock as of the record date for the Shareholders Meeting. The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) who wishes to elect to receive cash for any or all shares of Company Common Stock held by such holder, subject to the provisions of Section 2.3. The Company shall use its reasonable best efforts to make the Form of Election available to all persons who become holders of shares of Company Common Stock during the period between the record date for the Shareholders Meeting and the Election Date. Any holder's election to receive cash shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on (1) the date of the Shareholders Meeting or (2) if the Closing Date is more than four business days following the Shareholders Meeting, two business days preceding the Closing Date (which Closing Date shall be publicly announced by Parent and the Company by press release at least five business days prior to the Closing Date) (the "Election Date"), a Form of Election properly completed and signed and accompanied by (i) Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm which is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")); provided that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Book-Entry Shares, any additional documents specified in the procedures set forth in the Form of Election. Any Form of Election may be revoked by the shareholder submitting it only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. If a Form of Election is revoked, the Certificate or Certificates (or guarantees of delivery or Book-Entry Shares, as appropriate) for the shares of Company Common Stock to which such Form of Election relates shall be promptly returned by the Exchange Agent to the shareholder of the Company submitting the same. For the avoidance of doubt, any shares of Company Common Stock with respect to which there shall not have been submitted an effective, properly completed Form of Election in accordance with the terms of this Section 2.2 (other than Dissenting Shares and shares canceled in accordance with Section 2.1(b)), shall be converted into the right to receive the Stock Consideration in accordance with Section 2.1(a)(ii).

          (d)  The determination of the Exchange Agent (or the mutual determination of the Company and Parent in the event that the Exchange Agent declines to make any such determination) shall be binding as to whether or not Cash Elections have been properly made or revoked pursuant to this Section 2.2 with respect to shares of Company Common Stock and as to when Cash Elections and revocations were received by it. If the Exchange Agent reasonably determines in good faith that any Cash Election was not properly made with respect to shares of Company Common Stock, such shares shall be treated by the Exchange Agent as shares which were not Electing Company Shares at the Effective Time, and such shares shall be converted in the Merger into the right to receive the Stock Consideration pursuant to Section 2.1(a)(ii). The Exchange Agent (or the Company and Parent by mutual agreement in the event that the Exchange Agent declines to make any such determination) shall also make all computations as to the allocation and the proration contemplated by Section 2.3, and any such computation shall be conclusive and binding on the shareholders of the Company. The Exchange Agent may, with the mutual written agreement of the Company and Parent, make such rules as are consistent with this Section 2.2 for the implementation of the Cash Elections provided for herein and as shall be necessary or desirable to fully effect such Cash Elections.

        SECTION 2.3    Proration.    (a) As promptly as practicable following the Election Date, the Exchange Agent shall calculate the allocation among holders of Company Common Stock of rights to receive Parent Common Stock and cash in accordance with the Forms of Election received and this Section 2.3.

          (b)  For purposes of this Agreement, the "Maximum Cash Election Number" shall equal the number of Electing Company Shares that, together with (i) the number of Dissenting Shares, if any, and (ii) the number of shares of Company Common Stock owned by Parent or Merger Sub canceled in accordance with Section 2.1(b), equals 55% of the number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time. If the aggregate number of Electing Company Shares exceeds the Maximum Cash Election Number, each Electing Company Share shall be converted into the right to receive shares of Parent Common Stock or cash in accordance with the terms of Section 2.1 in the following manner:

    (i)
    a proration factor (the "Cash Proration Factor") shall be determined by dividing the Maximum Cash Election Number by the number of Electing Company Shares;

    (ii)
    the number of Electing Company Shares covered by each Cash Election that will be converted into the right to receive cash shall be determined by multiplying the Cash Proration Factor by the total number of Electing Company Shares covered by such Cash Election and rounding that result down to the nearest whole share; and

    (iii)
    all Electing Company Shares, other than those shares converted into the right to receive cash calculated in accordance with Section 2.3(b)(ii), shall be converted into the right to receive shares of Parent Common Stock as if such shares were not Electing Company Shares, in accordance with the terms of Section 2.1(b)(ii).

          (c)  Notwithstanding the foregoing provisions of this Section 2.3, the Maximum Cash Election Number shall be reduced, (i) if the aggregate Cash Consideration with respect to Electing Company Shares plus an amount equal to (x) the Cash Consideration multiplied by (y) the sum of the number of Dissenting Shares, if any, and the number of shares of Company Common Stock owned by Parent or Merger Sub canceled in accordance with Section 2.1(b) (the product of (x) and (y) being referred to as the "Other Shares Value") would represent more than 55% of the fair market value of the aggregate Merger Consideration plus the Other Shares Value (with the Stock Consideration being valued on the basis of the average of the high and low prices of the Parent Common Stock as reported on the NYSE Composite Transaction Tape on the Closing Date), to the minimum extent necessary so that the aggregate Cash Consideration with respect to Electing Shares plus the Other Shares Value equals 55% of the aggregate value of the Merger Consideration plus the Other Shares Value or (ii) if otherwise necessary to permit the delivery of the tax opinions referred to in Sections 7.2(d) and 7.3(e), to the minimum extent necessary to enable such opinions to be rendered.

          (d)  To the extent practicable, the Form of Election shall permit each holder that beneficially owns shares of Company Common Stock and/or whose affiliates beneficially own shares of Company Common Stock, in more than one name or account in the event that the aggregate of the Electing Company Shares exceeds the Maximum Cash Election Number, to specify how to allocate the cash paid and Parent Common Stock issued in the Merger among the various accounts that such holder of Company Common Stock beneficially owns and, with the requisite consent of such holder's affiliates, among the accounts beneficially owned by such holder and its affiliates.

        SECTION 2.4    Treatment of Options and other Share-based Company Plans.    (a) At the Effective Time, each outstanding option to purchase shares of Company Common Stock held by any Company Employee (as defined in Section 3.10(a)) (an "Option") which is outstanding and unexercised (whether or not exercisable) immediately prior thereto shall (i) cease to represent a right to acquire shares of Company Common Stock and (ii) be converted automatically into an option to purchase shares of Parent Common Stock, on the same terms and conditions (to the extent practicable with respect to non-substantive administrative procedures) as were available under the Option (but taking into account any changes thereto, including the acceleration or the exercisability thereof, provided for in the Company Stock Plans (as defined in Section 3.3) or in such Option by reason of this Agreement or the transaction contemplated hereby), (x) equal to such number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to the Option by the Exchange Ratio (rounded, if necessary, to the nearest whole share of Parent Common Stock or, for any incentive stock option under Section 422 of the Code, rounded if necessary down to the nearest whole share of Parent Common Stock) and (y) having a per share exercise price equal to the per share exercise price specified in the Option divided by the Exchange Ratio (rounded, if necessary, to the nearest one-hundredth of a cent); provided, however, that in the case of any Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares subject to such Option and the terms and conditions of exercise of such Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

          (b)  The Company shall take all action reasonably necessary so that, effective as of the last day of the month immediately preceding the month in which the Closing Date occurs, the Company 1995 Employee Stock Purchase Plan (as amended) (the "Stock Purchase Plan") shall terminate and all participants in such plan shall be entitled to receive a refund of all cash amounts in their accounts under such plan promptly thereafter, all in accordance with the terms of the Stock Purchase Plan.

          (c)  Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery in accordance with this Section 2.4, including upon the exercise of options to purchase Parent Common Stock. Parent shall file with the U.S. Securities and Exchange Commission (the "SEC") a registration statement on Form S-8 (or other appropriate form) or a post-effective amendment to a previously filed registration statement prior to the Effective Time for purposes of registering all shares of Parent Common Stock issuable after the Effective Time upon exercise of the options to purchase Parent Common Stock that are issued in connection with the Merger, and shall have such registration statement or post-effective amendment become effective and comply, to the extent applicable, with state securities or blue sky laws with respect thereto at the Effective Time. Within a reasonable period of time after the Closing Date, Parent shall also deliver to the holders of Options notices setting forth (i) the new number of shares of Parent Common Stock subject to the Option and the new per share exercise price calculated in accordance with this Section 2.4, and (ii) changes, if any, to the non-substantive administrative procedures with respect to the Option (including, without limitation, the procedures for exercising the Option).

        SECTION 2.5    Dissenting Shares.    (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of shares of Company Common Stock who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by the MBCA; provided, however, that if any such shareholder of the Company shall fail to perfect or shall effectively withdraw or lose such shareholder's right to dissent under the MBCA, such shareholder's shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, as set forth in Section 2.1 of this Agreement, without any interest thereon (and, if no election is timely made by such holder pursuant to Section 2.2, into the Stock Consideration).

          (b)  The Company shall give Parent (i) notice of any notice received by the Company of intent to demand the fair value of any shares of Company Common Stock, withdrawals of such notices and any other instruments served pursuant to the MBCA and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of dissenters' rights under the MBCA. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable law, make any payment with respect to any such exercise of dissenters' rights or offer to settle or settle any such rights.

        SECTION 2.6    Surrender of Shares.    (a) Prior to or as of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the shareholders of the Company, (i) cash in an amount sufficient to pay the aggregate Cash Consideration and any payments of cash in lieu of fractional shares pursuant to Section 2.6(e) and (ii) sufficient shares of Parent Common Stock to make all exchanges pursuant to Section 2.6(b). Any cash so deposited shall be invested by the Exchange Agent as directed by Merger Sub or, after the Effective Time, the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $500 million. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

          (b)  Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of Certificates or Book-Entry Shares (other than such holders who properly made an election to receive cash with respect to such Certificates or Book-Entry Shares in accordance with Section 2.2(c) and other than Dissenting Shares), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares for payment of the Stock Consideration therefor. After the Effective Time, with respect to properly made elections to receive cash for Certificates or Book-Entry Shares in accordance with Section 2.2(c) or upon surrender, in accordance with this Section 2.6(b), to the Exchange Agent of a Certificate or Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a new certificate or new certificates (the "New Certificates") representing the number of full shares of Parent Common Stock and/or cash (including any cash payable in lieu of fractional shares), in each case, to be received by the holder thereof pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of shares of Company Common Stock and, if Certificates or Book-Entry Shares are presented to the Company for transfer, they shall be canceled against delivery of the applicable Merger Consideration. If any New Certificate is to be issued in, or if cash is to be remitted to, a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of New Certificates in, or remittance of cash to, a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by Section 2.1.

          (c)  No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock to be received in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.6(e), in each case until the surrender of such Certificate or Book-Entry Share in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder of the New Certificate or New Certificates representing whole shares of Parent Common Stock issued in connection therewith, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.6(e) and any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

          (d)  The Merger Consideration paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.6(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock so exchanged.

          (e)  (i) No New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of the Company after the Merger, and (ii) notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest rounded up to the nearest whole cent) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a share of Parent Common Stock as reported on the NYSE Composite Transactions Tape on the trading day immediately preceding the date on which the Effective Time occurs.

          (f)    At any time following the date which is twelve months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any Parent Common Stock or funds (including any interest received with respect thereto) which have been made available to the Exchange Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the company disclosure schedule delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement (the "Company Disclosure Schedule"):

        SECTION 3.1    Organization and Qualification; Subsidiaries.    (a) The Company and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failures to be so organized, existing or in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed or in good standing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. "Company Material Adverse Effect" means any change, event, occurrence or effect that would be materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole, other than any change or effect resulting from (i) changes in general economic conditions, (ii) the announcement and performance of this Agreement and the transactions contemplated hereby and compliance with the covenants set forth herein or (iii) general changes or developments in the industries in which the Company and its subsidiaries operate that do not have a materially disproportionate effect (relative to other industry participants) on the Company and its subsidiaries, taken as a whole.

          (b)  Set forth in Section 3.1(b) of the Company Disclosure Schedule is a list of all subsidiaries of the Company together with the jurisdiction of organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock or other ownership interests owned, directly or indirectly, by the Company. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

        SECTION 3.2    Articles of Incorporation and By-laws.    The Company has heretofore furnished or otherwise provided to Parent a complete and correct copy of its articles of incorporation and the First Amended and Restated By-Laws (the "By-Laws") of the Company as currently in effect and the certificates of incorporation, bylaws or all such equivalent documents for each of the Company's subsidiaries (the "Subsidiary Governing Documents"). The articles of incorporation of the Company and the By-Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its articles of incorporation or By-Laws and none of the Company's subsidiaries is in violation of any of the Subsidiary Governing Documents.

        SECTION 3.3    Capitalization.    The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 500,000 shares of preferred stock, par value $1.00 per share (the "Company Preferred Stock"). As of September 30, 2002, (i) 14,648,744 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 1,251,794 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the grant of equity-based awards or the exercise of outstanding Options issued pursuant to the Company 1993 Stock Option and Compensation Plan (as amended) and the Company 1995 Director Stock Option Plan (as amended) and the Company 1995 Employee Stock Purchase Plan (as amended) (collectively, the "Company Stock Plans") and (iii) no shares of Company Preferred Stock were outstanding. Except as set forth in Section 3.3 of the Company Disclosure Schedule, since September 30, 2002, no options to purchase shares of Company Common Stock or Company Preferred Stock have been granted and no shares of Common Stock or Preferred Stock have been issued, except (i) for shares of Company Common Stock issued pursuant to (A) the exercise of Options, (B) the Company 1995 Employee Stock Purchase Plan (as amended) (in accordance with the Company's past practice with respect to such plan) and (C) the Company 1995 Director Stock Option Plan (as amended) (with respect to "restricted stock", as defined in such plan), or (ii) as otherwise provided for or permitted herein. Except as set forth above or in Section 3.3 of the Company Disclosure Schedule, (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of the Company, (II) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (III) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, "Company Securities"), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. Except with respect to subsidiaries of the Company that do not conduct operations or engage in any business as of the date hereof, each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

        SECTION 3.4    Authority Relative to This Agreement.    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than approval of the Merger and this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the "Company Requisite Vote"), and the filing with the Secretary of State of the State of Minnesota of the Articles of Merger as required by the MBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing and subject further to the approval of the Merger and this Agreement by the Company Requisite Vote. The only vote of the shareholders of the Company required to approve this Agreement and the Merger is the Company Requisite Vote. The Board of Directors of the Company has approved and taken all corporate action required to be taken by the Board of Directors for the consummation by the Company of the Merger. As of the date hereof, the Company's Board of Directors has adopted resolutions (i) approving and declaring advisable this Agreement, determining that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company's shareholders, and (ii) recommending that the shareholders of the Company adopt this Agreement and the Merger.

        SECTION 3.5    No Conflict; Required Filings and Consents.    (a) Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company do not and will not (i) conflict with or violate the articles of incorporation or By-Laws of the Company or any of the Subsidiary Governing Documents, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii), (iii), (iv) and (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, losses, rights or other occurrences which would not have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)  The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, federal, state or local court, administrative or regulatory agency or commission or other federal, state, local or foreign governmental entity or instrumentality, except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act and the rules and regulations promulgated thereunder, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and state securities, takeover and "blue sky" laws, (ii) the filing with the SEC, pursuant to the Securities Act, of the registration statement on Form S-4, including the Proxy Statement, by the Company in connection with the issuance of shares of Parent Common Stock in connection with the Merger (the "Form S-4"), (iii) the applicable requirements of the NYSE, (iv) the filing with the Secretary of State of the State of Minnesota of the Articles of Merger as required by the MBCA, (v) filings and consents under non-U.S. laws and regulations intended to prohibit, restrict or regulate foreign investment or actions or transactions having the purpose or effect of monopolization, restraint of trade, or harm to competition ("Foreign Antitrust Laws") and, (vi) any such consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.6    Compliance.    (a) Except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, except for any such violations which would not have, individually or in the aggregate, a Company Material Adverse Effect, and (b) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from governmental and regulatory agencies required to conduct their respective businesses as now being conducted, except for any such permits, licenses, authorizations, exemptions, orders, consents, approvals or franchises the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.7    SEC Filings; Financial Statements.    (a) Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents required to be filed with the SEC since December 31, 2000 (collectively, the "Company SEC Reports"), each of which, as finally amended, has complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Company SEC Reports (including the financial statements contained therein), when filed (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding comments from the SEC with respect to any of the Company SEC Reports. None of the Company's subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

          (b)  The consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Reports (the "SEC Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of their operations, cash flows and changes in shareholders' equity for the periods indicated (except, in the case of unaudited consolidated quarterly statements, (i) as permitted by Form 10-Q of the SEC, (ii) as may be indicated in footnotes thereto or in the Company SEC Reports and (iii) that they are subject to normal and recurring year-end adjustments).

          (c)  Neither the Company nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP except (i) as and to the extent set forth on the audited balance sheet of the Company and its subsidiaries as of December 31, 2001 (including the notes thereto), (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after December 31, 2001 in the ordinary course of business consistent with past practice, (iv) as disclosed in the Company SEC Reports filed since December 31, 2001 but prior to the date of this Agreement or (v) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.8    Absence of Certain Changes or Events.    Except as set forth in Section 3.8 of the Company Disclosure Schedule and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 2001, except as contemplated by this Agreement, the Company and its subsidiaries have conducted their business in the ordinary course, consistent with past practice and, since such date, (1) there has not been any change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (2) prior to the date of this Agreement, there has not occurred: (a) any change by the Company in its accounting principles, (b) any revaluation of any of the Company's or any of its subsidiaries' assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice, (c) any sale, pledge, disposition of or encumbrance upon a material amount of property of the Company or of any of its subsidiaries, except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any class of capital stock, (e) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (f) any damage, destruction or loss of any material asset not covered by insurance and which materially affects the use or value thereof.

        SECTION 3.9    Absence of Litigation.    Except as set forth in Section 3.9 of the Company Disclosure Schedule, there are no material suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any material order, writ, judgment, injunction, decree or award. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company with respect to SEC or other governmental inquiries or investigations, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company or any of its subsidiaries.

        SECTION 3.10    Employee Benefit Plans.    (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each material "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each other vacation or sick pay policy, fringe benefit plan, and compensation, benefit, severance or employment agreement, plan, program or arrangement contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date hereof or under which the Company or any of its subsidiaries has any liability (other than any such plan, program or arrangement legally mandated under the laws of any jurisdiction outside the United States) for the benefit of any current or former directors, officers, employees, contractors, or consultants of the Company and its subsidiaries (such current and former directors, officers, employees, contractors, and consultants collectively, "Company Employees" and such plans, programs, agreements and arrangements, collectively, "Company Plans").

          (b)  With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the "IRS"), (iii) any summary plan description and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements, if any, and (C) actuarial valuation reports, if any.

          (c)  Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules and regulations (including without limitation all reporting and disclosure obligations, all applicable requirements of Section 601 of ERISA and Section 4980B of the Code and the laws of any jurisdiction outside the United States), except for any such failures to so establish or administer as would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries have established, contributed to, sponsored, maintained or administered, in accordance with applicable laws, rules and regulations, any employee benefit plan, program or arrangement that is legally mandated under the laws of any jurisdiction outside the United States to be established, contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date hereof or under which the Company or any of its subsidiaries has any liability ("Foreign Plans"), except for any such failures to so establish, contribute to, sponsor, maintain or administer as would not have, individually or in the aggregate, a Company Material Adverse Effect. All contributions that have been required, pursuant to any Company Plan or Foreign Plan, to be made have been timely made, except as would not result in material liability to the Company or any of its subsidiaries.

          (d)  Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (i) is in the current taxable year, or in the last five immediately preceding taxable years has been, a party to any collective bargaining agreement or agreement with any works council or similar organization or entity (except as may be required by applicable law of any jurisdiction outside the United States), (ii) has any liability with respect to any multiemployer plan (within the meaning of ERISA section 4001(a)(3)), (iii) has any liability arising under Section 412 of the Code or Section 302 of ERISA, (iv) has at any time sponsored, contributed to, or had any liability or obligation in respect of, any multiemployer plan or other plan subject to Title IV of ERISA or (v) except as would not, individually or in the aggregate, result in material liability to the Company or any of its subsidiaries, has any liability with respect to a prohibited transaction under Section 4975 of the Code or Section 406 of ERISA. No Company Plan is described in Section 413 of the Code or Section 3(40) of ERISA.

          (e)  With respect to each Company Plan or Foreign Plan, no investigations, audits, actions, suits or claims (other than routine claims for benefits payable under the terms of a Company Plan or Foreign Plan in the ordinary course) are pending or, to the knowledge of the Company, threatened.

          (f)    Each Company Plan intended to satisfy Section 401(a) of the Code has received from the IRS a favorable determination letter with respect to the current form of such Company Plan (except for any amendment with respect to which the remedial amendment period in Section 401(b) of the Code is available), and nothing has occurred since the date of the last determination which would reasonably be expected to result in the revocation of such determination.

          (g)  Except as provided under the terms of the Company Plans set forth in Section 3.1(g) of the Company Disclosure Schedule, the consummation of the Merger will not accelerate the vesting or payment of any benefit under any Company Plan.

          (h)  Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, no Company Plan provides medical coverage after termination of employment, except to the extent required under Section 4980B of the Code or Section 601 of ERISA.

          (i)    The Company and each of its subsidiaries has taken, in good faith, commercially reasonable actions to determine that each person who performs services for the Company or one of its subsidiaries has been properly characterized as either an employee or independent contractor of the Company or its subsidiaries, as applicable.

        SECTION 3.11    Tax Matters.    Except as set forth in Section 3.11 of the Company Disclosure Schedule: (a) The Company and each of its subsidiaries has timely filed all material Tax Returns (as defined below) required to be filed by it in the manner provided by law and has paid all Taxes (as defined below) shown thereon to be due. All such material Tax Returns are correct and complete in all material respects. The Company has provided adequate reserves in the most recent Company SEC Reports for any material Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

          (b)  Neither the Company nor any of its subsidiaries has (1) granted any request for waivers or extensions of the time to assess any Taxes or (2) requested any extensions of time, which are currently in effect, with respect to Tax Returns that were or are due to be filed.

          (c)  Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, to the knowledge of the Company, no claim for unpaid Taxes has been asserted against the Company or any of its subsidiaries in writing by a Tax authority which, if resolved in a manner unfavorable to the Company or any of its subsidiaries, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)  There are no mortgages, pledges, security interests, encumbrances, liens or charges of any kind (collectively "Liens" and each a "Lien"), for Taxes upon the assets of the Company or any of its subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, except for Liens for Taxes not yet due and payable.

          (e)  Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, no audit of any material Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority.

          (f)    Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code.

          (g)  None of the Company and its subsidiaries is party to any Tax allocation, indemnification or sharing agreement.

          (h)  None of the Company and its subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (2) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (3) installment sale made on or prior to the Closing Date.

          (i)    Each of the Company and its subsidiaries has withheld and paid all material Taxes required to have been withheld and paid and in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder, or other third party.

          (j)    Neither the Company nor any of its subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal income tax return (other than a group whose common parent was the Company).

          (k)  Neither the Company nor any of its subsidiaries has any liability for the Taxes of any person (other than the Company) under U.S. Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (l)    Neither the Company nor any of its subsidiaries has any requests for material rulings in respect of Taxes pending between the Company or any subsidiary and any Tax authority.

          (m)  No unresolved claim has been made in writing by a Tax authority in a jurisdiction in which the Company or any of its subsidiaries does not file Tax Returns that the Company or such subsidiary is or may be subject to taxation in that jurisdiction.

For purposes of this Agreement, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales and/or use (including sales and/or use Taxes which are the obligation of another party but which are required to be collected by the Company and remitted to a Tax authority), ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

        SECTION 3.12    Form S-4; Proxy Statement.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the "Proxy Statement") will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time of the Shareholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Form S-4 or the Proxy Statement.

        SECTION 3.13    Opinion of Financial Advisor.    Goldman, Sachs & Co. (the "Financial Advisor") has delivered to the Board of Directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Stock Consideration and the Cash Consideration, taken in the aggregate, is fair to the holders of Company Common Stock from a financial point of view.

        SECTION 3.14    Brokers.    No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has delivered to Parent a current executed copy of the engagement letter with the Financial Advisor, which engagement letter describes all such fees payable to the Financial Advisor.

        SECTION 3.15    Takeover Statutes; Rights Plans.    Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger. As of the date of this Agreement, the Company does not have any shareholder rights plan in effect. The Company has taken any action required to be taken by it in order to exempt this Agreement and the Merger from the requirements of the Company's articles of incorporation or Bylaws including, without limitation, Article 9 of the Company's articles of incorporation.

        SECTION 3.16    Intellectual Property.    (a) As used herein, the term "Intellectual Property" shall mean all patents, patent applications, statutory invention registrations, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, and other source identified, including registrations and applications for the registration thereof; copyrights (including without limitation, computer software programs); Internet domain name registrations; Internet web sites, web content, and registrations and applications for registrations thereof; confidential and proprietary information, including know-how and trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto; and rights of privacy, publicity and endorsement, in each case under the laws of any jurisdiction in the world, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing. As used herein, "Company Intellectual Property" shall mean the Intellectual Property currently used in connection with the business of the Company or any of its subsidiaries or owned or held for use by the Company or any of its subsidiaries.

          (b)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses sufficient rights to use such rights as it has in and to all the Company Intellectual Property, (ii) the use of the Company Intellectual Property by the Company and its subsidiaries does not constitute an infringement or misappropriation of any valid third party Intellectual Property right in existence as of the date hereof, (iii) except for allegations that have since been resolved, neither the Company nor any of its subsidiaries has received any written notice from any person alleging that the use of any of the Company Intellectual Property or the operation of the Company's or its subsidiaries' businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of such person.

          (c)  Except as set forth in Section 3.16(c) of the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no written claims, charges, or demands are currently pending or, to the knowledge of the Company, threatened by any person with respect to the Company Intellectual Property; and (ii) there are no pending claims by the Company or any subsidiary alleging or asserting that any third party has violated, misappropriated or infringed any of the Company Intellectual Property.

          (d)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect none of the material trade secrets, know-how or other confidential or proprietary information of the Company or any subsidiary has been disclosed to any person (other than the Company or subsidiary employees, contractors or agents) unless such disclosure was necessary, and was made pursuant to an appropriate confidentiality agreement or under an understanding of confidentiality.

          (e)  The information technology assets of the Company, including without limitation all computer software, hardware, firmware and telecommunications systems, are adequate for the operation of the Company's and subsidiaries' businesses taken as a whole as currently conducted, in all material respects.

        SECTION 3.17    Environmental Matters.    (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except as set forth in the environmental assessments listed in Section 3.17 of the Company Disclosure Schedule: (i) the Company and each of its subsidiaries are and have been in compliance with all applicable Environmental Laws (as defined below), and possess and are and have been in compliance with all applicable Environmental

Permits (as defined below) required under such laws to operate as it presently operates; (ii) to the knowledge of the Company, there are no Materials of Environmental Concern (as defined below) at any property owned or operated by the Company or any of its subsidiaries, under circumstances that are reasonably likely to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, Federal, state or local regulatory authority or otherwise; (iv) neither the Company nor any of its subsidiaries has used, stored or Released (as hereinafter defined) any Materials of Environmental Concern and, to the knowledge of the Company, there are no other present or past actions or activities, circumstances, conditions, events or incidents that are or could reasonably be expected to form the basis of any claim under applicable Environmental Laws against the Company or its subsidiaries, predecessors, affiliates or agents; (v) no Lien has been placed or to the knowledge of the Company, threatened to be placed upon any real property owned or leased by the Company or any of its subsidiaries or any real property previously owned by the Company or any of its subsidiaries under any applicable Environmental Law; (vi) there is no written report of any environmental, health or safety investigation, study, audit, test, review or other analysis conducted in relation to any current operations or properties of the Company or any of its subsidiaries or any other operations or properties or facilities now or previously owned or leased by Company or its subsidiaries, in the possession of or under the control of the Company, which has not been made available to Parent and which identifies a violation of Environmental Law or a Release of Materials of Environmental Concern for which the Company or any of its subsidiaries is liable; (vii) neither the Company nor any of its subsidiaries has entered into or agreed to, nor is it negotiating, any consent decree or order under any Environmental Law in respect of its business or any property owned or leased by it, and it is not subject to any court order relating to compliance with, or addressing the presence of Materials of Environmental Concern, under any Environmental Laws in respect of its business or properties; (viii) no action, claim or proceeding for any violation or liability by the Company or any of its subsidiaries under any Environmental Laws or Environmental Permits has been commenced or to the knowledge of the Company, is threatened by any governmental entity against the Company or any of its subsidiaries; and (ix) the Company has no knowledge of any proposed or draft Environmental Law that, as proposed or drafted, would be applicable to the Company or any of its subsidiaries.

          (b)  Notwithstanding any other representations and warranties in this Agreement other than Section 3.8, the representations and warranties in this Section 3.17 are the only representations and warranties in this Agreement with respect to Environmental Laws, Environmental Permits, Releases or Materials of Environmental Concern.

          (c)  For purposes of this Agreement, the following terms shall have the meanings assigned below:

    "Environmental Laws" shall mean all foreign, Federal, state, or local statutes, regulations, ordinances, codes, or decrees including, without limitation, common law, protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

    "Environmental Permits" shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

    "Materials of Environmental Concern" shall mean any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under Environmental Laws, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

    "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, dispersal, leaching or discharge, and any migration as a result of any of the foregoing, into the indoor or outdoor environment or into or out of any property now or previously owned by the Company or any of its subsidiaries and "Released" shall have a correlative meaning.

        SECTION 3.18    Reorganization Qualification.    Neither the Company nor, to its knowledge, any of its affiliates, has taken or agreed to take any action, or knows of any circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        SECTION 3.19    Properties.    Except as disclosed in the Company SEC Reports and as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its subsidiaries (i) has good and valid title to all of its properties (real, personal or intangible) and assets which are reflected on the latest balance sheet included in such Company SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust except secured indebtedness that is properly reflected in the latest Company SEC Reports, and (ii) is the lessee or sublessee of all leasehold estates reflected in the latest audited financial statements included in the Company SEC Reports or acquired after the date thereof and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor.

        SECTION 3.20    Contracts.    (a) Section 3.20(a) of the Company Disclosure Schedule sets forth a list of (i) each written customer or supply contract or agreement of the Company or any subsidiary of the Company currently in effect that involves consideration in fiscal year 2001 in excess of $1 million or that is reasonably likely to involve consideration in fiscal year 2002 in excess of $1 million and (ii) each written contract or agreement (other than customer or supply contracts or agreements) of the Company or any subsidiary of the Company currently in effect that involves consideration (whether or not measured in cash) of greater than $1 million (such contracts, the "Material Contracts"). All the Material Contracts are valid and in full force and effect, except to the extent they have previously expired or terminated in accordance with their terms or they expire or terminate in compliance with the provisions of Section 5.1 and except for any invalidity or failure to be in full force and effect which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, none of the Company or any of its subsidiaries is in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Material Contract, except for violations, defaults, waivers or failures to enforce rights or benefits that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)  Section 3.20(b) of the Company Disclosure Schedule lists each agreement preventing the Company or any of its subsidiaries from competing in any material respect in any line of business.

          (c)  Section 3.20(c) of the Company Disclosure Schedule lists the top ten suppliers (by dollar amount) of the Company for the first nine months of calendar year 2002 and top ten customers (by dollar amount) of the Company and its subsidiaries for the first nine months of calendar year 2002.

          (d)  Section 3.20(d)(i) of the Company Disclosure Schedule sets forth the standard terms, conditions, and warranties used or provided by the Company for all contracts pursuant to which the Company delivers or provides goods or services (the "Standard Terms"). Except as set forth in Section 3.20(d)(ii) of the Company Disclosure Schedule, each written customer contract or agreement of the Company or any subsidiary of the Company that involves, or that is reasonably likely to involve, over any twelve-month period, consideration in excess of $1 million and pursuant to which the Company is currently performing or has not yet performed or pursuant to which the Company has delivered or provided goods or services at any time during the one year period preceding the date hereof, incorporates or is subject to terms, conditions, and warranties that are not materially different from the Standard Terms with respect to provisions regarding performance guarantees, indemnification, warranties or the payment of damages.

        SECTION 3.21    Insurance.    All material insurance policies of the Company and its subsidiaries including, without limitation, that certain Fiduciary Liability insurance policy dated October 15, 2001 issued by Chubb to the Company (the "Insurance Policies") are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by law. Neither the Company nor any of its subsidiaries is in material breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Insurance Policies. No notice of cancellation or termination has been received by the Company with respect to any such Insurance Policy.

        SECTION 3.22    Employee And Labor Relations.    (a) Except as set forth in Section 3.22(a) of the Company Disclosure Schedule, no labor organization or group of employees has been recognized or certified as representatives to the Company or any of its subsidiaries for any current or former employees of the Company or any such subsidiary. No labor organization or group of employees of the Company or any of its subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority of which the Company has actual knowledge. There are no strikes, work stoppages, slowdowns, lockouts, arbitrations, grievances, or other labor disputes pending or threatened in writing against or involving the Company or any of its subsidiaries of which the Company has actual knowledge. There has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment Retraining Notification Act or any similar state or local "plant closing" laws with respect to the Company or any of its subsidiaries within the six months prior to the date hereof.

          (b)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no pending allegations that the Company or any of its subsidiaries has violated any provision of federal, state, local or foreign law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any governmental, quasi-governmental or regulatory agency regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and/or arbitration awards relating to discrimination, fair labor standards, occupational health and safety, immigration and naturalization, worker's compensation, the National Labor Relations Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees. No present or former director, officer, employee or agent of the Company or any of its subsidiaries has asserted any claim against the Company or any such subsidiary (whether under federal, state, local or foreign law), under any employment agreement or otherwise, which is presently pending and of which the Company has knowledge, on account of or for:

    (i)
    overtime pay, other than overtime pay for the current payroll period;

    (ii)
    wages or salary for any period other than the current payroll period;

    (iii)
    vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) that has been accrued in the ordinary course of business in accordance with existing policies and is reflected on the SEC Financial Statements; or

    (iv)
    any violation of any statute, ordinance or regulation relating to payment of wages and fringe benefits, minimum wages or maximum work hours except, in the case of each of clauses (i) through (iv) above, where such claims would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)  Section 3.22(c) of the Company Disclosure Schedule lists all current employees of the Company or any of its subsidiaries with, a base salary of $100,000 or more and the job title of each such employee.

        SECTION 3.23    Related Party Transactions.    Except as set forth in the Company SEC Reports or for events as to which the amounts involved do not exceed $60,000, since the Company's proxy statement dated April 15, 2002, no event has occurred that would be required to be reported as a "Certain Relationship or Related Transaction" pursuant to Item 404 of Regulation S-K promulgated by the SEC.

        SECTION 3.24    Industrial Development Bonds.    Desalination Systems, Inc., a California corporation and wholly owned subsidiary of the Company and the obligor under the loan agreement with respect to those certain Variable Rate Demand Industrial Development Revenue Bonds (Desalination Systems, Inc. Project) in the aggregate principal amount of $8,550,000 (the "Bonds") issued pursuant to that certain Trust Indenture dated as of June 1, 1995 between Industrial Development Authority of the City of Vista and State Street Bank and Trust Company of California, N.A. (the "IDB Indenture"), has elected to have such bonds bear interest at the Weekly Rate or the Flexible Rate (as such terms are defined in the IDB Indenture) and, except as set forth in Section 3.24 of the Company Disclosure Schedule, has taken all action necessary such that such Bonds can be redeemed on any business day pursuant to Section 3.01(a) of the IDB Indenture.

        SECTION 3.25    Product Liability; Warranties.    (a) There are no claims asserted or, to the Company's knowledge, threatened against the Company or any of its subsidiaries related to the safety of the products of the Company or any of its subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)  All products of the Company and each of its subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its subsidiaries have been in conformity with all applicable contractual commitments and all express or implied warranties, except where the failure to be in conformity would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All warranties of the Company and each of its subsidiaries are in conformity with the labeling and other requirements of applicable law, except where the failure to be in conformity would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

        Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"):

        SECTION 4.1    Organization and Qualification; Subsidiaries.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. A "Parent Material Adverse Effect" means any change, event, occurrence or effect that would be materially adverse to the business, financial condition or results of operations of Parent and its subsidiaries taken as a whole, other than any change or effect resulting from (i) changes in general economic conditions, (ii) the announcement and performance of this Agreement and the transactions contemplated hereby and compliance with the covenants set forth herein or (iii) general changes or developments in the industries in which Parent and its subsidiaries operate that do not have a materially disproportionate effect (relative to other industry participants) on Parent and its subsidiaries, taken as a whole.

        SECTION 4.2    Capitalization.    (a) All of the shares of Parent Common Stock issuable as consideration in the Merger at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

          (b)  The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, 100 shares of which are duly authorized, validly issued and outstanding, fully paid and nonassessable and owned by Parent free and clear of all liens, claims and encumbrances. Merger Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities, has conducted its operations only as contemplated hereby and has not incurred any liabilities or obligations other than as contemplated hereby.

        SECTION 4.3    Authority Relative to This Agreement.    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including by the Boards of Directors of Parent and Merger Sub and, prior to the Effective Time, by Parent as the sole shareholder of Merger Sub) and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the filing with the Secretary of State of the State of Minnesota of the Articles of Merger as required by the MBCA). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each such corporation enforceable against such corporation in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

        SECTION 4.4    No Conflict; Required Filings and Consents.    (a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not (i) conflict with or violate the respective certificates of incorporation or articles of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i), (ii), (iii), (iv) and (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a material benefit under, or give rise to any right of termination, cancellation, material amendment or material acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)  The execution, delivery and performance of this Agreement and the consummation of the Merger by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and "blue sky" laws, (ii) the filing of the Form S-4, including the Proxy Statement, with the SEC, (iii) the applicable requirements of the NYSE, (iv) the filing with the Secretary of State of the State of Minnesota of the Articles of Merger as required by the MBCA, (v) filings and consents under Foreign Antitrust Laws and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay Parent or Merger Sub from performing their respective obligations under this Agreement in any material respect or (B) reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 4.5    SEC Filings; Financial Statements.    (a) Parent has filed all forms, reports, statements, certifications and other documents required to be filed with the SEC since December 31, 2000 (collectively, the "Parent SEC Reports"), each of which, as finally amended, has complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the Parent SEC Reports contained, when filed, as finally amended, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding comments from the SEC with respect to any of the Parent SEC Reports.

          (b)  The consolidated financial statements of the Parent (including any related notes thereto) included in the Parent SEC Reports (the "Parent SEC Financial Statements") fairly present in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operation and cash flows for the respective periods set forth therein, in each case, in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, (i) as permitted by Form 10-Q of the SEC, (ii) as may be indicated in footnotes thereto or in the Parent SEC Reports and (iii) that they are subject to normal and recurring year-end adjustments).

          (c)  Neither Parent nor any of its subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP except (i) as and to the extent set forth on the audited balance sheet of Parent and its subsidiaries as of December 31, 2001 (including the notes thereto), (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after December 31, 2001 in the ordinary course of business consistent with past practice, (iv) as described in the Parent SEC Reports filed since December 31, 2001 but prior to the date of this Agreement or (v) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 4.6    Absence of Certain Changes or Events.    Except as contemplated by this Agreement and except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since December 31, 2001, there has not been any change, event or occurrence which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 4.7    Form S-4; Proxy Statement.    None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Form S-4 or the Proxy Statement.

        SECTION 4.8    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

        SECTION 4.9    Ownership of Shares.    As of the date of this Agreement, Parent, Merger Sub and their respective affiliates do not own (directly or indirectly, beneficially or of record) any shares of Company Common Stock and none of Parent, Merger Sub or their respective affiliates hold any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

        SECTION 4.10    Vote/Approval Required.    No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

        SECTION 4.11    Reorganization Qualification.    Neither Parent nor Merger Sub, nor to Parent's knowledge, any other affiliate of Parent, has taken or agreed to take any action, or knows of any circumstances, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

        SECTION 5.1    Conduct of Business of the Company Pending the Merger.    The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement or as required by law, or unless Parent shall otherwise agree in writing, the business of the Company and its subsidiaries shall be conducted in its ordinary course of business consistent with past practice and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

          (a)  amend or otherwise change its articles of incorporation or By-laws or other Subsidiary Governing Documents;

          (b)  issue, deliver, sell, pledge, dispose of or encumber (i) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of the Company or any of its subsidiaries (except for the issuance of shares of Company Common Stock issuable in accordance with the terms of Options outstanding on the date of this Agreement or pursuant to the express requirements of any Company Plan) or (ii) any assets material to the Company or any of its subsidiaries taken as a whole, except in the ordinary course of business;

          (c)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a subsidiary of the Company);

          (d)  reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any capital stock of the Company or any of its subsidiaries;

          (e)  (i) acquire (by merger, consolidation or acquisition of stock or assets), invest in (by acquisition of stock or securities, contributions to capital, property transfers or otherwise), or sell (by merger, consolidation or sale of stock or assets) any corporation, partnership or other business organization or division thereof or any assets, in each case, which are material to the Company and its subsidiaries taken as a whole, other than purchases and sales of inventory and other assets in the ordinary course of business, (ii) incur any long-term indebtedness for borrowed money or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company), in each case, other than (A) in the ordinary course of business or (B) any letter of credit entered into in the ordinary course of business, (iii) other than in the ordinary course of business consistent with past practice, enter into, terminate or renew or amend in any material respect any contract or agreement which is or would be material to the Company and its subsidiaries taken as a whole or (iv) authorize after the date hereof and prior to the date which is nine months from the date hereof any material new capital expenditures which are, in the aggregate, in excess of $12,000,000, provided that no more than $9,000,000 may be expended during the period from the date hereof through and including May 31, 2003;

          (f)    except (i) to the extent required pursuant to the terms of any Company Plan in effect on the date of this Agreement or (ii) as required by applicable law, increase the compensation or benefits of any Company Employee, or establish, adopt, enter into or amend or terminate any collective bargaining agreement or Company Plan, or interpret any Company Plan to increase the compensation or benefits of any Company Employee;

          (g)  take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

          (h)  make or change any material Tax election or settle or compromise any audit or controversy which could give rise to a material Tax or agree to any extension of a statute of limitations;

          (i)    take any action to change accounting policies, except for changes required by GAAP or the IRS;

          (j)    change the method of calculating the interest rate on the Bonds to either the Term Rate or Fixed Rate (as such terms are defined in the IDB Indenture); or

          (k)  agree to take any of the actions described in Sections 5.1(a) through 5.1(j).

        SECTION 5.2    No Control of Other Party's Business.    Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's or its subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries' operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

        SECTION 6.1    Shareholders Meeting.    (a) As soon as reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors or a duly authorized committee thereof, shall (i) duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Merger and this Agreement (the "Shareholders Meeting") and (ii) subject to Section 6.5, (A) include in the Proxy Statement the recommendation of the Board of Directors that the shareholders of the Company vote in favor of the approval of the Merger and this Agreement and, subject to the approval of the Financial Advisor, the written opinion of the Financial Advisor, dated as of the date hereof that, as of such date, the Stock Consideration and the Cash Consideration, taken in the aggregate, is fair to the holders of Company Common Stock from a financial point of view and (B) use its reasonable best efforts to obtain the necessary approval of the Merger and this Agreement by the shareholders of the Company.

          (b)  Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Shareholders Meeting if this Agreement is terminated.

        SECTION 6.2    Form S-4 and Proxy Statement.    As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance and approval (not to be unreasonably withheld or delayed) of Parent, prepare the Proxy Statement and Parent, with the assistance and approval (not to be unreasonably withheld or delayed) of the Company, shall prepare and file with the SEC the Form S-4, in which the Proxy Statement shall be included as a prospectus. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Form S-4 and the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub and the Company will furnish to each other the information relating to it required by the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Form S-4 and the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as soon as reasonably practicable after it is filed with the SEC. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the shareholders of the Company as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in connection with the Merger, and the Company shall furnish all information concerning the Company as may be reasonably required in connection with any such action. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Form S-4 or the Proxy Statement which shall have become false or misleading. Parent shall as soon as reasonably practicable notify the Company of the effectiveness of the Form S-4, and each of Parent, Merger Sub and the Company shall as soon as reasonably practicable notify the other of the receipt of any comments from the SEC with respect to the Form S-4 or the Proxy Statement and any request by the SEC for any amendment to the Form S-4 or the Proxy Statement or for additional information.

        SECTION 6.3    Resignation of Directors.    At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company, effective at the Effective Time.

        SECTION 6.4    Access to Information; Confidentiality.    (a) Subject to the limitations set forth herein, from the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors, consultants and other authorized representatives of Parent reasonable access, consistent with applicable law, at all reasonable times to its officers, employees, properties, offices, plants and other facilities (including, without limitation, until November 25, 2002, such access necessary for Parent and its representatives to conduct Phase II or other environmental testing or samplings at the sites and in the manner specified in the Environmental Access Agreement, dated the date hereof, among Parent, Merger Sub and the Company (the "Environmental Tests")) and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries. If Parent believes that any condition to closing of Parent and Merger Sub contained in Article VII hereof would fail to be satisfied due primarily to the results of the Environmental Tests, then Parent shall notify the Company in writing as to such fact no later than December 2, 2002. If Parent so notifies the Company that it believes that any such condition to closing would fail to be satisfied due primarily to the Environmental Tests, Parent shall provide such information with respect to such purported failure as the Company reasonably requests. If Parent does not so notify the Company that it believes that any such condition to closing would fail to be satisfied due primarily to the Environmental Tests, then Parent and Merger Sub shall be deemed to have irrevocably waived any right to assert a failure of any of the conditions in Article VII to be satisfied due primarily to the Environmental Tests. Not later than December 2, 2002, Parent shall notify the Company in writing of the estimate of the remediation costs and related expenses determined as a result of the Environmental Tests and promptly following any request, such supporting documentation with respect thereto as the Company shall reasonably request.

          (b)  Parent and Merger Sub will hold and treat and will cause its officers, employees, auditors, consultants and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to or obtained by Parent or Merger Sub, as applicable, in connection with the transactions contemplated in this Agreement (including, without limitation, any information obtained in connection with the Environmental Tests) in accordance with the confidentiality agreement, dated July 30, 2002, as amended as of August 8, 2002, between the Company and Parent, which confidentiality agreement shall remain in full force and effect in accordance with its terms.

        SECTION 6.5    Acquisition Proposals.    (a) The Company agrees that (i) it and its employees, officers and directors shall not, (ii) its subsidiaries and its subsidiaries' employees, officers and directors shall not and (iii) it shall use reasonable best efforts to ensure that its and its subsidiaries' agents, accountants, consultants, financial and other advisors, investment bankers, attorneys, and representatives ("Representatives") shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and its subsidiaries or any proposal or offer, in each case, to acquire in any manner 20% or more of the equity in the Company or any of its material subsidiaries or 20% or more of the assets of the Company and its subsidiaries taken as a whole, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (B) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to an Acquisition Proposal or which may reasonably be expected to lead to an Acquisition Proposal. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) prior to the approval of the Merger and this Agreement by the Company's shareholders by the Company Requisite Vote, providing access to its properties, books and records and providing information or data in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal not resulting from a breach of Section 6.5(a) if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement), (ii) prior to the approval of the Merger and this Agreement by the Company's shareholders by the Company Requisite Vote, engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal not resulting from a breach of Section 6.5(a) or (iii)(A) withdrawing, modifying or changing in any adverse manner its approval or recommendation of this Agreement or (B) recommending an unsolicited bona fide written Acquisition Proposal; if and only if in connection with the foregoing clauses, the Board of Directors of the Company shall have determined in good faith, after consultation with its legal counsel and financial advisors that (x) in the case of clause (iii) above only, such Acquisition Proposal constitutes a Superior Proposal and (y) in the case of clauses (i) and (ii) above only, as a result of such actions, such Acquisition Proposal will result in, or could reasonably be expected to constitute or result in, a Superior Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. The Company shall also (1) promptly (and in any event within 48 hours) notify Parent of the receipt of any Acquisition Proposal after the date hereof, which notice shall include the identity of the person making such Acquisition Proposal and the material terms thereof (including any material modifications or amendment to such terms) and (2) keep Parent reasonably informed of the status and details of any such proposal or inquiry.

          (b)  Notwithstanding anything in this Section 6.5 to the contrary, if, at any time prior to the approval of the Merger and this Agreement by the Company's shareholders by the Company Requisite Vote, the Company's Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 6.5(a), that such proposal is a Superior Proposal, the Company or its Board of Directors may terminate this Agreement; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless the Company prior to or concurrently with such termination pursuant to this Section 6.5(b) pays to Parent the fee payable pursuant to Section 8.2(b) and enters into a definitive agreement concerning the Superior Proposal; and provided, further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to this Section 6.5(b) until after three business days following Parent's receipt of written notice (a "Notice of Superior Proposal") (it being understood and agreed that any amendment to the amount or form of consideration of the Superior Proposal shall require a new notice and a new three business day period) advising Parent that the Company's Board of Directors intends to cause the Company to accept such Superior Proposal, specifying the material terms and conditions of the Superior Proposal (it being understood that neither the delivery of a notice of a Superior Proposal nor any subsequent public announcement thereof shall constitute a violation of Section 6.5(a) or entitle Parent to terminate this Agreement pursuant to Section 8.1(e)) and that the Company shall, during such three business day period, negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

          (c)  Notwithstanding anything in this Section 6.5 to the contrary, nothing in this Agreement shall prevent the Company or its Board of Directors from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders required to be made by applicable statute, law, rule or regulation in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to any Acquisition Proposal.

        As used herein, the term "Superior Proposal" shall mean an Acquisition Proposal to acquire all of the equity interest in or all or substantially all of the assets of the Company (on a consolidated basis) and which the Board of Directors of the Company reasonably determines, in good faith after consultation with its financial advisors and legal advisors taking into account all legal, financial, regulatory and other aspects of the proposal, is more favorable to the Company and its shareholders than the Merger and is reasonably capable of being completed (including with respect to the ability of such third party to obtain any external financing). Reference in the foregoing definition to the "Merger" shall include any proposed alteration of the terms of this Agreement committed to in writing by Parent in response to such Acquisition Proposal.

        SECTION 6.6    Employment and Employee Benefits Matters.    (a) For a period of at least one year following the Effective Time (such period of time, the "Protected Period"), Parent shall cause the Surviving Corporation or any of its affiliates to provide to employees of the Company pay (which shall include rates of base salary or wages and annual bonus opportunities), benefits and benefit plans, programs and policies (including, without limitation, severance benefits, medical and welfare plans), which are substantially comparable in the aggregate to those provided by the Company to the employees of the Company on the date hereof. Notwithstanding anything set forth above, the participation of the employees of the Company in any Parent's option or similar equity grant or purchase programs or plans shall be subject to the eligibility requirements of such programs or plans.

          (b)  Current employees of the Company shall also be provided credit for all service with the Company and its subsidiaries, to the same extent as such service was credited for such purpose by the Company and its subsidiaries for such employees, under (i) all employee benefit plans, programs, policies and fringe benefits arrangements to be provided to such employees for purposes of eligibility and vesting, (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee's severance benefits and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee's vacation and sick leave. With respect to each employee benefit plan, program or policy of Parent that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA) in which current employees of the Company participate following the Effective Time, the Parent or its subsidiaries shall (A) cause there to be waived any pre-existing condition or eligibility limitations and (B) give effect, in determining any deductible and maximum out-of-pocket limitations payable during the plan year in which the Effective Time occurs, to claims incurred and amounts paid by, and amounts reimbursed to, current employees of the Company during such plan year under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time.

          (c)  Parent will, or will cause the Surviving Corporation to, assume and either will, or will cause the Surviving Corporation to, discharge the obligations under each employment or severance agreement listed in Section 3.10(a) of the Company Disclosure Schedule.

          (d)  Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.6 shall impede or limit Parent, Merger Sub, the Company or any of their affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable law.

        SECTION 6.7    Directors' and Officers' Indemnification and Insurance.    (a) Without limiting any additional rights that any employee may have under any employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and its subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, without limitation, attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its subsidiaries and (ii) matters existing or occurring at or prior to the Effective Time (including, without limitation, this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the MBCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

          (b)  The articles of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers and employees than are presently set forth in the Company's articles of incorporation and By-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

          (c)  Parent shall, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time, provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of the amount specified in Section 6.7 of the Company Disclosure Schedule, and provided, further, that if the annual premiums of such insurance coverage exceed such specified amount, Parent shall be obligated to obtain, or to cause the Surviving Corporation to obtain, a policy with the greatest coverage available for a cost not exceeding such specified amount.

          (d)  This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

          (e)  In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 6.6 and this Section 6.7.

        SECTION 6.8    Further Action; Reasonable Best Efforts.    (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, to make any additional filings required by any applicable Antitrust Law, and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the approval of the Merger pursuant to the HSR Act or other Antitrust Laws as soon as practicable. Each of Parent and the Company (to the extent directed by Parent) shall as promptly as practicable comply with the Foreign Antitrust Laws.

          (b)  Each of Parent, Merger Sub and the Company shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party (including sharing copies of any such filings or submissions reasonably in advance of the filing or submission thereof); (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other U.S. or foreign governmental authority ("Governmental Authority") and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit each of the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other person, give the other parties the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (c)  In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and (b), each party hereto shall use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law. Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Merger, in no event shall Parent or any of its subsidiaries or affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action that, in the sole discretion of Parent, could be expected to limit (A) the freedom of action of Parent or its subsidiaries or affiliates with respect to the operation of, or Parent's or its subsidiaries' or affiliates' ability to retain, the Company or any businesses, product lines or assets of the Company, or (B) the ability to retain, own or operate any portion of the businesses, product lines, or assets, of Parent or any of its subsidiaries or affiliates, or alter or restrict in any way the business or commercial practices of the Company, Parent or its subsidiaries or affiliates.

          (d)  In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any transaction contemplated by this Agreement (i) each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable best efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Parent, Merger Sub and the Company shall defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

          (e)  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party's right to terminate this Agreement pursuant to Section 8.1(b) so long as such party has up to then complied in all material respects with its obligations under this Section 6.8.

          (f)    Following the Effective Time, none of the Surviving Corporation, Parent or any of their affiliates shall knowingly take any action or knowingly cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under section 368(a) of the Code.

        SECTION 6.9    Public Announcements.    Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

        SECTION 6.10    NYSE Listing.    The parties hereto shall use their reasonable best efforts to have the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of the Options to be approved for listing on the NYSE, subject to notice of official issuance, prior to the Closing Date. Any fees in connection with the listing payable prior to the Effective Time shall be paid by Parent or Merger Sub.

        SECTION 6.11    Rule 16(b).    Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to the Company Common Stock) and acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) pursuant to the Merger by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Parent, as the case may be, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

        SECTION 6.12    Affiliates.    Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons that, to its knowledge, are at the time this Agreement is submitted for adoption by the shareholders of the Company "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

        SECTION 6.13    Standstill Agreements; Confidentiality Agreements.    During the period from the date of this Agreement through the Effective Time or earlier termination of this Agreement, the Company (i) shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to the making of an Acquisition Proposal to which it or any of its subsidiaries is a party (other than the confidentiality agreement referenced in Section 6.4) unless, in response to an unsolicited bona fide written Acquisition Proposal not resulting from a breach of Section 6.5(a), the Board of Directors shall have determined in good faith, after consultation with outside counsel to the Company, that such action is appropriate in order for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, and (ii) subject to clause (i), shall use reasonable efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

        SECTION 6.14    Shareholder Litigation.    Each of the Company and Parent shall give the other the reasonable opportunity to participate in the defense of any shareholder litigation against the Company or Parent, as applicable, and their respective directors relating to the transactions contemplated by this Agreement.

        SECTION 6.15    Termination of Benefits Plan.    The Company shall, or shall cause each of its subsidiaries, to (a) terminate the Company Profit Sharing and Savings Plan effective immediately prior to the Closing Date and make all contributions required for periods through such termination date, (b) cease all further contributions to such plan with respect to pay periods beginning on and after the Closing Date (other than as required to repay loans thereunder) and (c) cease making any additional loans to participants under the Company Profit Sharing and Savings Plan effective as of the termination of such plan. The Company shall provide written resolutions reasonably satisfactory to Parent authorizing the foregoing. A copy of such resolutions shall be delivered to Parent prior to the Closing Date. In connection with the foregoing, Parent shall permit any current employee of the Company to roll over their account balances under the Company Profit Sharing and Savings Plan into a qualified defined contribution plan maintained by Parent (or an affiliate of Parent), at such times and in accordance with such requirements as are applicable to such qualified defined contribution plan.

ARTICLE VII

CONDITIONS OF MERGER

        SECTION 7.1    Conditions to Obligation of Each Party to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)  this Agreement and the Merger shall have been approved by the affirmative vote of the shareholders of the Company by the Company Requisite Vote in accordance with the Company's articles of incorporation and the MBCA;

          (b)  no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced (i) by any United States or state court or United States Governmental Authority which prohibits, restrains or enjoins the consummation of the Merger or (ii) by any Governmental

  Authority pursuant to Foreign Antitrust Laws that prohibits, restrains, or enjoins the consummation of the Merger; provided, however, that any party invoking this condition has complied with its obligations under Section 6.8;

          (c)  there shall have expired or been terminated the waiting periods (and any extension thereof) applicable to the Merger under or the Merger shall have been approved pursuant to (i) the HSR Act and (ii) any applicable Foreign Antitrust Laws of (A) those jurisdictions specified on Section 7.1(c) of the Parent Disclosure Schedule and (B) those additional jurisdictions, if any, identified by Parent in writing prior to the Closing in which approval of the Merger is required and which Parent was unable to identify in Section 7.1(c) of the Parent Disclosure Schedule due to the Company's provision of information requested by Parent about the Company's or its subsidiaries' activities in such jurisdictions that was inaccurate or incomplete; and

          (d)  the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the shares of Parent Common Stock to be issued in the Merger shall have been complied with in all material respects.

        SECTION 7.2    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)  (i) the representations and warranties of the Company set forth in this Agreement that are qualified as to Company Material Adverse Effect shall be true and correct and (ii) the representations and warranties of the Company in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct or true and correct in all material respects, as the case may be, as of such specified date), except where the failure of any such representations and warranties referred to in clause (ii) to be so true and correct, in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

          (b)  the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

          (c)  Parent shall have received a certificate of the Chief Executive Officer, President or Vice President of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied; and

          (d)  Parent shall have received the opinion, based on appropriate representations of the Company and Parent, of King & Spalding, counsel to Parent, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

        SECTION 7.3    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)  (i) the representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified as to Parent Material Adverse Effect shall be true and correct and (ii) the representations and warranties of Parent and Merger Sub in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct or true and correct in all material respects, as the case may be, as of such specified date), except where the failure of any such representations and warranties referred to in clause (ii) to be so true and correct, in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

          (b)  each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

          (c)  the Company shall have received certificates of an authorized signatory of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied;

          (d)  the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of the Options shall have been approved for listing on the NYSE, subject only to official notice of issuance; and

          (e)  the Company shall have received the opinion, based on appropriate representations of the Company and Parent, of Simpson Thacher & Bartlett, counsel to the Company, to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        SECTION 8.1    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

          (a)  by mutual written consent of Parent, Merger Sub and the Company;

          (b)  by Parent or the Company if any court of competent jurisdiction or other Governmental Authority located or having jurisdiction within the United States or any Governmental Authority acting pursuant to Foreign Antitrust Laws shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

          (c)  by either Parent or the Company if the Effective Time shall not have occurred on or before the date which is nine months from the date hereof (the "Termination Date"); provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

          (d)  by the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (I) 10 business days following notice of such breach and (II) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, or (ii) prior to the approval of the Merger and this Agreement by the Company Requisite Vote, in accordance with, and subject to the terms and conditions of, Section 6.5(b);

          (e)  by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and (A) such breach is not reasonably capable of being cured or (B) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (I) 10 business days following notice of such breach and (II) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or (ii) if the Board of Directors of the Company shall have withdrawn, modified or changed (it being understood and agreed that a communication by the Board of Directors of the Company to the shareholders of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or any similar communication to the shareholders of the Company in connection with the commencement of a tender offer or exchange offer, shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement or the Merger) in a manner adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger or shall have recommended to the shareholders of the Company an Acquisition Proposal other than the Merger, or shall have resolved to effect any of the foregoing; or

          (f)    by either Parent or the Company if, at the Shareholders Meeting or any adjournment thereof, the Merger and this Agreement shall not have been approved by the Company Requisite Vote.

        SECTION 8.2    Effect of Termination.    (a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 3.14, 4.8, 6.4(b), 6.9, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful breach of its representations, warranties, covenants and agreements contained herein.

          (b)  In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $7,700,000 (the "Termination Fee") to Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as reasonably practicable (but in any event within five days of notice of termination by Parent) pursuant to Section 8.1(e)(ii) payable by wire transfer of same day funds.

          (c)  In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(f) and at the time of such termination a pending Acquisition Proposal shall have been publicly announced and, within one year following such termination, the Company consummates an Acquisition Proposal, the Company shall pay to the Parent the Termination Fee by wire transfer of same day funds not later than two business days after the consummation of such transaction (provided that, for purposes of this Section 8.2(c), the term "Acquisition Proposal" shall have the meaning assigned to such term in Section 6.5(a), except that the reference to "20% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "more than 50%").

          (d)  The Company acknowledges that the agreements contained in this Section 8.2 or Section 8.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to Section 8.2 or Section 8.3, the Company will also pay to Parent Parent's reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under Section 8.2 or Section 8.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Citibank, N.A. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

        SECTION 8.3    Expenses.    Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(f), the Company shall reimburse Parent for all of its reasonable out-of-pocket documented expenses incurred by Parent on or after October 28, 2002 in connection with or related to the performance of this Agreement and the transactions contemplated hereby, such expenses not to exceed $750,000. Any such payment shall be credited against any payment otherwise payable by the Company pursuant to Section 8.2.

        SECTION 8.4    Amendment.    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger and this Agreement by the shareholders of the Company, no amendment may be made which by law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        SECTION 8.5    Waiver.    At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

        SECTION 9.1    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

        SECTION 9.2    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  if to Parent or Merger Sub:

    General Electric Company
    GE Power Systems
    4200 Wildwood Parkway
    Atlanta, Georgia 30339
    Facsimile: (770) 859-7811
    Attention: David E. Tucker

  with additional copies to:

    General Electric Company
    GE Power Systems
    4200 Wildwood Parkway
    Atlanta, Georgia 30339
    Facsimile: (770) 859-7378
    Attention: James M. Waterbury, Esq.

    King & Spalding
    1185 Avenue of Americas
    New York, New York 10036
    Facsimile: (212) 556-2222
    Attention: Stephen M. Wiseman, Esq.

  if to the Company:

    Osmonics, Inc.
    5951 Clearwater Drive
    Minnetonka, Minnesota 55343
    Attention: D. Dean Spatz
    Facsimile: (952) 988-6379

      and

    Attention: Ed Fierko
    Facsimile: (952) 988-6379

  with additional copies to:

    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, NY 10017
    Attention: John G. Finley, Esq.
    Facsimile: 212-455-2502

  and:

    Maslon Edelman Borman & Brand, LLP
    3300 Wells Fargo Center
    Minneapolis, Minnesota 55402
    Attention: Larry A. Koch, Esq.
    Facsimile: 612-642-8322

        SECTION 9.3    Certain Definitions.    For purposes of this Agreement, the term:

          (a)  "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b)  "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock (and the term "beneficially owned" shall have a corresponding meaning);

          (c)  "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York or Minneapolis, Minnesota;

          (d)  "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

          (e)  "generally accepted accounting principles" or "GAAP" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

          (f)    "governmental entity" shall mean any U.S. federal, state, or local or foreign court, administrative or regulatory agency or commission or other governmental entity or instrumentality;

          (g)  "knowledge" with respect to the Company means the actual knowledge of any of the persons set forth in Section 9.3(g) of the Company Disclosure Schedule;

          (h)  "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

          (i)    "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        SECTION 9.4    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

        SECTION 9.5    Entire Agreement; Assignment.    This Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule, the Environmental Access Agreement referred to in Section 6.4, the confidentiality agreement referred to in Section 6.4 and that certain letter dated the date hereof from the Company to Parent constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule referred to herein and signed for identification by the parties hereto are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein. This Agreement shall not be assigned by operation of law or otherwise.

        SECTION 9.6    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Sections 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof.

        SECTION 9.7    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota, without regard to such state's conflict of laws principles.

        SECTION 9.8    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 9.9    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 9.10    Specific Performance; Service of Process.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

        SECTION 9.11    Parent Guarantee.    Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not collectibility. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11.

        SECTION 9.12    Interpretation.    When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GENERAL ELECTRIC COMPANY
By:	/s/ JOHN G. RICE Name: John G. Rice Title: Senior Vice President, President & CEO of GE Power Systems
OASIS ACQUISITION, INC.
By:	/s/ JAMES M. WATERBURY Name: James M. Waterbury Title: Vice President
OSMONICS, INC.
By:	/s/ D. DEAN SPATZ Name: D. Dean Spatz Title: C.E.O.

ANNEX B

PERSONAL AND CONFIDENTIAL

November 3, 2002 Board of Directors
Osmonics, Inc.
5951 Clearwater Drive
Minnetonka, MN 55343-8995

Madame and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Osmonics, Inc. (the "Company") of the Stock Consideration and the Cash Consideration (as defined below) to be received by the holders of Shares, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of November 3, 2002 (the "Agreement"), among General Electric Company ("GE"), Oasis Acquisition, Inc., a wholly owned subsidiary of GE ("Merger Sub"), and the Company. Pursuant to the Agreement, the Company will be merged with and into Merger Sub (the "Merger") and each outstanding Share will be converted into that number of shares (or fraction thereof) of Common Stock, par value $0.06 per share (the "GE Shares"), of GE equal to $17.00 divided by the Average Price (as defined in the Agreement), as more fully set forth in the Agreement (the "Stock Consideration"). Holders of Shares may elect, with respect to all or a portion of their Shares, to convert such Shares into the right to receive $17.00 per Share in cash (the "Cash Consideration"), subject to certain procedures and limitations contained in the Agreement, including that the sum of the number of Shares converted into the right to receive the Cash Consideration, the number of Shares owned by GE or Merger Sub and the number of Dissenting Shares (as defined in the Agreement) will not exceed 55% of the number of issued and outstanding Shares immediately prior to the effective time of the Merger. We express no view regarding such procedures and limitations.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to GE and its affiliates from time to time, including having acted as agent to GE in connection with its medium term note program; having acted as financial advisor to GE in connection with its acquisition of Kretztechnik AG in October 2001, its acquisition of Interlogix, Inc. in February 2002 and its acquisition of Telemundo Communications Group, Inc. in April 2002; having acted as financial advisor to GE Capital Corporation in connection with its acquisition of MetLife Capital Credit Corporation in August 1998, its acquisition of Mellon U.S. Leasing and Mellon Leasing-Manufacturer and Dealer Services in June 2001 and its acquisition of Franchise Finance Corporation of America in August 2001; and having acted as

B-1

underwriter in connection with a number of financing transactions for GE and its affiliates. We also are providing and may provide in the future investment banking services to GE and its affiliates. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or GE for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and GE for the five years ended December 31, 2001; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and GE; certain other communications from the Company and GE to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We have held discussions with members of the Board of Directors and senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement. We also have held discussions with members of the Board of Directors and senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company, including discussions with respect to the risks and uncertainties relating to the Company's ability to realize the internal forecasts prepared by its management in the amounts and time periods contemplated thereby. In addition, we have reviewed the reported price and trading activity for the Shares and the GE Shares, compared certain financial and stock market information for the Company and GE with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the water filtration industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or GE or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. As you are aware, our review of GE was limited to publicly available information and certain discussions with GE and GE did not make available to us its projections of expected future performance. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote or make any election with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Stock Consideration and the Cash Consideration to be received by the holders of Shares, taken in the aggregate, is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

SECTIONS 302A.471 AND 302A.473 OF THE
MINNESOTA BUSINESS CORPORATION ACT

        Set forth below are Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act which provide that shareholders may dissent from, and obtain payment for the fair value of their shares in the event of certain corporate actions and establish procedures for the exercise of such dissenters' rights.

        302A.471 Rights of dissenting shareholders.

        Subd. 1. Actions creating rights.    A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a)  An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

            (1)  alters or abolishes a preferential right of the shares;

            (2)  creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

            (3)  alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

            (4)  excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

          (b)  A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

          (c)  A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under Section 302A.626;

          (d)  A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3 or

          (e)  Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

        Subd. 2. Beneficial owners.    (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

          (b)  A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

        Subd. 3. Rights not to apply.    (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

          (b)  If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

        Subd. 4. Other rights.    The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

***

        302A.473 Procedures for asserting dissenters' rights.

        Subd. 1. Definitions.    (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

          (b)  "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

          (c)  "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

          (d)  "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

        Subd. 2. Notice of action.    If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

        Subd. 3. Notice of dissent.    If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

        Subd. 4. Notice of procedure; deposit of shares.    (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

            (1)  The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

            (2)  Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

            (3)  A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

            (4)  A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

          (b)  In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

        Subd. 5. Payment; return of shares.    (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting share holder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

            (1)  the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

            (2)  an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

            (3)  a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

          (b)  The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

          (c)  If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

        Subd. 6. Supplemental payment; demand.    If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within

30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

        Subd. 7. Petition; determination.    If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

        Subd. 8. Costs; fees; expenses.    (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

          (b)  If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

          (c)  The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Section 721 of the NYBCL provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained, in fact, a financial profit or other advantage to which he was not legally entitled.

        Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

        Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

        Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

        Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

        Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

        Section 6 of the Restated Certificate of Incorporation, as amended, of GE provides in part as follows:

    A person who is or was a director of the corporation shall have no personal liability to the corporation or its shareholders for damages for any breach of duty in such capacity except that the foregoing shall not eliminate or limit liability where such liability is imposed under the Business Corporation Law of the State of New York.

        Article XI of the bylaws, as amended, of GE provides as follows:

    A.
    The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representatives of any person entitled to indemnification under this paragraph.

    B.
    The Company may, to the extent authorized from time to time by the board of Directors, or by a committee comprised of members of the Board or members of management as the Board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee.

    C.
    The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-laws, agreement, vote of shareholders or disinterested directors or otherwise.

    D.
    The right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XI, to the fullest extent permitted by applicable law.

    E.
    This Article XI may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

        GE has purchased liability insurance for its officers and directors as permitted by Section 727 of the NYBCL.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit Number		Description of Exhibit
2.1	—	Agreement and Plan of Merger, dated as of November 3, 2002 among General Electric Company, Oasis Acquisition, Inc. and Osmonics, Inc. (included as Annex A to the proxy statement/prospectus).
4.1	—	The Certificate of Incorporation, as amended, and Bylaws, as amended, of General Electric Company are incorporated by reference to Exhibit 3 of General Electric Company's Current Report on Form 8-K dated May 1, 2000.
4.2	—	The instruments defining the rights of holders of long-term debt securities of General Electric Company and its subsidiaries are omitted pursuant to item 601(b)(4)(iii)(A) of Regulation S-K. General Electric Company hereby agrees to furnish copies of instruments to the SEC upon request.
*5.1	—	Opinion of Robert E. Healing, Corporate Counsel to General Electric Company, as to the legality of the securities being registered.
8.1	—	Opinion of King & Spalding LLP as to the United States federal income tax consequences of the Merger.
8.2	—	Opinion of Simpson Thacher & Bartlett as to the United States federal income tax consequences of the Merger.
23.1	—	Consent of King & Spalding LLP (included as part of Exhibit 8.1 to this Registration Statement).
23.2	—	Consent of Simpson Thacher & Bartlett (included as part of Exhibit 8.2 to this Registration Statement).
23.3	—	Consent of KPMG LLP.
23.4	—	Consent of Deloitte & Touche LLP.
*23.5	—	Consent of Robert E. Healing (included as part of Exhibit 5.1 to this Registration Statement).
*24.1	—	Powers of Attorney.
99.1	—	Proxy Card.
99.2	—	Cash Election Form.
99.3	—	Consent of Goldman, Sachs & Co.

*
Filed on December 23, 2002, in connection with this Registration Statement

(b)
Not applicable

(c)
Opinion of Goldman, Sachs & Co. attached as Annex B to the proxy statement/prospectus

Item 22. Undertakings

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The registrant undertakes that every prospectus: (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by GE of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURE PAGE

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Fairfield, State of Connecticut, on January 24, 2003.

GENERAL ELECTRIC COMPANY
By:	/s/ PHILIP D. AMEEN Name: Philip D. Ameen Title: Vice President and Comptroller

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*Jeffrey R. Immelt	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	January 24, 2003
*Keith S. Sherin	Senior Vice President-Finance, Chief Financial Officer (Principal Financial Officer)	January 24, 2003
/s/ PHILIP D. AMEEN Philip D. Ameen	Vice President and Comptroller (Principal Accounting Officer)	January 24, 2003
*James I. Cash, Jr.	Director	January 24, 2003
*Dennis D. Dammerman	Director	January 24, 2003
*Ann M. Fudge	Director	January 24, 2003
*Claudio X. Gonzalez	Director	January 24, 2003
*Andrea Jung	Director	January 24, 2003
*Kenneth G. Langone	Director	January 24, 2003
*Ralph S. Larsen	Director	January 24, 2003

*Rochelle B. Lazarus	Director	January 24, 2003
*Sam Nunn	Director	January 24, 2003
*Roger S. Penske	Director	January 24, 2003
*Gary L. Rogers	Director	January 24, 2003
*Robert J. Swieringa	Director	January 24, 2003
*Douglas A. Warner III	Director	January 24, 2003
A majority of the Board of Directors
*By	/s/ PHILIP D. AMEEN Philip D. Ameen Attorney-in-Fact

QuickLinks

REFERENCES TO ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED HISTORICAL FINANCIAL DATA OF GE
SELECTED HISTORICAL FINANCIAL DATA OF OSMONICS
COMPARATIVE PER SHARE DATA
COMPARATIVE STOCK PRICES AND DIVIDENDS
THE SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
COMPARATIVE RIGHTS OF GE AND OSMONICS SHAREHOLDERS
Summary of Material Differences Between the Rights of Osmonics Shareholders and the Rights of GE Shareholders
DESCRIPTION OF GE'S CAPITAL STOCK
STOCK EXCHANGE LISTING
EXPERTS
LEGAL MATTERS
SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE CONCERNING FORWARD LOOKING STATEMENTS
  ANNEX A
TABLE OF CONTENTS
INDEX OF PRINCIPAL TERMS
AGREEMENT AND PLAN OF MERGER
  ANNEX B
PART II
SIGNATURE PAGE